Exhibit 10.1

SYNDICATED FACILITY AGREEMENT

Dated as of May 8, 2023

among

CORONADO GLOBAL RESOURCES INC.,
as Holdings

CORONADO AUSTRALIA HOLDINGS PTY LTD,
as Australian Parent

CORONADO FINANCE PTY LTD,
as Australian Borrower

CORONADO CURRAGH PTY LTD
as Australian Borrower

THE GUARANTORS PARTY HERETO

GLOBAL LOAN AGENCY SERVICES AUSTRALIA PTY LTD
as Administrative Agent

and

GLOBAL LOAN AGENCY SERVICES AUSTRALIA NOMINEES PTY LTD
as Collateral Agent and

The Other Lenders Party Hereto

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

Page

Section 11.31.	Know your customer	193
Section 11.32.	Recognition of Hong Kong Stay Powers	193

SCHEDULES

Schedule 1.01(a)	204
Guarantors	204

Schedule 1.01(b)	205
Commitments, L/C Sublimit and RCF Sublimit	205

Schedule 1.01(c)	206
Acceptable Storage Locations	206

Schedule 5.06	206
Litigation	206

Schedule 5.08(a)	206
Material Leased Real Property	206

Schedule 5.08(b)	206
Material Owned Real Property	206

Schedule 5.08(c)	207
Subsidiaries	207

Schedule 5.09	208
Environmental Matters	208

Schedule 5.10	209
Mining	209

Schedule 5.14	210
Existing Indebtedness	210

Schedule 5.18	213
Intellectual Property Matters	213

Schedule 5.21	213
Labor Matters	213

Schedule 6.23	213
Post-Closing Obligations	213

Schedule 7.01	213
Existing Liens	213

Schedule 11.02	214
Agents’ Offices, Certain Addresses for Notices	214

EXHIBITS
Form of
A	Borrowing Notice
B	[Not used]
C	[Not used]
D	[Not used]
E	Compliance Certificate
F	Assignment and Acceptance
G	Borrowing Base Certificate
H-1	[Not used]
H-2	[Not used]
I	Perfection Certificate
J	Perfection Certificate Supplement
K	Assumption Agreement
L	Solvency Certificate

SYNDICATED FACILITY AGREEMENT

This SYNDICATED FACILITY AGREEMENT (this “Agreement”) is entered into as of May 8, 2023, among CORONADO GLOBAL RESOURCES INC., a Delaware corporation (“Holdings”), CORONADO COAL CORPORATION, a Delaware corporation (“CCC”), CORONADO AUSTRALIA HOLDINGS PTY LTD (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), CORONADO FINANCE PTY LTD (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower”) and CORONADO CURRAGH PTY LTD (ACN 009 362 565), an Australian proprietary limited company (“Australian Borrower” and, together with Coronado Finance Pty Ltd, the “Borrowers”), each Guarantor party hereto, each lender from time to time party hereto, GLOBAL LOAN AGENCY SERVICES AUSTRALIA PTY LTD (ABN 68 608 829 303), as administrative agent (the “Administrative Agent”), GLOBAL LOAN AGENCY SERVICES AUSTRALIA NOMINEES PTY LTD (ABN 39 608 945 008), as collateral agent (the “Collateral Agent”), and THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SYDNEY BRANCH (ABN 65 117 925 970) AND DBS BANK LIMITED, AUSTRALIA BRANCH (ARBN 601 105 373) as L/C Issuers.

INTRODUCTORY STATEMENT

WHEREAS, the Borrowers have requested that the Lenders extend credit in the form of a senior secured asset-based revolving credit facility consisting of the Commitments in an aggregate principal amount of $150,000,000 (the “Facility”), and the Lenders and Administrative Agent are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein;

WHEREAS, the Facility will be partly used to fully refinance the Existing Syndicated Facility Agreement (the “Closing Date Refinancing”).

Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1.
Definitions and Accounting Terms

Section 1.01.      Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Debt” means Funded Debt and letter of credit, bank guarantee and reimbursement obligations with respect thereto incurred by the Borrowers or any of the Guarantors hereunder.

“ABL Intercreditor Agreement” means that certain New York law governed Intercreditor Agreement, dated May 12, 2021, among the Administrative Agent, the Collateral Agent and the Senior Secured Notes Trustee and acknowledged by each Loan Party, as amended by that certain First Amendment to Intercreditor Agreement dated as of the date hereof and as may be amended, restated, replaced, supplemented, varied, assigned or otherwise modified from time to time in accordance with this Agreement.

“ABL Priority Collateral” means all rights, title and interests of each Loan Party in the following Collateral, in each case, whether now owned or existing or hereafter acquired or arising and wherever located, including, without duplication,

(a)            all rights of each Loan Party to receive moneys due and to become due under or pursuant to the following,

(b)            all rights of each Loan Party to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following,

(c)            all claims of each Loan Party for damages arising out of or for breach of or default under any of the following, and

(d)            all rights of each Loan Party to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)            all Accounts, but solely for purposes of this clause (i), excluding identifiable rights to payment for any property which specifically constitutes Non-ABL Priority Collateral that has been sold, leased, licensed, assigned or otherwise disposed of; provided, however, that, for the avoidance of doubt, all rights to payment arising from any sale, lease, license, assignment or other disposition of Inventory or Goods (other than Fixtures or Equipment) or the provision of services shall constitute ABL Priority Collateral;

(ii)           all Chattel Paper;

(iii)          all intercompany indebtedness of Holdings and the other Loan Parties owed to any other Loan Party;

(iv)          all Deposit Accounts, Securities Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained with any bank or other financial institution (other than to the extent any such Deposit Accounts, Securities Accounts or other accounts solely contain identifiable Proceeds of any Non-ABL Priority Collateral) and all cash, money, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(v)           all Inventory and all rights to receive payments, indebtedness and other obligations which arise as a result of the sale, lease or other disposition of Inventory or Goods (in each case other than Fixtures or Equipment) or provision of services, including the right to payment of interest or finance charges and all As-Extracted Collateral (as defined in the UCC);

(vi)          all cash, Money and Cash Equivalents ((A) other than identifiable Proceeds of any Non-ABL Priority Collateral and (B) including, for the avoidance of doubt, Proceeds of Credit Extensions under this Agreement);

(vii)         to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (vi), all General Intangibles (excluding Equity Interests and any Intellectual Property to the extent such Intellectual Property is not attached to or necessary to sell any item of Inventory), letters of credit and bank guarantees (whether or not the respective letter of credit or bank guarantee is evidenced by a writing), Letter-of-Credit Rights, Instruments and Documents; provided that to the extent any of the foregoing also relates to any Non-ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vi) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(viii)        to the extent relating to any of the items referred to in the preceding clauses (i) through (vii), all insurance; provided that to the extent any of the foregoing also relates to Non-ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(ix)           to the extent relating to any of the items referred to in the preceding clauses (i) through (viii), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Non-ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral; provided, further, that any business interruption insurance shall be ABL Priority Collateral;

(x)            to the extent relating to any of the items referred to in the preceding clauses (i) through (ix), all Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Non-ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (ix) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(xi)           all Books and records, including all books, databases, customer lists and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; and

(xii)          all cash Proceeds and, solely to the extent not constituting Non-ABL Priority Collateral, non-cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including all insurance Proceeds) and all collateral security, guarantees and other collateral support given by any Person with respect to any of the foregoing;

provided, however, that

(x)            if Collateral of any type is received in exchange for ABL Priority Collateral pursuant to an enforcement action or during an Insolvency Proceeding, such Collateral will be treated as ABL Priority Collateral and

(y)           if Collateral of any type is received in exchange for Non-ABL Priority Collateral pursuant to an enforcement action or during an Insolvency Proceeding, such Collateral will be treated as Non-ABL Priority Collateral.

For the avoidance of doubt, no Excluded Asset of a U.S. Loan Party and no Foreign Excluded Asset of any Loan Party that is a Foreign Subsidiary shall constitute ABL Priority Collateral.

“Acceptable Credit Support” means

(a)            a credit insurance policy satisfactory to the Administrative Agent (acting reasonably) (including, without limitation, as to the creditworthiness of the insurance company issuing such policy, the scope and amount of coverage, any deductibles and any other terms and conditions applicable thereto), so long as the limits and terms of such credit insurance policy are being complied with and for which the Administrative Agent is named as the beneficiary, loss payee or additional insured so as to insure that the Administrative Agent has the right to receive payments thereunder; or

(b)            an irrevocable letter of credit or bank guarantee satisfactory to the Administrative Agent (acting reasonably) (including, without limitation, as to the issuer or domestic confirming bank with respect thereto, and the form and substance thereof (it being understood that, at the request of the Administrative Agent, the Borrower shall cause a commercial letter of credit to be confirmed to the extent not otherwise confirmed in the ordinary course of business)), that has been delivered to the Administrative Agent and, in the case of standby letters of credit and subject to Section 6.23, is directly drawable by the Administrative Agent and, in the case of other letters of credit (together with any bills of lading or other shipping documents), remains in the possession and control of the Loan Parties free and clear of any Liens senior to those securing the Obligations.

“Acceptable Storage Location” means a physical storage location owned and/or operated by Persons who are acceptable to and approved by the Administrative Agent (acting on the instructions of the Required Lenders), it being acknowledged and agreed that:

(a)            subject to paragraph (b) as at the Closing Date the storage locations set out in Schedule 1.01(c) are acceptable to and approved by the Administrative Agent for the purposes of this Agreement; and

(b)            the Administrative Agent (acting on the instructions of the Required Lenders) may, on 3 months written notice to the Borrowers and specifying the basis of its decision, reject any prior approved Acceptable Storage Location and such storage location will no longer constitute an Acceptable Storage Location on the relevant date as specified in the notice. The Loan Parties acknowledge and agree that the Required Lenders would be acting reasonably as required by this clause if there were no Rights of Entry satisfactory to the Required Lenders from time to time in place in connection with the prior approved Acceptable Storage Location.

“Account” has the meaning specified in the UCC, to the extent such term is being interpreted pursuant thereto, and otherwise, the Australian PPS Act.

“Account Debtor” has the meaning given to such term in the UCC and the Australian PPS Act.

“Accounting Change” means a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Activities” has the meaning specified in Section 9.09(b).

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account of the Administrative Agent as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form reasonably acceptable to the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent Affiliate” has the meaning specified in Section 9.16(c).

“Agent’s Group” has the meaning specified in Section 9.09(b).

“Agents” means the Administrative Agent and the Collateral Agent and “Agent” shall mean either the Administrative Agent or the Collateral Agent, as applicable.

“Agreement” has the meaning assigned in the preamble hereto.

“Alternate Currency” shall mean Australian Dollars.

“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq and the United Kingdom Bribery Act 2010.

“Anti-Money Laundering Laws” means all Laws of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to money laundering, including, without limitation, the Patriot Act and the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) of Australia.

“Anti-Terrorism Laws” means Title III of the USA Patriot Act, the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) of Australia.

“Applicable Percentage” means, with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender’s Commitment at such time (or, if the Commitment of each Lender shall have been terminated or expired, then the percentage of Total Outstandings represented by the aggregate Outstanding Amount of such Lender’s Loans and L/C Obligations). The initial Applicable Percentage of each Lender in respect of the Facility is set forth on Schedule 1.01(b) or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, as of any date of determination, 2.80% per annum.

“Appraisal” means, as applicable, (a) the appraisal delivered to the Administrative Agent on or prior to the Closing Date, or (b) any appraisal in form and substance reasonably satisfactory to the Administrative Agent delivered to the Administrative Agent pursuant to Section 6.14(b).

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including

(a)            any supplement to this Agreement, any joinder to any Collateral Document (including any Australian Collateral Document) and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein; and

(b)            any Financial Statement, financial and other report, notice, request, certificate and other information material;

provided, however, that, “Approved Electronic Communication” shall exclude

(v)            any notice of Borrowing and any other notice, demand, communication, information, document and other material relating to a request for a new Borrowing,

(w)            any notice pursuant to Section 2.08 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor,

(x)            all notices of any Default or Event of Default, and

(y)            any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 4 or any other condition to any Borrowing hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.16(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.07(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction) of the obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Auditors” means KPMG, Ernst Young, PWC or Deloitte, or any other firm approved in advance by the Required Lenders (such approval not to be unreasonably withheld or delayed).

“Australia” means the Commonwealth of Australia.

“Australian Account Bank” means any Lender or any other bank or financial institution approved by the Administrative Agent.

“Australian Borrower” has the meaning specified in the preamble hereto.

“Australian Collateral Account” means the account maintained by the Australian Security Trustee as sole signatory but in the name of the Australian Borrower at the Australian Account Bank or a bank affiliate of the Australian Account Bank or any other bank reasonably acceptable to the Administrative Agent, in each case designated by the Australian Borrower as the “Australian Collateral Account”.

“Australian Collateral Documents” means, collectively, the Australian General Security Deed, the Australian Mortgages and each of the mortgages, collateral assignments, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Australian Security Trustee for the benefit of the Secured Parties as security for the Obligations.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Australian Dollars” and “A$” mean the lawful currency of Australia.

“Australian General Security Deed” means the general security deed dated on or about the date of this Agreement between the Australian Security Trustee and each of the Loan Parties party thereto, as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Australian Guarantor” means each Guarantor listed on Schedule 1.01(a) incorporated in Australia, and each of the existing and future, direct or indirect, Foreign Subsidiaries (other than any Excluded Subsidiary) incorporated in Australia that guarantees the Obligations pursuant to Section 6.16.

“Australian Insolvency Proceeding” means in respect of a Loan Party or any of its Restricted Subsidiaries, the happening of any of the following:

(a)            an order is made that it be wound up;

(b)            the appointment of a liquidator to it;

(c)            the appointment of a provisional liquidator to it and the provisional liquidator is required to admit all debts to proof or pay all debts capable of being admitted to proof proportionately;

(d)            it is under administration or wound up or has had a Controller appointed to its property;

(e)            it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute, or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Administrative Agent); or

(f)            entry by it into a scheme of arrangement or deed of company arrangement, composition with, or assignment for the benefits of, all or any class of, its creditors.

“Australian Loan Party” means each Australian Borrower and each Australian Guarantor.

“Australian Mining Tenements” means Mining Lease Numbers 1878, 1990, 80010, 80011, 80012, 80086, 80110, 80112, 80123, 80171, 700006, 700007, 700008 and 700009 and Mineral Development Licence Numbers 162, 328 and 329 and any renewals, extensions and amendments thereof and any tenements issued to CCPL.

“Australian Mortgages” means (i) each real property mortgage to be granted by a Loan Party over its interests in freehold property in Australia, (ii) each real property mortgage to be granted by a Loan Party over its interests in leasehold property in Australia and (iii) each mining tenement mortgage to be granted by a Loan Party over its interest in the Australian Mining Tenements, as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Australian Parent” has the meaning specified in the preamble hereto.

“Australian PPS Act” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Australian PPS Law” means:

(a)            the Australian PPS Act;

(b)            regulations made under the Australian PPS Act as amended from time to time; or

(c)            any amendment made at any time to any other legislation as a consequence of an Australian PPS Law referred to in clauses (a) and (b) of this definition, including, amendments to the Australian Corporations Act.

“Australian Pension Plan” means the Australian Superannuation Guarantee Scheme (established under the Superannuation Guarantee (Administration) Act 1992 (Cth)), a defined benefit scheme (whether established by deed or under statute of Australia or any state or territory of Australia) and any other superannuation or pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Loan Party in respect of its Australian employees and officers or former employees and officers.

“Australian Priority Payables Reserve” means on any date of determination, a reserve in such amount as the Administrative Agent may determine (acting on the instructions of all Lenders, acting reasonably) which reflects amounts secured by any rights (whether imposed under a statute of Australia or any state or territory of Australia), Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s or Collateral Agent’s Liens and/or for amounts which represent costs relating to the enforcement of the Administrative Agent’s or Collateral Agent’s Liens including to the extent applicable by operation of law, any such amounts due and not paid for wages, long service leave or vacation pay (including amounts protected by the Fair Work Act 2009 (Cth)), any preferential claims as set out in the Australian Corporations Act, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the TAA (but excluding Pay as You Go installment amounts) and amounts currently or past due and not contributed, remitted or paid in respect of any Australian Pension Plan, together with any charges which may be levied by a Governmental Authority as a result of any default in payment obligations in respect of any Australian Pension Plan.

“Australian Provisional Invoice” means an Account generated by way of a provisional invoice for payment for sale of Coal Inventory which:

(a)            is sourced from a Loan Party’s Australian mine site;

(b)            is based on a historic price; and

(c)            is subject to adjustment by way of generation of a further Account or credit note (for any difference) once current price becomes known.

“Australian Recognition Certificate” means a “Recognition Certificate” as defined in the Australian Security Trust Deed.

“Australian Security Trust Deed” means the security trust deed dated 12 May 2021, by and among each of the Loan Parties party thereto and Citibank, N.A., as assigned from Citibank, N.A. to the Australian Security Trustee pursuant to the DORA, as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Australian Security Trustee” means Global Loan Agency Services Australia Nominees Pty Ltd (ABN 39 608 945 008) in its capacity as security trustee for the Secured Parties or any successor security trustee appointed in accordance with this Agreement.

“Australian Subordination Deed” means the subordination deed dated as of the date hereof, by and among the Administrative Agent and each of the Loan Parties party thereto, as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Australian Tax Agreement” means the Tax Sharing and Funding Agreement dated 20 December 2018 between the Australian Parent, each other Australian Loan Party and Coronado Curragh LLC.

“Australian Tax Consolidated Group” means a ‘Consolidated Group’ or a ‘MEC Group’, each as defined in the ITAA 1997.

“Australian TFA” mans a tax funding agreement between each member of the Australian Tax Consolidated Group which includes

(a)            reasonably appropriate arrangements for the funding of income tax (and certain related Taxes) payments by the Head Company of the Australian Tax Consolidated Group, having regard to the position of each member of the Australian Tax Consolidated Group;

(b)            an undertaking from each member of the Australian Tax Consolidated Group to compensate each other member adequately for loss of income tax attributes (including tax losses and tax offsets) as a result of being a member of the Australian Tax Consolidated Group; and

(c)            an undertaking from the Head Company of the Australian Tax Consolidated Group to pay all group liabilities (as described in section 721-10 of the ITAA 1997) of the Australian Tax Consolidated Group before the members of the Australian Tax Consolidated Group make any payments to the Head Company of the Australian Tax Consolidated Group under the agreement.

“Australian TSA” means any tax sharing agreement in relation to the sharing of income tax (and certain related Taxes) liabilities in a jurisdiction between one or more Loan Parties in that jurisdiction, including an agreement between each member of the Australian Tax Consolidated Group which takes effect as a tax sharing agreement under section 721-25 of the ITAA 1997 and which complies with the ITAA 1997 and any law, official directive, request, guideline or policy (whether or not having the force or law issued in connection with the ITAA 1936, ITAA 1997 or TAA).

“Australian Withholding Tax” means any Australian Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the ITAA 1936 or Subdivision 12-F of Schedule 1 to the TAA.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.06(d)(iii).

“Availability” means, at any time of determination, the Maximum Revolving Credit at such time minus the Total Outstandings at such time.

“Availability Period” means the period from and including the Closing Date to but not including the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means

(a)            with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and

(b)            with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate Loan” means a Loan denominated in Dollars.

“BBSY” means, for any Interest Period in relation to a BBSY Loan:

(a)            the applicable Screen Rate as of the Quotation Date for Australian Dollars and for a period approximately equal in length to the Interest Period of that Loan; or

(b)            as otherwise determined pursuant to Section 3.03,

and if, in either case, that rate is less than zero, BBSY shall be deemed to be zero.

“BBSY Loan” means a Loan denominated in Australian Dollars.

“Beneficiary” means the Collateral Agent, the Administrative Agent and each Lender and L/C Issuer.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Black Lung Act” means the Black Lung Benefits Act of 1972, 30 U.S.C. §§ 901, et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801, et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), and the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, in each case as amended.

“Black Lung Liability” means any liability or benefit obligations related to black lung claims and benefits under the Black Lung Act, and liabilities and benefits related to pneumoconiosis, silicosis, exposure to isocyanates or other lung disease arising under any federal or state law.

“Blocked Account Agreement” means, with respect to any Deposit Account, Securities Account, Commodities Contract or Commodities Account of any Loan Party, an agreement among the Administrative Agent, such Loan Party and such depository bank, securities intermediary or commodity intermediary, as applicable, sufficient to grant “control” to the Collateral Agent (a) under 9-104 of the UCC with respect to any Deposit Account, (b) under 9-106 of the UCC with respect to any Commodities Contract or Commodities Account, (c) under 8-106 of the UCC with respect to any Securities Account or (d) Australian PPS Law.

“Books” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence, indicate, summarize or contain information relating to any assets (including the Collateral) or liabilities of any Loan Party or any Loan Party’s business operations or financial condition.

“Borrower Obligations” means the Obligations of the Borrowers.

“Borrower Representative” has the meaning specified in Section 11.21.

“Borrowers” has the meaning specified in the preamble hereto.

“Borrowing” means any borrowing consisting of simultaneous Loans of the same Type.

“Borrowing Base” means, at any time

the sum of:

(a)            eighty percent (80%) of the lower of Inventory Value or Market Value of Eligible Inventory, plus

(b)            up to ninety percent (90%) of the face value (exclusive GST, VAT and other Taxes) of Eligible Accounts, plus

(c)            up to eighty percent (80%) of the lower of Inventory Value or Market Value of Coal Inventory that is subject to Eligible Unbilled US Accounts, with the amount in this paragraph (c) being capped at 30% of the face value (exclusive of GST, VAT and other Taxes) of total Eligible Accounts at the relevant time.

For the avoidance of doubt, each specified percentage set forth in this definition of “Borrowing Base” will not be reduced without the consent of the Loan Parties. To the extent not included in the calculation of clauses (a) through (c) above, the Borrowing Base is reduced by any Reserves then in effect.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit G (with such changes therein as may be required by the Administrative Agent, acting reasonably, to reflect the components of the Borrowing Base including Reserves from time to time), executed and certified as accurate and complete by the chief financial officer or chief executive officer or group financial controller of Holdings for itself and on behalf of all other Loan Parties, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Administrative Agent.

“Borrowing Base Collateral” means the Collateral of the Loan Parties of the type included in the definition of “Borrowing Base”.

“Borrowing Notice” means a notice of a Borrowing, pursuant to Section 2.01, which, if in writing, shall be substantially in the form of Exhibit A.

“Buchanan Mine” means the underground mine located near the town of Oakwood in Buchanan County, in the State of Virginia, in the United States of America.

“Business” has the meaning specified in Section 5.09(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York, United States, the states of New South Wales and Queensland, Australia or the state where the Administrative Agent’s Office is located and provided that, if such day relates to any BBSY Loan, the term “Business Day” shall exclude any day that is not a business day in Australia.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased substantially concurrently with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time, the proceeds of such asset sale or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; provided that, notwithstanding the foregoing, any obligation that would have been categorized as an operating lease in accordance with GAAP prior to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” (collectively, the “Capital Lease Accounting Policies”) shall be accounted for as an operating leases for all purposes hereunder (including for purposes of all financial definitions and calculations) and not as a finance lease. For purposes of Section 7.01, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means:

(a)            in the case of a corporation, corporate stock, including, in the case of Holdings, shares of common stock of Holdings publicly traded on the Australian Securities Exchange in the form of CHESS Depositary Interests convertible at the option of the holders into shares of Holdings’ common stock on a 10-for-1 basis;

(b)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateralize” or “Cash Collateralization” has the meaning specified in Section 2.06(i).

“Cash Equivalents” means any of the following:

(a)            Dollars, Australian Dollars, English pounds or Euros;

(b)            securities issued or directly and fully guaranteed or insured by the government of the United States, Australia, the United Kingdom or a Specified Member of the European Union (collectively, the “Specified Countries”) or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(c)            readily marketable direct obligations issued by any state of the United States or any political subdivision thereof, or any state of Australia, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P;

(d)            certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any bank organized under the laws of any Specified Country or any state thereof (or, in the case of the United States, the District of Columbia) or a branch of a foreign bank located in a Specified Country, in each case, having at the date of acquisition thereof combined net capital and surplus in excess of $500,000,000;

(e)            repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)            commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(g)            money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; and

(h)           (i)            Investments consisting of purchases of local currencies of those countries in which Holdings or any of its Restricted Subsidiaries transacts business from time to time in the ordinary course of business,

(ii)          Investments of comparable tenor and credit quality to those described in clauses (a) through (g) customarily utilized in countries in which Holdings or such Restricted Subsidiaries operate for short-term cash management purposes and

(iii)         overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of any jurisdiction (other than Specified Countries) in which Holdings or any of its Restricted Subsidiaries transacts business from time to time in the ordinary course of business; provided, however, that, in the case of clause (iii), such deposits do not exceed $10,000,000 in the aggregate, at any date of determination thereafter.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, investment, depository, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any related services.

“Cash Management Bank” means (a) a Lender or an Affiliate of a Lender that is a party to a Cash Management Agreement on the Closing Date or (b) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in each case, in its capacity as a party to such Secured Cash Management Agreement.

“CCC” has the meaning specified in the preamble hereto.

“CCPL” means Coronado Curragh Pty Ltd (ACN 009 362 565).

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a)            the enactment, adoption or taking effect of any law, rule, regulation or treaty,

(b)            any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or

(c)            the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender or any L/C Issuer, or by any office of such Lender or such L/C Issuer or by such Lender’s or such L/C Issuer’s holding company, if any;

provided that notwithstanding anything herein to the contrary,

(x)            the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.r. 4173) and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and

(y)            all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d under the Exchange Act) (in each case other than the Energy & Minerals Group and its Affiliates) shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Capital Stock having more, directly or indirectly, than 50% of the total voting power of all outstanding Capital Stock of Holdings; or

(b)            any person alone or together with its associates (as defined in section 12 of the Corporations Act) other than the Energy & Minerals Group and its Affiliates has voting power (as defined in s610 of the Australian Corporations Act) in Holdings of more than 50%, or otherwise controls Holdings (where, in this paragraph (ii), “control” has the meaning given in s50AA of the Corporations Act).

For the purposes of this definition, Affiliate as to any Person shall mean any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Chattel Paper” has the meaning specified in the UCC and the Australian PPS Act.

“Closing Date” means the date on which the Administrative Agent (acting on the instructions of all Lenders) confirms that each of the conditions precedent set out in Section 4.01 have been satisfied or waived by the Lenders.

“Closing Date Refinancing” has the meaning specified in the Introductory Statement.

“Coal” means coal owned by Holdings or any of its Subsidiaries, or coal that Holdings or any of its Subsidiaries has the right to extract, in each case located on, under or within, or produced or severed from Real Property owned by, or leased or licensed to, Holdings or any of its Subsidiaries.

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701, et seq., as amended.

“Coal Inventory” means any Inventory consisting of metallurgical coal; provided, that in the case of any such Inventory that constitutes raw coal, such raw coal Inventory shall be converted to the “clean coal equivalent” quantity thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property and assets of the Loan Parties, whether real, personal or mixed (other than Excluded Assets of a U.S. Loan Party or Foreign Excluded Assets of a Foreign Subsidiary that is a Loan Party) that is, under the terms of the Collateral Documents (including the Australian Collateral Documents), subject to Liens in favor of the Collateral Agent (including in its capacity as the Australian Security Trustee (as applicable)) for the benefit of the Secured Parties as security for the Obligations, including all proceeds and products thereof (it being understood and agreed that the Collateral shall include both the ABL Priority Collateral and the Non-ABL Priority Collateral).

“Collateral Account” means the account established by, and under the sole dominion and control of, the Administrative Agent maintained with a Lender or a bank affiliate of a Lender or any other bank reasonably acceptable to the Administrative Agent and designated by the Borrowers as the “Coronado Collateral Account”.

“Collateral Agent” has the meaning specified in the preamble hereto and, in respect of the Australian Collateral Documents, the Australian Security Trustee.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent and/or the Australian Security Trustee for the benefit of the Secured Parties as security for the Obligations (including the Australian Collateral Documents).

“Commercial Tort Claim” has the meaning specified in the UCC.

“Commitment” means, as to each Lender, the amount set forth under the caption “Commitment” opposite such Lender’s name on Schedule 1.01(b), or, as the case may be, opposite such caption in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments as of the Closing Date is $150,000,000.

“Commitment Fee” has the meaning specified in Section 2.13(a).

“Commodities Account” has the meaning specified in the UCC.

“Commodities Contract” has the meaning specified in the UCC.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement with respect to commodity prices.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated EBITDA” means for any period of determination with respect to Holdings and the Restricted Subsidiaries for such period:

(a)            Consolidated Net Income for such period; plus

(b)            the sum of the following, without duplication and to the extent deducted in determining Consolidated Net Income:

(i)            Consolidated Interest Expense (net of interest income),

(ii)           income tax expense,

(iii)          depreciation, depletion and amortization of property, plant, equipment and intangibles,

(iv)          non-cash debt extinguishment costs,

(v)           non-cash impairment charges or asset write-offs and non-cash charges due to cumulative effects of changes in accounting principles,

(vi)          non-cash foreign exchange gains/losses related to transactions between members of the Group; plus

(c)            cash dividends or distributions received from Affiliates (other than received from Holdings or a Restricted Subsidiary to the extent not included in determining Consolidated Net Income).

All items included in the definition of Consolidated EBITDA shall be determined in each case for the applicable Person for the period of determination on a consolidated basis in accordance with US GAAP.

“Consolidated Interest Expense” means all interest and amounts in the nature of interest or of similar effect to interest (including amounts other than principal payable under the Loan Documents) paid or payable by Holdings and the Restricted Subsidiaries (determined on a consolidated basis) including:

(a)            any dividend or distribution payable on any marketable security which is Indebtedness;

(b)            the interest component of rentals in respect of Capital Lease Obligations;

(c)            the face amount of bills of exchange or other financial instruments drawn, issued, endorsed or accepted by Holdings or a Restricted Subsidiary less their net proceeds after discount or issue and payment of any acceptance, endorsement, underwriting or similar fee; and

(d)            all line, facility, letter of credit, guarantee and similar fees and all fees and other amounts of a regular or recurring nature payable in relation to Indebtedness but not establishment, arrangement and other fees payable once only on the initial provision of financial accommodation, plus or minus the amount of any net payments by or to Holdings or a Restricted Subsidiary under any interest rate Treasury Transaction.

It excludes any Excluded Interest Expense.

“Consolidated Net Income” mean consolidated net income (or loss) of Holdings and the Restricted Subsidiaries, excluding (without duplication):

(a)            the effect of non-cash compensation expenses related to common stock and other equity securities issued to employees;

(b)            the effect of any extraordinary or non-recurring gains, losses or expenses (including fees);

(c)            the gains or losses on discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations);

(d)            equity earnings or losses of Affiliates (other than earnings or losses of Holdings or the Restricted Subsidiaries);

(e)            non-cash charges due to cumulative effects of changes in accounting principles;

(f)            non-cash unwind of the below market contract in the Stanwell Arrangements;

(g)            non-cash impact of the unwind of the Stanwell Reserve Area/Stanwell Rebate (as those terms are contemplated by the Stanwell Arrangements); and

(h)            non-cash gains/losses related to hedge book or interest rate swap revaluation.

“Consolidated Tangible Assets” means the consolidated assets of Holdings and the Restricted Subsidiaries as of the end of the most recent fiscal quarter for which consolidated financial statements of Holdings are available after deducting intangible assets.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, document, mortgage, deed of trust, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Account” has the meaning specified in Section 6.22.

“Credit Adjustment Spread” means the percentage rate per annum, corresponding to the length of an Interest Period which may be selected for a Loan, as set out in the table below.

Length of Interest Period	Applicable Credit Adjustment Spread
One month or less	0.11448 per cent. per annum
Three months or less but greater than one month	0.26161 per cent. per annum
Greater than three months but not more than six months	0.42826 per cent. per annum

“Credit Extension” means each of the following: (a) a Borrowing or (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04.

“Cure Right” has the meaning specified in Section 8.04.

“Curragh Mine” means Holdings’ open-pit mines located in Queensland’s Bowen Basin, in Australia and the subject of the Australian Mining Tenements.

“Curragh Transaction” means one or more Dispositions of, or Sale/Leaseback Transactions involving, freehold or leasehold interests in accommodation facilities held for employees and contractors at the Curragh Mine; provided that the Attributable Debt in respect thereof shall not exceed $60,000,000 at any one time outstanding.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement with respect to currency exchange rates or values.

“Debtor Relief Laws” means the Bankruptcy Code, Chapter 5 of the Australian Corporations Act and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Australia or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, at any time, an interest rate equal to (i) the applicable Term Reference Rate plus (ii) the Applicable Rate plus (iii) 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that

(a)            has failed to

(i)            fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or

(ii)           pay to the Administrative Agent, any L/C Issuer or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due,

(b)            has notified any of the Borrowers, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)            has failed, within three (3) Business Days after written request by the Administrative Agent or any of the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or

(d)            has, or has a direct or indirect parent company that has,

(i)            become the subject of a proceeding under any Debtor Relief Law,

(ii)           had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or

(iii)          become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrowers, each L/C Issuer and each Lender.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” has the meaning specified in the UCC and includes any bank account with a financial institution.

“Designated Amount” has the meaning specified Section 11.17(a).

“Designation Notice” has the meaning specified in Section 11.17(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease, allocation or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other similar right), including any sale, assignment, transfer or other disposal, with or without recourse, of any Real Property Leases, notes or accounts receivable or any rights and claims associated therewith or entering into an agreement to do the same and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Disqualified Stock” means, with respect to any Person, any Equity Interest which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a)            matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b)            is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c)            is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case, on or prior to the date that is 91 days after the then-latest Maturity Date.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary (a) substantially all of the assets of which consist of the Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries that are CFCs or (b) that is treated as a disregarded entity for U.S. federal income tax purposes that holds no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries that are CFCs.

“Disruption Event” means either or both of:

(a)            a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Loan Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties to this Agreement; or

(b)            the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party to this Agreement preventing that, or any other party to this Agreement:

(i)            from performing its payment obligations under the Loan Documents; or

(ii)           from communicating with other parties to this Agreement in accordance with the terms of the Loan Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means with respect to any amount denominated in a currency other than Dollars (including an Alternate Currency), the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Domestic Subsidiary” means any Subsidiary of Holdings that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DORA” means the deed of retirement and appointment between each Loan Party, Citibank, N.A., the Collateral Agent and the Australian Security Trustee.

“EEA Financial Institution” means

(a)            any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority,

(b)            any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or

(c)            any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, at any time of determination, the aggregate amount of all Accounts (including an Account which is an Australian Provisional Invoice) due to any of Coronado Curragh Pty Ltd, Powhatan Mid-Vol Coal Sales LLC, Coronado II LLC or Coronado IV LLC, or such other Loan Party as approved by the Administrative Agent (on the instructions of the Required Lenders) from time to time; provided, that unless otherwise approved from time to time in writing by the Administrative Agent (acting on the instructions of the Required Lenders), no Account shall constitute an Eligible Account if, without duplication:

(a)            except as provided in clause (v) of this definition, such Account does not arise from the sale of Eligible Inventory of the Loan Parties in the ordinary course of its business;

(b)           (i)            such Account is contingent in any respect or for any reason, not valid or binding for any reason or the applicable Loan Party’s right to receive payment with respect to such Account is subject to or contingent upon the satisfaction of any condition whatsoever (other than the preparation and delivery of an invoice); or

(ii)           as to which the applicable Loan Party is prohibited by applicable Law from bringing and maintaining an action in the courts of the state or other jurisdiction where the Account Debtor is located;

(c)            such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods to or services rendered for the applicable Account Debtor;

(d)            the Account Debtor with respect to such Account

(i)            has or has asserted a right of set-off, offset, deduction, defense, dispute, or counterclaim against any of the Loan Parties (unless such Account Debtor has entered into a written agreement reasonably satisfactory to the Administrative Agent to waive such set-off, offset, deduction, defense, dispute, or counterclaim rights),

(ii)            has disputed its liability (whether by chargeback or otherwise) or made any claim with respect to the Account or any other Account of any of the Loan Parties which has not been resolved, in each case of clause (i) and (ii), without duplication, only to the extent of the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be, or

(e)            an invoice, in form and substance consistent with such Loan Party’s credit and collection policies, or otherwise reasonably acceptable to the Administrative Agent, has not been sent to the applicable Account Debtor in respect of such Account within 30 days of such preparation or otherwise reported to the Administrative Agent as Collateral (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);

(f)            such Account

(i)            is not owned by a Loan Party; or

(ii)           is subject to any Lien (other than Liens permitted by paragraph (g) and (s) of Section 7.01 (and, to the extent such Lien is senior to the Liens securing the Obligations, a Reserve in an amount satisfactory to the Administrative Agent acting on the instructions of the Lenders (acting reasonably) has been established in respect thereof));

(g)            such Account is the obligation of an Account Debtor that is

(i)            a Loan Party or any of its Affiliates, or any of their respective directors, officers, employees or agents;

(ii)           Stanwell; or

(iii)          a natural Person;

(h)           such Account

(i)            is subject to a partial payment plan;

(ii)           was not paid in full, and any Loan Party created a new receivable for the unpaid portion of such Account; or

(iii)          constitutes or is subject to chargebacks, debit memos and other adjustments for unauthorized deductions;

(i)            such Account is created on cash on delivery terms, or on extended terms and is due and payable more than 90 days from the invoice date thereof;

(j)            such Account

(i)            is not paid within 30 days following the original due date or 90 days following the original invoice date; or

(ii)           has been written off the books of any of the Loan Parties or has otherwise been designated on such books as uncollectible;

(k)            the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(l)            any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial or territorial) receivership, liquidation, insolvency relief or any other Debtor Relief Law, unless the payment with respect to such Account is supported by Acceptable Credit Support;

(m)           (i)           with respect to such Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason; or

(ii)           such Account is otherwise classified as a note receivable and the obligation with respect thereto is evidenced by a promissory note or other debt instrument or agreement;

(n)            such Account is the obligation of an Account Debtor from whom 50% or more of the face amount of all Accounts owing by such Account Debtor are ineligible under paragraph (j) of this definition;

(o)            such Account is one as to which the Collateral Agent’s Lien (and/or the Australian Security Trustee’s Lien (as applicable)) attached thereon, for the benefit of itself and the other Secured Parties, is not a valid first priority perfected Lien (subject to Permitted Liens for which a Reserve in an amount satisfactory to the Administrative Agent acting on the instructions of the Lenders (acting reasonably) has been established);

(p)            Accounts as to which any of the representations or warranties in the Loan Documents with respect to such Accounts are untrue or inaccurate in any material respect (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue or inaccurate);

(q)            such Account is payable in any currency other than Dollars or Australian Dollars;

(r)

(i)            the Account Debtor with respect to such Account

(A)            is not incorporated or organized under laws of the United States, any state thereof or the District of Columbia, Australia, England or Singapore; or

(B)            is not located, resident or domiciled in, or does not maintain its chief executive office in, the United States, Australia, England or Singapore; or

(ii)            the law governing the Account is not the United States, any state thereof or the District of Columbia, Australia, England, Singapore or any other jurisdiction acceptable to the Administrative Agent (acting on the instructions of the Required Lenders);

unless,

(A)            in the case of clause (r)(i), subject to the prior written consent of the Administrative Agent (acting on the instructions of the Required Lenders),

(1)            the jurisdiction of organization of such Account Debtor and its location, residence, domicile and jurisdiction of its chief executive office are satisfactory to the Administrative Agent (acting on the instructions of the Required Lenders); and

(2)            payment with respect to such Account is supported by Acceptable Credit Support and

(B)            in the case of clause (r)(ii), subject to the prior written consent of the Administrative Agent (acting on the instructions of the Required Lenders),

(1)            the applicable Loan Party

(I)            has delivered a written notice, in form and substance reasonably acceptable to the Administrative Agent, to such Account Debtor that such Loan Party has pledged, assigned or granted to the Collateral Agent (including in its capacity as the Australian Security Trustee) a security interest in all or any portion of its rights to such Account and the right to receive payments thereunder (each, a “Notification”); and

(II)           has obtained an acknowledgement, in form and substance reasonably acceptable to the Administrative Agent, to each Notification from each such Account Debtor; or

(2)           (I)            any such Account that is not subject to a restriction on assignment or the contract giving rise to such Account explicitly permits such Account to be pledged to the Collateral Agent; and

(II)           the law governing the Account is a jurisdiction acceptable to the Administrative Agent (acting on the instructions of the Required Lenders);

(s)            such Account is the obligation of an Account Debtor that

(i)            is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof, unless the applicable Loan Party has duly assigned its rights to payments of such Account to the Administrative Agent pursuant to, and has other complied with, the Federal Assignment of Claims Act of 1940, as amended, and any other applicable state, county or municipal Law restricting assignment thereof, which assignments and any related documents and filings, shall be satisfactory to the Administrative Agent (acting reasonably); or

(ii)           is another governmental entity (or a political subdivision thereof, or department, agency or instrumentality thereof);

(t)            such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by a Loan Party in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(u)           the Account Debtor with respect to such Account is located in a state of the United States of America requiring the filing of a notice of business activities report or similar report in order to permit a Loan Party to seek judicial enforcement in such state of payment of such Account, unless such Loan Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(v)           such Account was acquired or originated by a Person acquired in an Investment (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, if required by the Administrative Agent (acting on the instructions of the Required Lenders), include an appraisal and/or field examination, and the Administrative Agent is satisfied with the results thereof acting reasonably);

(w)           such Account

(i)            represents a sale on a bill-and-hold, guaranteed sale, sale and return, ship-and-return, sale on approval, consignment or other similar basis; or

(ii)           was made pursuant to any other agreement providing for repurchases or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory;

(x)            any such Account that is the obligation of an Account Debtor that is, to the knowledge of any Borrower or the Administrative Agent, a Sanctioned Person;

(y)            any such Account that is subject to a restriction on assignment that is enforceable against third parties and that impairs the Collateral Agent’s Lien (and/or the Australian Security Trustee’s Lien) on such Account or the Administrative Agent’s ability to enforce the Account or any such Account that is not otherwise capable of assignment or transfer to the Collateral Agent or other Beneficiary; or

(z)            (i)            such Account was invoiced in advance of Coal Inventory being provided,

(ii)           such Account was invoiced twice or more, or

(iii)          the associated revenue has not been earned;

(aa)          the goods giving rise to such Account have not been shipped and/or title has not been transferred to the Account Debtor, or the Account represents a progress billing or otherwise does not represent a complete sale; for purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the completion by a Loan Party of any further performance under the contract or agreement;

(bb)          if applicable, such Account is not subject to the insurance requirements in Section 6.11; or

(cc)          such Account is otherwise unacceptable to the Administrative Agent (acting reasonably).

In determining the amount of any Account, the face amount of such Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (A) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any of the Loan Parties may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), (B) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in the Loan Documents, if any, and (C) the aggregate amount of all cash received in respect of such Account but not yet applied by a Loan Party to reduce the amount of such Account.

Notwithstanding the foregoing, if at any time the aggregate amount of all Accounts of any single Account Debtor and its Affiliates exceeds 40% of the aggregate amount of all Eligible Accounts, then the Accounts of such Account Debtor in excess of such percentage shall not be deemed “Eligible Accounts”, unless such Account is supported by Acceptable Credit Support.

“Eligible Assignee” means

(a)            a Lender;

(b)            an Affiliate of a Lender;

(c)            an Approved Fund that is, in the case of this clause (c) approved by each L/C Issuer; and

(d)            any other Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) that is, in the case of this clause (d), approved by

(i)            the Administrative Agent,

(ii)           each L/C Issuer and

(iii)          unless an Event of Default has occurred and is continuing, the Borrower Representative

(each such approval not to be unreasonably withheld or delayed, provided that the Borrowers shall be deemed to have consented to the assignment to such Person if the Borrowers have not responded within 5 Business Days of a request for such approval);

provided, further, that in no event shall Holdings or its Subsidiaries (or any Affiliate thereof) or a Defaulting Lender be an “Eligible Assignee”.

“Eligible Inventory” means, at any time of determination, all Coal Inventory of the Loan Parties at such time (including, without limitation, all Coal Inventory located at mines and ports reported in the most recent Borrowing Base Certificate provided to the Administrative Agent); provided, that unless otherwise from time to time approved in writing by the Administrative Agent (acting on the instructions of the Required Lenders), no Coal Inventory shall constitute Eligible Inventory if, without duplication:

(a)            the applicable Loan Party does not have good and valid title to such Inventory, free and clear of any Lien (other than Permitted Liens (and, to the extent such Permitted Lien is senior to the Liens securing the Obligations, a Reserve has been established in respect thereof (including, in respect of Inventory subject to retention of title, amounts equal to amounts payable to suppliers of such Inventory)));

(b)            the Administrative Agent’s Lien on such Inventory, for the benefit of itself and the other Secured Parties, is not a valid first priority perfected Lien (subject to Permitted Liens for (and, to the extent such Permitted Lien is senior to the Liens securing the Obligations, a Reserve in an amount satisfactory to the Administrative Agent acting on the instructions of the Lenders (acting reasonably) has been established in respect thereof));

(c)            any of the representations or warranties in the Loan Documents with respect to such Inventory are untrue or inaccurate in any material respect (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue or inaccurate);

(d)            such Inventory constitutes goods held on consignment (including any goods consigned at the location of a customer, supplier or contractor, but that are accounted for in the Inventory balance of the Loan Parties);

(e)            such Inventory is not held in an Acceptable Storage Location other than any Coal Inventory that is either (a) in-transit between mines and wash plants or (b) from wash plants to ports;

(f)            such Inventory is being processed or manufactured offsite (unless such processor or manufacturer has delivered to the Administrative Agent a Landlord Lien Waiver and such other documentation as the Administrative Agent may reasonably require);

(g)            such Inventory was acquired or originated by a Person acquired in an Investment (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Inventory and such Person, which investigation may, if required by the Administrative Agent (acting on the instructions of the Required Lenders), include an inventory appraisal and/or field examination, and the Administrative Agent (acting on the instructions of the Required Lenders) is satisfied with the results thereof (acting reasonably));

(h)            such Inventory is obsolete, slow-moving, nonconforming or unmerchantable or is identified as a write-off, overstock or excess by any of the Loan Parties;

(i)            any such Inventory is not metallurgical coal;

(j)            any such Inventory as to which any of the Loan Parties takes an unrecorded book to physical inventory reduction; or

(k)            such Inventory is otherwise unacceptable to the Administrative Agent (acting on the instructions of the Required Lenders).

“Eligible Unbilled US Account” means, at any time of determination, without duplication, each Unbilled US Account of the Loan Parties which, other than due to its unbilled status, constitutes an Eligible Account at such time; provided, that unless otherwise approved from time to time in writing by the Administrative Agent (acting on the instructions of the Required Lenders), an Unbilled US Account may only constitute an Eligible Unbilled US Account if:

(a)            the entire amount of the relevant Coal Inventory pertaining to such Unbilled US Account has been shipped from a mine or wash plant, with the intended destination being either a domestic or export port, shipping terminal, customer location or other waypoint at which it is to be weighed and graded, with the additional expectation that, if such port, shipping terminal or other waypoint, is not a customer location, the entire amount of the relevant Coal Inventory pertaining to such Unbilled US Account is expected to be loaded onto a vessel and shipped to a customer;

(b)            a provisional invoice has been created but has not yet been sent to the Account Debtor (other than in the case of an Account where the Account Debtor is Pacific Minerals Limited in which case an Account in the form of a provisional invoice may have been sent); and

(c)            the provisional invoice related to such Unbilled US Account was created less than 30 days ago.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, and natural resources such as flora or fauna.

“Environmental Laws” means any and all Laws or other governmental restrictions, including the common law and any governmental concessions, grants, franchises or agreements, in each case having the force of law relating to

(a)            (i)           preservation or protection of the Environment or

(ii)           the generation, manufacture, use, labeling, treatment, storage, handling, or transportation of pollutants, contaminants, chemicals, or industrial, toxic or hazardous materials, substances or wastes, or the emission, discharge, release or threatened release of such materials, substances or wastes into the Environment,

(b)            the SMCRA,

(c)            the MSHA,

(d)            human health as affected by exposure to hazardous or toxic materials substances or wastes,

(e)            acid mine drainage or

(f)            mining operations and activities to the extent relating to protection of the Environment or Reclamation;

provided, that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon

(a)            any non-compliance with any Environmental Law,

(b)            the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials,

(c)            exposure to any Hazardous Materials,

(d)            the release or threatened release of any Hazardous Materials into the Environment,

(e)            Reclamation or

(f)            any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, registrations, certifications, exemptions and any other authorization required under any applicable Environmental Law (including, without limitation, those necessary under any applicable Environmental Laws for the construction, maintenance and operation of any coal mine or related processing facilities or Reclamation).

“Equipment” has the meaning specified in the UCC.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any of the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means

(a)            a Reportable Event with respect to a Pension Plan;

(b)            a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;

(c)            a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “endangered” or “critical” status;

(d)            the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;

(e)            an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(f)             the imposition of any Lien pursuant to ERISA or the Code with respect to any Pension Plan or any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; or

(g)            the failure to meet the minimum funding standard of Section 412 of the Code with respect to a Pension Plan or the filing of a request for a waiver of such standards.

“Erroneous Payment” has the meaning assigned to it in Section 9.17(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.17(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.17(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.17(d).

“Erroneous Payment Subrogation Obligations” has the meaning assigned to it in Section 9.17(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Account” means

(a)           any Deposit Account, Securities Account or Commodities Account of any Loan Party holding at all times less than $500,000 individually and $2,000,000 in the aggregate; and

(b)           any other Deposit Account of any Loan Party used exclusively to hold funds

(i)            to be used to pay payroll and other employee wage and benefit payments to or for the benefit of any Loan Party’s or any of its Subsidiaries’ officers, directors or employees,

(ii)           to be used to pay Taxes (including sales Tax) required to be collected, remitted or withheld by any Loan Party or any of its Subsidiaries,

(iii)          zero balance disbursement accounts, or

(iv)          which any Loan Party or any of its Subsidiaries holds on behalf of a third party (other than any Affiliate of such Loan Party or such Subsidiary) as escrow or fiduciary for such third party.

“Excluded Assets” has the meaning specified in the Security Agreement and applies in respect of the property and assets of a U.S. Loan Party only.

“Excluded Equity Interests” has the meaning specified in the Security Agreement.

“Excluded Interest Expense” means:

(a)            any capitalised interest of Holdings or a Restricted Subsidiary (if and for so long as that capitalised interest is subordinated in accordance with the terms of the Australian Subordination Deed); and

(b)            any non-cash unwinding of the effects of discounting on provisions or any other non-cash interest expense that is not associated with interest bearing liabilities which is shown as an interest expense in the Financial Statements of Holdings and the Restricted Subsidiaries for the relevant period.

“Excluded Subsidiary” means any Subsidiary of Holdings that:

(a)

(i)             is acquired or formed after the Closing Date;

(ii)            is prohibited by any applicable requirement of Law or by any Contractual Obligation existing on the date such Subsidiary is acquired or formed from providing a Guarantee of the Obligations or that would require the consent, approval, license or authorization of any Governmental Authority in order to provide such Guarantee; and

(iii)           Holdings owns directly or indirectly less than 50% of its issued share capital;

or

(b)           is a Disregarded Domestic Person, a CFC or a Subsidiary of a CFC.

Notwithstanding the foregoing, (x) no Subsidiary of Holdings that is a direct or indirect parent of the Australian Borrower or the CCC may be an Excluded Subsidiary and (y) any Subsidiary that guarantees the Senior Secured Notes or any other Series of Notes Secured Debt shall not be an Excluded Subsidiary.

Notwithstanding anything hereunder or under any Loan Documents, no Restricted Subsidiary (x) formed or organized under the laws of Australia (or successors thereto) or (y) that is a Subsidiary of Holdings as of the Closing Date (or successors thereto), in each case, shall be considered a CFC or Disregarded Domestic Person or be subject to any Section 956 Limitations, or be or become owned by any entity other than Loan Parties (such that Lenders are unable to obtain a 100% pledge of the Equity Interests issued by such entities described under clause (x) and clause (y)); for purposes of the foregoing, “Section 956 Limitation” means any exclusion or limitation on an entity providing guarantees, pledging its assets, or engaging in any repayment or repatriation transaction or on the pledge of Equity Interests issued by such entity, in each case, as a result of such entity being considered a CFC or any adverse tax consequences, cost or impact under Section 956 of the Code.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder,

(a)           branch profits Taxes, Taxes imposed on or measured by net income (however denominated), and franchise Taxes, in each case,

(i)             imposed on it as a result of the Administrative Agent, such Lender or such L/C Issuer (or such other recipient) being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or

(ii)            that are Other Connection Taxes,

(b)           in the case of a Lender, Australian Withholding Taxes that are imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender becomes a party hereto upon a transfer or assignment (other than an assignee pursuant to a request by the Borrowers under Section 3.08 and Section 11.14), or designates a new Lending Office; except to the extent that such Lender (or its assignor, if any) was entitled, immediately before designation of a new Lending Office (or assignment), to receive additional amounts or indemnity from the Borrowers with respect to such Australian Withholding Taxes pursuant to Section 3.01(a),

(c)           any Tax that is attributable to the failure of the Administrative Agent, such Lender or such L/C Issuer (or such other recipient) to comply with Section 3.01(f),

(d)           any withholding Taxes imposed under FATCA,

(e)           any deduction or withholding arising as a result of a notice or direction under Section 260-5 of Schedule 1 to the TAA, or under Section 255 of the ITAA 1936 or under other similar legislation (as applicable) requiring an Australian Loan Party (or any person on their behalf) to deduct or withhold from sums payable by it to a person under this Agreement an amount on account of any Taxes or other charges payable by the payee, or

(f)            Tax required to be deducted or withheld that could have been avoided had the relevant payee provided the Australian Loan Party with its name, address, Australian Business Number, Tax File Number, similar details or proof of other applicable exemptions or complied with any necessary procedural formalities.

“Existing Credit Facilities” means the facilities provided pursuant to the syndicated facility agreement dated 12 May 2021 between, among others, Holdings, the Borrowers, Citibank, N.A. (as collateral agent) and BMO Harris Bank N.A., (as collateral agent).

“Existing Syndicated Facility Agreement” means the syndicated facility agreement dated 12 May 2021 among the Loan Parties, Citibank, N.A., BMO Harris Bank N.A. and Credit Suisse Securities (USA) LLC.

“Facility” has the meaning specified in the introductory statement hereto.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means, each of the fee letter between a Loan Party and a Secured Party dated on or about the date of this Agreement.

“Financial Statements” means the financial statements of Holdings and its Subsidiaries, on a consolidated basis, delivered in accordance with Section 6.01.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided that for all purposes hereunder, the amount of Indebtedness under any Financing Lease shall be the capitalized amount thereof appearing on such balance sheet in accordance with GAAP.

“Fixtures” has the meaning specified in the UCC and the Australian PPS Law.

“Foreign Excluded Asset” means (a) Excluded Equity Interests, and (b) any asset the pledge of which would result in adverse tax consequences, and in each case applies in respect of the property and assets of a Loan Party that is a Foreign Subsidiary.

“Foreign Lender” means, with respect to the Borrowers, any Lender that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary of Holdings that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Ratable Portion of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any specified Person, any Indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent,

(a)           in respect of borrowed money or advances (and Guarantees thereof); or

(b)           evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit or bank guarantees (solely to the extent such letters of credit, bank guarantees or other similar instruments have been drawn and remain unreimbursed) or, without duplication, reimbursement agreements in respect thereof.

“Future Notes Priority Lien Indebtedness” means any Indebtedness of the Australian Borrower and/or the Guarantors that is secured by a Lien on the Collateral ranking equally and ratably with the Senior Secured Notes as permitted by the Senior Secured Notes Indenture; provided that

(a)           the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of any additional notes issued pursuant to the Senior Secured Notes Indenture) shall execute a joinder or amendment to the applicable Notes Security Documents and the ABL Intercreditor Agreement and Stanwell Intercreditor Agreement, as applicable, and

(b)           Holdings shall designate such Indebtedness as “Future Priority Lien Indebtedness”.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date other than the Capital Lease Accounting Policies.

“General Intangible” has the meaning set forth in Article 9 of the UCC and the meaning given to the term “intangible property” in the Australian PPS Act.

“Goods” has the meaning specified in the UCC and the Australian PPS Act.

“Governmental Authority” means the government of the United States, Australia or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Greenbrier Mine” means the underground bord and pillar mine and the surface contour and highwall mining operations located in the Greenbrier and Nicholas Counties of West Virginia, in the United States of America.

“Group” means Holdings and its Subsidiaries.

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of

(a)           the guaranteeing person or

(b)           another Person (including, without limitation, any bank under any letter of credit or bank guarantee) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and bank guarantees and any obligation of the guaranteeing person, whether or not contingent,

(i)             to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(ii)            to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,

(iii)           to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or

(iv)           otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof;

provided, however, that the term Guarantee shall not include

(x)            ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and

(y)           endorsements of instruments for deposit or collection in the ordinary course of business.

The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of

(a)           an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and

(b)           the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Guarantor listed on Schedule 1.01(a), and each of the existing and future, direct or indirect, Subsidiaries of Holdings (other than any Excluded Subsidiary) that guarantees the Obligations pursuant to Section 6.16.

“Hazardous Materials” means any substances, materials or wastes, defined, listed or regulated as “hazardous”, “toxic”, a “pollutant”, or a “contaminant” (or terms of similar regulatory intent or meaning) under, any applicable Environmental Law or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof), explosive substances, radioactive materials or wastes, petroleum products, or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

“Head Company” has the meaning specified in the ITAA 1997.

“Hedge Bank” means (a) a Lender or an Affiliate of a Lender that is a party to a Secured Hedge Agreement on the Closing Date or (b) any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in each case, in its capacity as a party to such Secured Hedge Agreement.

“Hedging Obligations” means, with respect to any Person, any obligations arising under any Swap Contract, Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Hedging Reserve” means a reserve established by the Administrative Agent (acting reasonably) in respect of Secured Hedging Obligations based upon the credit exposure of any Hedge Banks to any Loan Party in respect of any Secured Hedging Obligations, as notified by such Hedge Bank in writing to the Administrative Agent and the Collateral Agent; provided that (x) the maximum amount of Hedging Reserves in respect of each Hedge Bank shall not exceed the lesser of (i) the actual credit exposure of such Hedge Bank to the Loan Parties and (ii) the aggregate Designated Amounts with respect to such Hedge Bank and (y) the aggregate maximum amount of Hedging Reserves shall in no event exceed the lesser of (i) $60,000,000 and (ii) the actual credit exposure of all Hedge Banks to the Loan Parties.

“Historic Term SOFR” means, in relation to any Base Rate Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of that Loan and which is as of a day no more than 5 RFR Banking Days before the Quotation Date.

“Holding Company” means, in relation to a Person, any other Person in respect of which it is a Subsidiary.

“Honor Date” shall have the meaning specified in Section 2.06(e)(i).

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

(a)           The principal in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(b)           any amount raised under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(c)           receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(d)           any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing of money, which would, in accordance with US GAAP, be treated as a liability in the audited consolidated financial statements of that Person;

(e)           all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(f)            all obligations of such Person issued or assumed as the deferred purchase price of property (but excluding obligations relating to the deferred purchase price of the Stanwell Reserved Area and the Stanwell Rebate), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accrued expenses or accounts payable or other liability to trade creditors arising and paid in the ordinary course of business);

(g)           all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction;

(h)           to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(i)            the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

Notwithstanding the foregoing, in connection with the purchase by Holdings or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments, earn-outs or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

Notwithstanding the foregoing, “Indebtedness” shall not include any Reclamation Obligations or Obligations under or in respect of Permitted Securitization Financings.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Taxes” means

(a)           Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and

(b)           to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.05(b).

“Information” has the meaning specified in Section 11.08.

“Insolvency Proceeding” means:

(a)           any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Loan Party or its Restricted Subsidiaries;

(b)           any other voluntary or involuntary insolvency or bankruptcy case or proceeding, or any receivership, liquidation or other similar case or proceeding with respect to any Loan Party or its Restricted Subsidiaries or with respect to a material portion of its assets;

(c)           any liquidation, dissolution or winding up of any Loan Party or its Restricted Subsidiary other than as permitted hereunder and under the Senior Secured Notes Documents whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;

(d)           any assignment for the benefit of creditors or any other marshaling of assets or liabilities of any Loan Party or its Restricted Subsidiaries; or

(e)           any Australian Insolvency Proceeding.

“Instrument” has the meaning specified in the UCC.

“Intellectual Property” means all intellectual property of every kind and nature and any other similar intangible rights throughout the world, including inventions, designs, patents, copyrights, licenses, trademarks and service marks (including the goodwill connected with the use thereof and symbolized thereby), domain names, trade secrets, confidential or proprietary technical and business information, know-how or other confidential or proprietary data or information, technology, processes, software and databases, together with any and all

(a)            rights and privileges arising under applicable law with respect to the foregoing,

(b)           income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof,

(c)           rights to sue for past, present or future infringements thereof, and

(d)           rights corresponding thereto throughout the world.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercreditor Agreements” means the ABL Intercreditor Agreement and the Stanwell Intercreditor Agreement.

“Interest Coverage Ratio” means, with respect to any period, the ratio of:

(a)           Consolidated EBITDA for such period to

(b)           Consolidated Interest Expense during such period.

“Interest Payment Date” means the last day of each Interest Period applicable to such Loan and the Termination Date.

“Interest Period” means, as to each Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Loan and ending on the date one, three or six months (or, to the extent agreed to by all of the Lenders, 12 months) thereafter, as selected by a Borrower in its Borrowing Notice; provided, that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Interpolated Historic Term SOFR” means, in relation to any Base Rate Loan, the rate rounded to the same number of decimal places as Term SOFR which results from interpolating on a linear basis between:

(a)           either:

(i)             the most recent applicable Term SOFR (as of a day which is not more than 5 RFR Banking Days before the Quotation Date) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)            if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, Overnight SOFR for a day which is no more than 5 RFR Banking Days (and no less than 2 RFR Banking Days) before the Quotation Date; and

(b)           the most recent applicable Term SOFR (as of a day which is not more than 5 days before the Quotation Date) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

“Interpolated Screen Rate” means, at any time, the rate per annum reasonably determined by the Administrative Agent (which determination, as to any Lender, shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:

(a)           the Screen Rate for the longest period (for which the Screen Rate for the applicable currency is available) that is shorter than the Interest Period and

(b)           the Screen Rate for the shortest period (for which the Screen Rate for the applicable currency is available) that exceeds the Interest Period, in each case, as of the applicable quotation time in the applicable currency.

“Interpolated Term SOFR” means, in relation to any Base Rate Loan, the rate rounded to the same number of decimal places as Term SOFR which results from interpolating on a linear basis between:

(a)           either:

(i)             the applicable Term SOFR (as of the Quotation Date) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)             if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, Overnight SOFR for the day which is 2 RFR Banking Days before the Quotation Date; and

(b)           the applicable Term SOFR (as of the Quotation Date) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

“Inventory” has the meaning specified in the UCC or Australian PPS Act.

“Inventory Value” means, at any time of determination, with respect to any Coal Inventory of any of the Loan Parties, the actual production cost per ton thereof, based on the “clean coal equivalent” thereof.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person. If Holdings or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Holdings or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by Holdings or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

“Ipso Facto Event” means a Borrower is the subject of:

(a)           an announcement, application, compromise, arrangement, managing controller, or administration as described in section 415D(1), 434J(1) or 451E(1) of the Australian Corporations Act, or

(b)           any process which under any law with a similar purpose may give rise to a stay on, or prevention of, the exercise of contractual rights.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrowers (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“ITAA 1936” means the Income Tax Assessment Act 1936 (Cth) of Australia.

“ITAA 1997” means the Income Tax Assessment Act 1997 (Cth) of Australia.

“Landlord Lien Waiver” means any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.

“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. The amount of any L/C Advance made by an L/C Issuer in an Alternate Currency and not reimbursed by the applicable Borrower shall be determined as set forth in paragraph (e) and paragraph (l) of Section 2.06.

“L/C Cash Collateral Account” means the account established by, and under the sole dominion and control of, the Administrative Agent maintained with either Lender or a bank affiliate of either Lender or any other bank reasonably acceptable to the Administrative Agent and designated as the “Coronado L/C Cash Collateral Account”.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, collectively, each of The Hongkong and Shanghai Banking Corporation Limited, Sydney branch (ABN 65 117 925 970) and DBS Bank Limited, Australia branch (ARBN 601 105 373) in its respective capacity as issuer of Letters of Credit hereunder, and any other Lender or Lenders reasonably acceptable to Holdings and the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) that agree to act as L/C Issuer, and any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to Letters of Credit, including all L/C Borrowings plus the aggregate amount of Letter of Credit Fees then due and payable.

“L/C Sublimit” means, at any time,

(a)           with respect to all of the L/C Issuers taken as a whole, $100,000,000 (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and

(b)           with respect to each L/C Issuer individually, an amount allocated to such L/C Issuer by the Administrative Agent, at the request of the Borrowers, and accepted by such L/C Issuer in its sole discretion. As of the Closing Date, the L/C Sublimit of each L/C Issuer referred to in clause (b) above shall be the amount set forth opposite such L/C Issuer’s name on Schedule 1.01(b).

“Lender” means each financial institution listed on Schedule 1.01(b), as well as any Person that becomes a “Lender” hereunder pursuant to Section 11.07(b).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire or Assignment and Acceptance by which it became a Lender or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter-of-Credit Rights, Instruments and Documents” has the meaning specified in the UCC.

“Letter of Credit” means any letter of credit or bank guarantee issued pursuant to Section 2.06(a).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is the earlier of

(a)           12 months after its date of issuance (or such longer period as may be agreed by the applicable L/C Issuer and the applicable Borrower); and

(b)           five (5) Business Days prior to the Maturity Date;

provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to be in clause (b) above, except to the extent Cash Collateralized pursuant to arrangements reasonably acceptable to the relevant L/C Issuer).

“Letter of Credit Fee” has the meaning specified in Section 2.13(e).

“Leverage Ratio” means, as of any date of determination the ratio of

(a)           the aggregate outstanding principal amount of all Indebtedness (excluding, for the avoidance of doubt, the obligations relating to the deferred purchase price of the Stanwell Reserved Area and the Stanwell Rebate) of Holdings and its Subsidiaries on a consolidated basis as of such date (net of the Unrestricted Cash Amount as of such date) to

(b)           Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period then most recently ended for which Financial Statements have been, or were required to have been, delivered pursuant to Section 6.01.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory, judgment, liens arising by operation of law or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), including to secure any obligation of any Person or any other agreement or arrangement having a similar effect, including any “security interest” as defined in the Australian PPS Act or the UCC, and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Limited Recourse Financial Indebtedness” means any indebtedness incurred in connection with a Project relating to a Similar Business where the provider of the indebtedness only has recourse, in respect of Holdings and its Subsidiaries, to all or any of the following:

(a)           the assets used exclusively for an in connection with such project (Project Assets);

(b)           shares in a Project Company; and

(c)           the Project Company or Project Companies, provided that (other than in the case of fraud, wilful misconduct or negligence of the Project Company), if the Project Assets do not comprise all or substantially all of a Project Company’s business or interests the recourse is limited to recoveries in respect of the Project Assets and the provider of the indebtedness or any agent appointed by the provider of the indebtedness has no right to take any step towards its winding up or dissolution or the appointment of a liquidator, administrator, administrative receiver or similar officer in respect of it or its assets.

“Liquidity” means, at any time, the aggregate of:

(a)           Unrestricted Cash Amount; and

(b)           the aggregate of amounts available for drawing under the RCF Sublimit.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Collateral Documents (including the Australian Collateral Documents and any Intellectual Property Security Agreements), (c) each Issuer Document, (d) each Secured Hedge Agreement, (e) each Secured Cash Management Agreement; (f) the ABL Intercreditor Agreement and the Stanwell Intercreditor Agreement (g) the Australian Security Trust Deed, (h) the Australian Subordination Deed (i) the DORA, (j) Fee Letters, (k) the Rights of Entry and (l) the Blocked Account Agreements.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Logan Mine” means the underground and surface mining operations located in the Counties of Boone, Logan, and Wyoming in West Virginia, in the United States of America.

“Market Value” means, with respect to any Coal Inventory, the fair market value thereof, determined based on the actual selling price of coal to third-parties at any time during the period following the last day of any month (or, while a Default or Event of Default is continuing, any applicable week) and prior to the delivery of the Borrowing Base Certificate with respect to such month or week, as applicable; provided, that if the aggregate volume of Coal Inventory sold at any time during such period is less than the aggregate on-hand volume of Coal Inventory as of the date of such Borrowing Base Certificate, the Market Value shall be reasonably determined in good faith by the Loan Parties consistent with past practices of the Loan Parties.

“Material Adverse Effect” means a material adverse effect upon

(a)           the business, assets, operations, property or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole,

(b)           the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Secured Parties hereunder or thereunder, and

(c)           the ability of the Loan Parties (taken as a whole) to perform their obligations under the applicable Loan Documents.

“Material Fixed Assets” means:

(a)           Material Leased Real Property; and

(b)           Material Owned Real Property.

“Material Leased Real Property” means

(a)           as of the Closing Date, all Real Property subject to a Real Property Lease under which Holdings, the Borrowers or any other Loan Party is the lessee or tenant, including those listed on Schedule 5.08(a), and

(b)           any other Real Property subject to a Real Property Lease that Holdings, the Borrowers or any other Loan Party enters into or acquires after the Closing Date as the lessee or tenant thereunder for the purpose of mining or conducting mining operations on such leased Real Property (including, without limitation, extraction of coal and other minerals and the processing and transport thereof) in respect of which the coal royalties payable under such Real Property Lease are or would reasonably be expected to be equal to or greater than $1,500,000, in the aggregate, during the period from date of execution of such Real Property Lease to the Maturity Date, as determined by Holdings on the date of execution of such Real Property Lease in its reasonable judgment, provided, however, if any Material Leased Real Property requires a consent from the counterparty, then the Loan Party a party thereto shall use commercially reasonable efforts to obtain such consent. If such consent is not obtained within 120 days, which shall be automatically extended by the same period of time as the Notes Priority Lien Collateral Trustee under the Senior Secured Notes Documents may agree to extend the corresponding post-closing perfection period with respect to the Senior Secured Notes Documents, the Administrative Agent may elect to exclude such Real Property Lease from the definition of Material Leased Real Property.

“Material Owned Real Property” means any Real Property consisting of a fee or surface estate that Holdings, the Borrowers or any other Loan Party:

(a)           owns as of the Closing Date, including those listed on Schedule 5.08(b), or

(b)           acquires an ownership interest in after the Closing Date for the purpose of mining or conducting mining operations on such Real Property (including, without limitation, extraction of coal and other minerals and the processing and transport thereof) the fair value of which, as of the date of acquisition thereof, is equal to or greater than $5,000,000 as determined by the applicable tax assessor.

“Material Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all improvements, fixtures, easements, hereditaments, permits and appurtenances relating thereto, and including, with respect to the Loan Parties, all property listed on Schedule 5.08(a) and Schedule 5.08(b), excluding any portion of real property mutually agreed-upon by Borrower and Administrative Agent containing improvements on the Closing Date or on each date of the acquisition thereof.

“Material Subsidiary” means, at any date of determination, each of the Subsidiaries of Holdings

(a)           whose total assets at the last day of the most recently ended Test Period were equal to or greater than 2.5% of the Consolidated Tangible Assets of Holdings and its Subsidiaries at such date or

(b)           whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of Holdings and its Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided, that if, at any time and from time to time, Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Consolidated Tangible Assets of Holdings and its Subsidiaries as of the end of the most recently ended fiscal quarter or fiscal year for which Financial Statements are required to have been delivered pursuant to Section 6.01 or more than 5.0% of the consolidated gross revenues of Holdings and its Subsidiaries for the Test Period ending as of the last day of such fiscal quarter or fiscal year, then the Borrowers shall, not later than 30 days after the date by which Financial Statements for such fiscal quarter or fiscal year are required to be delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and comply with the provisions of Section 6.16 applicable to such Subsidiary; provided, further that the Borrowers may designate any other Subsidiary as a “Material Subsidiary” and comply with the provisions of Section 6.16 applicable to such Subsidiary.

“Maturity Date” means the date that is three (3) years after the Closing Date; provided, that individual Lenders may agree to extend the maturity of their Commitments under the Facility upon the request of the Borrowers and without the consent of any other Lender.

“Maximum Rate” has the meaning specified in Section 11.10.

“Maximum Revolving Credit” means, at any time, the lesser of (i) the Borrowing Base at such time and (ii) the aggregate amount of Commitments in effect at such time.

“Mining Financial Assurances” has the meaning specified in Section 5.10.

“Mining Title” means fee simple title to surface and/or Coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface and/or Coal together with (A) for Real Property designated for surface mining, no less than those easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, and transport Coal by surface mining methods; (B) for Real Property designated for underground mining, no less than those easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, and transport Coal by underground mining methods; and (C) for Real Property where any Loan Party has facilities currently used in the Coal mining business, including office and administrative buildings, mine openings, air shafts, preparation and processing plants, slurries and gob disposal areas, retention and drainage ponds, unfinished Reclamation areas, coal terminals, and coal loading and storage facilities, no less than those easements, licenses, privileges, rights, and appurtenances as are necessary to operate such facilities in the manner presently operated.

“Money” has the meaning specified in the UCC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a deed of trust, trust deed, deed to secure debt, mortgage, leasehold mortgage and leasehold deed of trust on Real Property or Fixtures owned or leased by any Loan Party that is granted to secure any Obligations in form and substance reasonably satisfactory to the Administrative Agent, in each case as amended, restated, supplemented or otherwise modified from time to time.

“MSHA” means the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801 et seq., as amended.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Non-ABL Priority Collateral” means all rights, title and interests of each Loan Party in the following Collateral, in each case, whether now owned or existing or hereafter acquired or arising and wherever located, including, without duplication,

(a)           all rights of each Loan Party to receive moneys due and to become due under or pursuant to the following,

(b)           all rights of each Loan Party to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following,

(c)           all claims of each Loan Party for damages arising out of or for breach of or default under any of the following, and

(d)           all rights of each Loan Party to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)             all machinery and Equipment;

(ii)            all Material Owned Real Property and Material Leased Real Property;

(iii)           all Intellectual Property;

(iv)           all Equity Interests in all direct Subsidiaries of any Loan Party;

(v)            all intercompany indebtedness of any Subsidiary of Holdings that is not a Loan Party (including, for such purposes, any “Unrestricted Subsidiaries,” howsoever defined) or of any other Affiliate of any Loan Party, in each case, owed to any Loan Party (other than, in the case of any other Affiliate of any Loan Party, all rights to payment arising from any sale, lease, license, assignment or other disposition of Inventory or Goods (other than Fixtures or Equipment) or the provision of services);

(vi)           all Fixtures;

(vii)          all other assets of any Loan Party, whether real, personal or mixed, in each case, not constituting ABL Priority Collateral;

(viii)         to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (vii), all General Intangibles, letters of credit and bank guarantees (whether or not the respective letter of credit or bank guarantee is evidenced by a writing), Letter-of-Credit Rights, Instruments and Documents; provided that to the extent any of the foregoing also relates to any ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the Non-ABL Priority Collateral shall be included in the Non-ABL Priority Collateral;

(ix)           to the extent relating to any of the items referred to in the preceding clauses (i) through (viii), all insurance; provided that to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the Non-ABL Priority Collateral shall be included in the Non-ABL Priority Collateral;

(x)            to the extent relating to any of the items referred to in the preceding clauses (i) through (ix), all Supporting Obligations; provided that to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (ix) as being included in the Non-ABL Priority Collateral shall be included in the Non-ABL Priority Collateral;

(xi)           to the extent relating to any of the items referred to in the preceding clauses (i) through (x), all Commercial Tort Claims; provided that to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (x) as being included in the Non-ABL Priority Collateral shall be included in the Non-ABL Priority Collateral;

(xii)          all Books and records, including all books, databases, customer lists and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; and

(xiii)         all cash Proceeds and, solely to the extent not constituting ABL Priority Collateral, non-cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including all insurance Proceeds) and all collateral security, guarantees and other collateral support given by any Person with respect to any of the foregoing;

provided, however, that

(x)            if Collateral of any type is received in exchange for Non-ABL Priority Collateral pursuant to an enforcement action or during an Insolvency Proceeding, such Collateral will be treated as Non-ABL Priority Collateral and

(y)            if Collateral of any type is received in exchange for ABL Priority Collateral pursuant to an enforcement action or during an Insolvency Proceeding, such Collateral will be treated as ABL Priority Collateral.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.06(c)(iii).

“Nonconsenting Lender” has the meaning specified in Section 11.14.

“Note Guarantors” means Holdings and the Subsidiaries of Holdings that are guarantors under the Notes Collateral Trust Agreement.

“Notes Collateral Trust Agreement” means a collateral trust agreement dated 12 May 2021, by and among the Australian Borrower, the Note Guarantors, the Notes Priority Lien Collateral Trustee and the Notes Junior Lien Collateral Trustee.

“Notes Collateral Trust Joinder” means

(a)           with respect to the provisions of the Notes Collateral Trust Agreement relating to any additional Notes Priority Secured Obligations, an agreement substantially in the form attached to the Notes Collateral Trust Agreement and

(b)           with respect to the provisions of the Notes Collateral Trust Agreement relating to the addition of additional guarantors, an agreement substantially in the form attached to the Notes Collateral Trust Agreement.

“Notes Hedge Agreement” means any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Notes Hedging Obligations” of any Person means the obligations of such Person pursuant to any Notes Hedge Agreement.

“Notes Junior Lien” means a Lien on Collateral granted by a Notes Junior Lien Security Document to the Notes Junior Lien Collateral Trustee, at any time, upon any property of the Australian Borrower or any Note Guarantor to secure Notes Junior Lien Obligations.

“Notes Junior Lien Collateral Trustee” means such Person nominated by the holders of the Notes Junior Lien Obligations under any Notes Collateral Trust Joinder, to act in its capacity as collateral trustee for the Notes Junior Lien Secured Parties under the Notes Collateral Trust Agreement, together with its successors in such capacity.

“Notes Junior Lien Debt” means Funded Debt (excluding any ABL Debt and any Notes Priority Lien Debt), that is secured by a Notes Junior Lien and that is permitted to be incurred and permitted to be so secured under each applicable Notes Secured Debt Document; provided, that:

(a)           on or before the date on which such Funded Debt is incurred by the Australian Borrower, such Funded Debt is designated by the Australian Borrower as “Junior Lien Debt” for the purposes of the Notes Secured Debt Documents and the Notes Collateral Trust Agreement pursuant to the procedures set forth in the Notes Collateral Trust Agreement; provided, that no Funded Debt may be designated as both Notes Junior Lien Debt and Notes Priority Lien Debt and no ABL Debt may be designated as Notes Junior Lien Debt;

(b)           the Notes Junior Lien Representative for such Funded Debt executes and delivers a Notes Collateral Trust Joinder in accordance with the terms of the Notes Collateral Trust Agreement; and

(c)           all other relevant requirements set forth in the Notes Collateral Trust Agreement are complied with.

“Notes Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement pursuant to which any Notes Junior Lien Debt is incurred and the Notes Junior Lien Security Documents.

“Notes Junior Lien Obligations” means the Notes Junior Lien Debt and all other Notes Obligations in connection therewith, including, without limitation, interest and premium (if any) (including post-petition interest whether or not allowable), and all guarantees of any of the foregoing.

“Notes Junior Lien Representative” means the trustee, agent or representative of the holders of such Series of Notes Junior Lien Debt who maintains the transfer register for such Series of Notes Junior Lien Debt and

(a)            is appointed as a Notes Junior Lien Representative (for purposes related to the administration of the Notes Security Documents) pursuant to the Senior Secured Notes Indenture, a credit agreement or other agreement governing such Series of Notes Junior Lien Debt, together with its successors in such capacity, and

(b)           who has executed a Notes Collateral Trust Joinder, together with its successor in such capacity.

“Notes Junior Lien Secured Parties” means the holders of Notes Junior Lien Obligations and each Notes Junior Lien Representative and the Notes Junior Lien Collateral Trustee.

“Notes Junior Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Australian Borrower or any Notes Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Notes Junior Lien Collateral Trustee, for the benefit of any of the Notes Junior Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the Notes Collateral Trust Agreement.

“Notes Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest an allowed claim under applicable bankruptcy or insolvency laws, or U.S. federal or state law or under any foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit, bank guarantees and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the Notes Secured Debt Documents.

“Notes Priority Lien” means a Lien granted, or purported to be granted, by a Senior Secured Notes Security Document to the Notes Priority Lien Collateral Trustee, at any time, upon any property of the Australian Borrower or any Notes Guarantor to secure Notes Priority Lien Obligations.

“Notes Priority Lien Collateral Trustee” means Wilmington Trust, National Association, in its capacity as collateral trustee for the Notes Priority Lien Secured Parties under the Notes Collateral Trust Agreement, together with its successors in such capacity.

“Notes Priority Lien Debt” means:

(a)           the Senior Secured Notes issued on 12 May 2021 and the related Guarantees; and any other Funded Debt (excluding any ABL Debt and any Notes Junior Lien Debt) that is secured by a Notes Priority Lien and that is permitted to be incurred and permitted to be so secured hereunder; provided, that, in the case of Funded Debt referred to in this clause (a):

(i)             on or before the date on which such Funded Debt is incurred by the Australian Borrower, such Funded Debt is designated by the Australian Borrower as “Priority Lien Debt” for the purposes of the Notes Secured Debt Documents and the Notes Collateral Trust Agreement pursuant to the procedures set forth in the Collateral Trust Agreement; provided, that no Funded Debt may be designated as both Notes Priority Lien Debt and Notes Junior Lien Debt and no ABL Debt may be designated as Notes Priority Lien Debt;

(ii)            unless such Funded Debt is issued under an existing Notes Secured Debt Document for any Series of Notes Priority Lien Debt whose representative is already party to the Collateral Trust Agreement, the Notes Priority Lien Representative for such Funded Debt executes and delivers a Notes Collateral Trust Joinder in accordance with the terms of the Notes Collateral Trust Agreement; and

(iii)           all other relevant requirements set forth in the Notes Collateral Trust Agreement are complied with.

For the avoidance of doubt, Notes Hedging Obligations do not constitute Notes Priority Lien Debt but may constitute Notes Priority Lien Obligations. Notes Hedging Obligations that are secured pursuant to the Notes Priority Lien Documents with respect to a Series of Notes Priority Lien Debt shall be “related to” such Series of Notes Priority Lien Debt for purposes of the Notes Collateral Trust Agreement.

“Notes Priority Lien Document” means, collectively, the Senior Secured Notes Indenture, the Senior Secured Notes and the Notes Priority Lien Security Documents (in the case of the Collateral Trust Agreement, to the extent effective at the relevant time), any other indenture, credit agreement or other agreement pursuant to which any Notes Priority Lien Debt is incurred, and each of the other agreements, documents and instruments executed pursuant thereto or in connection therewith.

“Notes Priority Lien Obligations” means the Notes Priority Lien Debt and all other Notes Obligations in connection therewith, including without limitation any post-petition interest whether or not allowable, together with all Hedging Obligations and guarantees of any of the foregoing.

“Notes Priority Lien Representative” means:

(a)           in the case of the Senior Secured Notes, the Senior Secured Notes Trustee; and

(b)           in the case of any other Series of Notes Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Notes Priority Lien Debt who maintains the transfer register for such Series of Notes Priority Lien Debt and is appointed as a representative of the Notes Priority Lien Debt (for purposes related to the administration of the Notes Security Documents) pursuant to the agreement governing such Series of Notes Priority Lien Debt, and who has executed a Notes Collateral Trust Joinder, together with any successor in such capacity.

“Notes Priority Lien Secured Parties” means, as of any date of determination, the holders of Notes Priority Lien Obligations at that time, including

(a)           each Notes Priority Lien Representative and the Notes Priority Lien Collateral Trustee,

(b)          the noteholders and any other holders of Notes Priority Lien Debt and

(c)           counterparties to Notes Swap Contracts in respect of Notes Hedging Obligations.

“Notes Priority Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Australian Borrower or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Notes Priority Lien Collateral Trustee, for the benefit of any of the Notes Priority Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms thereof.

“Notes Priority Secured Obligations” means Notes Priority Lien Obligations and Notes Junior Lien Obligations.

“Notes Secured Debt Documents” means the Notes Priority Lien Documents and the Notes Junior Lien Documents.

“Notes Security Documents” means the Notes Collateral Trust Agreement, the ABL Intercreditor Agreement, the Stanwell Intercreditor Agreement, each joinder to the Notes Collateral Trust Agreement or the ABL Intercreditor Agreement or the Stanwell Intercreditor Agreement, each Notes Priority Lien Security Document and each Notes Junior Lien Security Document, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Notes Collateral Trust Agreement. Notwithstanding the foregoing, to the extent that references to “Notes Security Documents” relate solely to Notes Priority Lien Obligations or Notes Junior Lien Obligations, such references shall refer only to the Notes Security Documents applicable to Notes Priority Lien Obligations or Notes Junior Lien Obligations, as the case may be.

“Notes Swap Contract” means

(a)           any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement designed to protect against or mitigate interest rate risk,

(b)           any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect against or mitigate foreign exchange risk and

(c)           any commodity or raw material, including coal, futures contract, commodity hedge agreement, option agreement, any actual or synthetic forward sale contracts or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk (which shall for the avoidance of doubt include any forward purchase and sale of coal for which full or partial payment is required or received), in each case, that is secured under the Notes Priority Lien Documents.

“Notification” shall have the meaning given to such term in clause (r) of the definition of “Eligible Accounts.”

“Obligations” means all advances to, and debts, liabilities and obligations (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any proceeding under any Debtor Relief Law, relating to Holdings or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) of, any Loan Party arising under any Loan Document (or otherwise with respect to any Loan, Letter of Credit or, without duplication and for the avoidance of doubt, obligations described under Section 9.17(e)) whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Obligee Guarantor” shall have the meaning given to such term in Section 10.08.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Organization Documents” means,

(a)            with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b)           with respect to any limited liability company,

(i)             the certificate or articles of formation or organization and operating agreement and

(ii)            with respect to any limited liability company incorporated in Australia, the certificate of incorporation and the constitution (if any); and

(c)             with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Financial Statements” means the financial statements of Holdings and its Subsidiaries, on a consolidated basis, for the financial year ending 31 December 2022, delivered to the Administrative Agent and the Lenders prior to the Closing Date.

“Other Connection Taxes” means, with respect to any Administrative Agent, Lender or L/C Issuer (or any such other recipient) Taxes imposed as a result of a present or former connection between the recipient and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent, such Lender, or such L/C Issuer (or such other recipient) having executed, delivered, become a party to, performed its obligations under, received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performing, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.08 and Section 11.14).

“Outstanding Amount” means

(a)            with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and

(b)            with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or any L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Overnight SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(d).

“Payment Recipient” has the meaning assigned to it in Section 9.17(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute.

“Perfection Certificate” means a perfection certificate substantially in the form of Exhibit I or any other form approved by the Administrative Agent, as such perfection certificate may be amended, restated, supplemented or otherwise modified from time to time.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit J.

“Permitted Factoring Arrangement” means:

(a)           the factoring arrangement provided for and contemplated under the agreement named “Limited Recourse Receivables Discounting Framework Agreement” between Coronado Curragh Pty Ltd and The Hongkong and Shanghai Banking Corporation Limited dated 30 June 2020 with respect to receivables owed by T.S. Global Procurement Company Pte Ltd;

(b)           the factoring arrangement provided for and contemplated under the agreement named “Supplier Agreement”, dated as of 12 May 2021, by and among Coronado Coal II LLC and Coronado IV LLC and LSQ Funding Group L.C., with respect to receivables owed by United States Steel Corporation;

(c)           the factoring arrangement provided for and contemplated under the agreement named “Draft Purchase Agreement”, dated as of 19 August 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and between Coronado II LLC and Bank of America N.A., with respect to receivables owed by Cleveland Cliffs Steel LLC; and

(d)           any other factoring arrangement entered into by the Borrowers, Holdings or any Guarantor, whereby the Borrowers, Holdings or any Guarantor, as applicable, agrees to assign and sell from time to time to a financial institution or third-party factor its right, title and interest in certain of its Receivables Assets (which, for the avoidance of doubt, shall include any draft or invoice sold under a draft purchase agreement or similar supply chain finance arrangement);

provided that in each case, in connection therewith, all of the following conditions are satisfied as determined by the Administrative Agent in its discretion:

(i)             the Borrowers, Holdings or any Guarantor, as applicable, does not grant any Liens on any Collateral other than a Lien on those Receivables Assets sold pursuant to the terms of a Permitted Factoring Arrangement;

(ii)            any Borrowing Base calculation shall exclude all assigned and sold Receivables Assets;

(iii)           the purchase price with respect to any assigned and sold Receivables Assets is paid in cash in accordance with the terms of the Permitted Factoring Arrangement; and

(iv)           if that factoring arrangement has been established or amended subsequent to the date of this Agreement, the arrangement or amendment has been consented to by the Administrative Agent acting on the instructions of all Lenders.

“Permitted Financial Accommodation” means:

(a)           except where such is prohibited under the laws of incorporation or formation of the relevant Loan Party, a loan or other accommodation made available by a Loan Party to or for the benefit of employees or directors or officers of a Loan Party to acquire shares in a Loan Party in an amount in aggregate for all employees and directors not exceeding US$5,000,000;

(b)           any deposit funds of a Loan Party with a bank in the ordinary course of its business;

(c)           any trade credit not exceeding 180 days provided, or otherwise accommodated by a Loan Party for the supply of goods and services on extended terms in the ordinary course of trading;

(d)           any other accommodation made by a Loan Party to another Loan Party so long as they are subordinated in accordance with the terms of the Australian Subordination Deed;

(e)           accommodation including a surety made by a Loan Party to a Project Company (or in the case of a surety in connection with a Project Company) so long as the giving of that accommodation would not result in a breach of Section 7.09 and the aggregate accommodation made available by Loan Parties under this paragraph does not exceed 5% of Total Tangible Assets at any time;

(f)            accommodation (not being accommodation which is permitted under paragraph (e) or which is prohibited under the laws of incorporation of the relevant Loan Party) made by a Loan Party to an Unrestricted Subsidiary provided that such accommodation does not exceed A$5,000,000 in aggregate for all financial accommodation provided under this paragraph (f).

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Securitization Financing” means one or more transactions pursuant to which

(a)           Securitization Assets or interests therein are sold or transferred to or financed by one or more Special Purpose Securitization Subsidiaries, and

(b)           such Special Purpose Securitization Subsidiaries finance (or refinance) their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets and any Swap Obligations or hedging agreements entered into in connection with such Securitization Assets;

provided, that recourse to Holdings, the Borrowers or any Restricted Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by Holdings in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by Holdings, the Borrowers or any Restricted Subsidiary (other than a Special Purpose Securitization Subsidiary)).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as amended from time to time.

“Pledged Collateral” has the meaning specified in Section 1.03 of the Security Agreement.

“Pledged Stock” has the meaning specified in Section 1.03 of the Security Agreement.

"Prime Bank" means, in relation to BBSY, a bank determined by ASX Benchmarks Pty Limited (or any other person which takes over the administration of the Screen Rate for Australian dollars) as being a Prime Bank or an acceptor or issuer of bills of exchange or negotiable certificates of deposit for the purposes of calculating that Screen Rate. If ASX Benchmarks Pty Limited or such other person ceases to make such determination, the Prime Banks shall be the Prime Banks last so appointed.

“Proceeds” has the meaning specified in the UCC and the Australian PPS Law and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Administrative Agent or Holdings or any of its Subsidiaries from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to Holdings or any of its Subsidiaries from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Project” means any particular project of Holdings or any Subsidiary of Holdings relating to the ownership, creation, development, operation, exploration, investigation or exploitation of any assets in the coal sector acquired by Holdings or any Subsidiary of Holdings after the Closing Date.

“Project Company” means any entity which is a Subsidiary of Holdings (other than one which is a Subsidiary of Holdings at the Closing Date) and is established or maintained following the Closing Date solely for the purpose of the acquisition, development or operation of a Project, either alone or in conjunction with other parties that are non-Group members and which owes Limited Recourse Financial Indebtedness.

“Properties” means the facilities and properties currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Published Rate” means:

(a)           Overnight SOFR; or

(b)           Term SOFR for any period for which Term SOFR is customarily displayed on the relevant page or screen of an information service.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Quotation Date” for a period means:

(a)           for BBSY, the first day of that period; and

(b)           for Term SOFR, two RFR Banking Days before the first day of that period or such other date as the Administrative Agent may determine, provided always that a Quotation Day occurs on an RFR Banking Day.

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitments of all Lenders (or, at any time after the Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Total Outstandings owing to such Lender by the aggregate outstanding principal balance of the Total Outstandings owing to all Lenders).

“RCF Loan” means a Loan drawn under the RCF Sublimit.

“RCF Sublimit” means, at any time,

(a)           with respect to all of the Lenders taken as a whole, $70,000,000 (calculated, in the case of Alternate Currency Loans, based on the Dollar Equivalent thereof) and

(b)           with respect to each Lender individually, an amount allocated to such Lender by the Administrative Agent, at the request of the Borrowers, and accepted by such Lender in its sole discretion. As of the Closing Date, the RCF Sublimit of each Lender referred to in clause (b) above shall be the amount set forth opposite such Lender’s name on Schedule 1.01(b).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all improvements, fixtures, easements, hereditaments, permits and appurtenances relating thereto.

“Real Property Lease” means any lease, license, letting, concession, occupancy agreement, sublease, easement or right of way to which such Person is a party and is granted a possessory interest in or a right to use or occupy all or any portion of the Real Property (including, without limitation, the right to extract minerals from any portion of Real Property) and every amendment or modification thereof including with respect to the Loan Parties, without limitation, the leases with respect to Real Property listed on Schedule 5.08(a) and any Contractual Obligation with respect to any of the foregoing.

“Receivables Assets” means accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Holdings, the Borrowers or any Subsidiary, in each case, not included within the Borrowing Base.

“Recipient” means (a) the Administrative Agent, (b) any Lender, or (c) any L/C Issuer, as applicable.

“Reclamation” means the reclamation and restoration of land, water and any future, current, abandoned or former mines, and of any other Environment affected by such mines, as required pursuant to SMCRA, any other Environmental Law or any Environmental Permit.

“Reclamation Obligations” means the reclamation, rehabilitation, revegetation and other mine closure obligations (including reclamation mine closure guarantees) of Holdings or any Restricted Subsidiary with respect to mines or other assets of Holdings or any Restricted Subsidiary used or useful in a Related Business.

“Reference Bank Rate” means, in relation to BBSY, the sum of:

(a)           the following rates:

(i)             the arithmetic mean of the rates (rounded upwards to 4 decimal places) as supplied to the Administrative Agent at its request by the Reference Banks as the mid discount rate (expressed as a yield percent to maturity) observed by the relevant Reference Bank for marketable parcels of Australian Dollar denominated bank accepted bills and negotiable certificates of deposit accepted or issued by Prime Banks, and which mature on the last day of the relevant period; or

(ii)             (if there is no observable market rate for marketable parcels of Prime Bank Australian Dollar securities referred to in paragraph (i) above), the arithmetic mean of the rates (rounded upwards to 4 decimal places) as supplied to the Administrative Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in Australian Dollars in the Australian interbank market for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market sizes and for that period; and

(b)           0.05% per annum.

“Reference Banks” means, in relation to BBSY, the principal office in Sydney of any three of the following:

(a)           Australian and New Zealand Banking Group Limited;

(b)           Commonwealth Bank of Australia;

(c)           National Australia Bank Limited; and

(d)           Westpac Banking Corporation.

“Refinance” means, in respect of any Indebtedness or any commitment to extend credit (and the documents governing such indebtedness or commitment to extend credit), to refinance, amend and restate, extend, renew, supplement, restructure, replace, refund or repay, or to issue other Indebtedness or commitment to extend credit in exchange or replacement for such Indebtedness, in whole or in part, whether with the same or different lenders, arrangers, or agents.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Holdings or any Restricted Subsidiary existing on the Closing Date or incurred in compliance herewith, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(a)           such Refinancing Indebtedness has a maturity no earlier than the maturity of the Indebtedness being Refinanced;

(b)           such Refinancing Indebtedness has a weighted average life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life of the Indebtedness being Refinanced;

(c)            such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding under the Indebtedness being Refinanced (plus fees and expenses, including any premium, accrued interest, underwriting discounts and defeasance costs);

(d)            (i)             if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations, at least to the same extent as the Indebtedness being Refinanced and

(ii)           if the Lien securing the Indebtedness being Refinanced is subordinated to the Lien securing the Obligations, the Lien securing the Refinancing Indebtedness shall be subordinated to the Lien securing the Obligations;

(e)            (i)             such Refinancing Indebtedness is incurred by either (A) the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced or (B) Holdings, the Borrowers or a Loan Party and

(ii)           such Refinancing Indebtedness may not be secured by property that did not secured the Indebtedness being Refinanced; and

(f)             (i)             to the extent secured by a Lien on Collateral, such Refinancing Indebtedness shall be subject to the ABL Intercreditor Agreement and the Stanwell Intercreditor Agreement and

(ii)            no Refinancing Indebtedness shall be secured by Lien on ABL Priority Collateral that is senior to or pari passu to the Lien securing the Obligations.

“Register” has the meaning specified in Section 11.07(c).

“Related Business” means any business in which Holdings or any of its Restricted Subsidiaries was engaged on the Closing Date and any business or activity related, ancillary or complementary to such business or that is a natural outgrowth or reasonable extension, development or expansion of such business.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, members, partners, directors, officers, employees, agents, attorneys, fund managers, advisors and representatives.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Assets” means:

(a)           (i)             any properties or assets that replace the properties or assets that were the subject of such Disposition and properties or assets used or useful in a Related Business that are not classified as current assets under GAAP; or

(ii)            any other capital expenditure,

(b)           all or substantially all the assets of a Related Business or

(c)           a majority of the Voting Stock of any Person engaged in a Related Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Replacement Benchmark” means a benchmark or reference rate which is:

(a)           formally designated, nominated or recommended as the replacement for a Screen Rate or Published Rate (as applicable) by:

(i)	the administrator of that Screen Rate or Published Rate (as applicable) (provided that the market or economic reality that such benchmark or reference rate measures is the same as that measured by that Screen Rate or Published Rate (as applicable)); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)           in the opinion of the Required Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate or Published Rate (as applicable); or

(c)           in the opinion of the Required Lenders and the Borrowers, an appropriate successor to a Screen Rate or Published Rate (as applicable).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning specified in Section 9.15.

“Request for Credit Extension” means

(a)           with respect to a Borrowing, a Borrowing Notice, and

(b)           with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination where there are only two Lenders, both Lenders and in all other circumstances as of any determination date, Lenders holding more than 66 2/3% of the sum of

(a)            the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), and

(b)           the aggregate unused Commitments;

provided, that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve” means any “Reserve” required by this Agreement including:

(a)           Hedging Reserves; and

(b)           Australian Priority Payables Reserves.

“Resolution Authority” means any body which has the authority to exercise any Write-Down and Conversion Powers.

“Responsible Officer” means the chief executive officer, president, chief financial officer, the treasurer, any assistant treasurer, any vice president or the controller of a Person, or if such person is a limited partnership, a general partner of such Person or such Person’s or such general partner’s manager or managing member, as applicable, or any officer with substantially equivalent responsibilities, but, in any event, with respect to financial matters, the chief financial officer, the chief executive officer or any other officer with substantially equivalent responsibilities.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Holdings or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or on account of any return of capital to Holdings’ stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means any Subsidiary of Holdings that is not an Unrestricted Subsidiary.

“Revaluation Date” shall mean

(a)           with respect to any Alternate Currency Letter of Credit, each of the following:

(i)            each date of issuance, extension or renewal of an Alternate Currency Letter of Credit,

(ii)           each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof,

(iii)          each date of any payment by the applicable L/C Issuer under any Alternate Currency Letter of Credit, and

(iv)           such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require and

(b)           with respect to any Alternate Currency Loans, such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Review Event” means any one or more of the following occurring (whether or not within a Loan Party’s control):

(a)           downgrade of the credit rating by S&P or Moody’s in respect of a Loan Party which applies as at the Closing Date;

(b)           Change of Control occurs;

(c)           delisting of any listed Loan Party from the relevant stock exchange on which it was listed or a trading halt in respect of such Loan Party for more than 5 Business Days.

“RFR Banking Day” means any day other than:

(a)            a Saturday or Sunday; and

(b)            a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“Rights of Entry” means a deed in form and substance acceptable to the Administrative Agent (acting on the instructions of all Lenders) between the relevant Loan Party, the Collateral Agent and / or Administrative Agent and the operator and / or owner of an Acceptable Storage Location.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Holdings or a Restricted Subsidiary on the Closing Date or thereafter acquired by Holdings or a Restricted Subsidiary whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or a Restricted Subsidiary leases it from such Person.

“Sanctioned Person” means, at any time, any Person with which dealings are prohibited or restricted by Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced by (a) the U.S. government, including those administered by the OFAC, the U.S. Department of State, and the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) the United Kingdom, including His Majesty’s Treasury of the United Kingdom, (f) the Hong Kong Monetary Authority or (g) the Australian Department of Foreign Affairs and Trade.

“Screen Rate” means:

(a)            in relation to BBSY:

(i)            the Australian Bank Bill Swap Reference Rate (Bid) administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on page BBSY of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with Holdings; and

(ii)            if the rate described in sub-paragraph (i) above is not available, the sum of:

(A)            the Australian Bank Bill Swap Reference Rate administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on page BBSW of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with Holdings; and

(B)            0.05 per cent per annum,

for the purposes of determining the rate as at a time, any subsequent correction, recalculation or republication by the administrator after that time shall be included; and

(b)            in relation to Term SOFR, the term SOFR reference rate for the relevant period as administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) as published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)            the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Required Lenders and the Borrowers materially changed; or

(b)

(i)            the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(ii)            information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate; or

(c)            the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate; or

(d)            the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(e)            the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(f)            the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Required Lenders and the Borrowers) temporary; or

(g)            in the opinion of the Required Lenders and the Borrowers, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrowers and any Cash Management Bank to the extent designated as such by the Borrowers and such Cash Management Bank in writing to the Administrative Agent from time to time.

“Secured Hedge Agreement” means any Swap Contract permitted under Article 7 that is entered into by and between the Borrowers and any Hedge Bank to the extent designated as such by the Borrowers and such Hedge Bank in writing to the Administrative Agent from time to time in accordance with Section 11.17.

“Secured Hedging Obligations” means the amount of all debts, liabilities and obligations of any Loan Party in respect of any Secured Hedge Agreement; provided that

(a)            in respect of Hedging Obligations of such Loan Party owed to the applicable Hedge Bank at any time, such amount shall be deemed to be the Swap Termination Value thereof as of such date and

(b)            any such Hedging Obligation is not also secured pursuant to the Notes Security Documents.

“Secured Parties” means, collectively, (i) the Lenders, (ii) each L/C Issuer, (iii) the Administrative Agent, (iv) the Australian Security Trustee, (v) each Hedge Bank that is a counterparty to a Secured Hedge Agreement with a Loan Party, (vi) each Cash Management Bank that is party to a Secured Cash Management Agreement with a Loan Party, and (vii) beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities Account” has the meaning specified in the UCC and the Australian PPS Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by Holdings, the Borrowers or any Restricted Subsidiary or in which Holdings, the Borrowers or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located:

(a)            Receivables Assets,

(b)            royalty and other similar payments made related to the use of trade names and other intellectual property,

(c)            revenues related to distribution of the products of Holdings, the Borrowers and the Restricted Subsidiaries,

(d)            intellectual property rights relating to the generation of any of the foregoing types of assets,

(e)            any Equity Interests of any Special Purpose Securitization Subsidiary or any Subsidiary of a Special Purpose Securitization Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, and

(f)            any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Special Purpose Securitization Subsidiary to operate in accordance with its stated purposes;

provided, that, in each case, no such assets or interests shall be included in the Borrowing Base and the Administrative Agent and Collateral Agent shall maintain an irrevocable, non-exclusive right to have access to, and a royalty-free and rent-free license and right to use, any such trade names, intellectual property, equipment, contractual rights with unaffiliated third parties, website domains and associated property on terms reasonably satisfactory to the Administrative Agent and Collateral Agent.

“Security” has the meaning given to “security interest” in the Australian PPS Act.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, by and among the Collateral Agent and each of the Loan Parties party thereto, substantially in the form of Exhibit H-1, as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Senior Secured Notes” means 10.750% senior secured notes due 2026 issued by the Australian Borrower pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Documents” means the Senior Secured Notes, the Senior Secured Notes Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Secured Notes.

“Senior Secured Notes Indenture” means that certain Indenture, dated as of May 12, 2021, among Coronado Australia Holdings Pty Ltd as issuer, Holdings, certain Subsidiaries of Holdings, as guarantors, and Wilmington Trust, National Association, as trustee (as amended, restated, supplemented, or otherwise modified from time to time) and any supplemental indenture or additional indenture to be entered into with respect to the Senior Secured Notes.

“Senior Secured Notes Security Document” means “Security Documents” as defined in the Senior Secured Notes Indenture.

“Senior Secured Notes Trustee” means Wilmington Trust, National Association, in its capacity as Indenture Trustee.

“Series of Notes Junior Lien Debt” means, severally, each issue or series of Notes Junior Lien Debt for which a single transfer register is maintained.

“Series of Notes Priority Lien Debt” means, severally, each issue or series of Notes Priority Lien Debt for which a single transfer register is maintained.

“Series of Notes Secured Debt” means each Series of Notes Priority Lien Debt and each Series of Notes Junior Lien Debt.

“Similar Business” means coal production, coal mining, coal gasification, coal liquefaction, other BTU conversions, coal brokering, coal transportation, mine development, coal supply contract restructurings, ash disposal, environmental remediation, Reclamation, coal and coal bed methane exploration, production, marketing, transportation and distribution and other related businesses, and activities of Holdings and its Subsidiaries as of the Closing Date and any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the production or sale of any inputs (such as gas or solar or wind energy) provided in respect of coal mining or coal production activities.

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§1201 et seq., as amended.

“Special Purpose Securitization Subsidiary” means

(a)            a direct or indirect Subsidiary of Holdings established in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein and/or Equity Interests in other Special Purpose Securitization Subsidiaries, and which is organized in a manner (as determined by Holdings in good faith) intended to reduce the likelihood that it would be substantively consolidated with Holdings, the Borrowers or any of Holding’s Restricted Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event Holdings, the Borrowers or any such Restricted Subsidiary becomes subject to a proceeding under the Bankruptcy Code (or other insolvency law) and

(b)            any subsidiary of a Special Purpose Securitization Subsidiary.

“Specified Time” means the Quotation Date until 12 noon Sydney time.

“Spot Rate” shall mean, on any day, with respect to any currency in relation to Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 noon, London time, on such date on the Oanda Corporation currency page for such currency. In the event that such rate does not appear on the applicable Oanda Corporation currency page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrowers, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Stanwell” means Stanwell Corporation Limited (ACN 078 848 674).

“Stanwell Agreements” means

(a)            the Stanwell Amended Coal Supply Agreement dated November 6, 2009 between Stanwell and CCPL, as amended by the ACSA Deed of Amendment, dated into on or about November 21, 2016;

(b)            the Curragh Mine - New Coal Supply Deed dated August 14, 2018 between Stanwell and CCPL;

(c)            the New Coal Supply Agreement dated July 12, 2019 between Stanwell and CCPL; and

(d)            the Option Coal Supply Agreement, dated as of January 18, 2021, by and between Stanwell and CCPL,

in each case, as such agreements may be amended, restated, replaced, supplemented or modified from time to time in accordance herewith.

“Stanwell Intercreditor Agreement” means that Existing Arrangements Intercreditor Deed, dated May 12, 2021, by and among the Collateral Agent, Senior Secured Notes Trustee, Stanwell Corporation Limited, Coronado Australia Holdings Pty Ltd, Coronado Global Resources, Inc., and the other parties from time to time party thereto, and acknowledged by Holdings and the other Loan Parties, as supplemented by that certain Joinder No. 1 dated as of the date hereof and as may be amended, restated, replaced, supplemented, varied, assigned or otherwise modified from time to time in accordance with this Agreement.

“Stanwell Obligations” means all obligations, excluding debt for borrowed money or guarantees thereof, in connection with the Stanwell Agreements as in effect on the Closing Date.

“Stanwell Rebate” means the rebate arrangements under the Stanwell Agreements.

“Stanwell Reserved Area” means certain area adjacent to the Curragh Mine acquired by Holdings on a deferred consideration basis and as contemplated by the Stanwell Agreements.

“Subsidiary” means, with respect to any Person,

(a)            any corporation, association or other business entity (other than a partnership, joint venture or limited liability company)

(i)            of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or

(ii)            whose accounts are consolidated with the accounts of such Person or one or more subsidiaries of such Person in such Person’s or subsidiary’s Securities and Exchange Commission filings,

(b)            any partnership, joint venture or limited liability company

(i)            of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise,

(ii)            of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity or

(iii)            whose accounts are consolidated with the accounts of such Person or one or more subsidiaries of such Person in such Person’s or subsidiary’s filings with the Securities and Exchange Commission,

(c)            a subsidiary within the meaning of the Australian Corporations Act, or

(d)            is part of the consolidated entity constituted by such Person and the entities it is required to include in the consolidated financial statements it prepares, or would be if such Person was required to prepare consolidated financial statements.

A trust may be a Subsidiary (and an entity may be a Subsidiary of a trust) if it would have been a Subsidiary under this definition if that trust were a corporation. For purposes of this definition, a unit or other beneficial interest in a trust is to be regarded as a share. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings (other than any Unrestricted Subsidiary).

“Supporting Obligation” has the meaning specified in the UCC.

“Surface Facilities” means the coal washing and preparation facilities, together with related structures and equipment, which provide coal washing, preparation, storage and loadout services at the Logan Mine, the Buchanan Mine, and the Greenbrier Mine.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any valid netting agreement relating to such Swap Contracts,

(a)            for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and

(b)            for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“TAA” means the Taxation Administration Act 1953 (Cth) of Australia.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Reference Rate” means:

(a)            for a Base Rate Loan: Term SOFR plus the applicable Credit Adjustment Spread unless Term SOFR plus the applicable Credit Adjustment Spread is less than zero in which case the Term Reference Rate will be zero; and

(b)            for a BBSY Loan: BBSY.

“Term SOFR” means, in relation to any Base Rate Loan:

(a)            the applicable Screen Rate for a period equal in length to the Interest Period of that Loan; or

(b)            as otherwise determined pursuant to Section 3.03.

“Termination Date” means the earliest of

(a)            (i) the Maturity Date; and (ii) if all of the conditions precedent in Section 4.01 are not satisfied or waived in accordance with Section 11.01 within 60 days of the date of this Agreement (or such later date as may be agreed by all Lenders (which agreement may be evidenced by e-mail));

(b)            the date of termination of the Commitments in full (but not in part) pursuant to Section 2.09 and

(c)            the date of termination of the Commitment of each Lender and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Test Period” means, at any time, from and inclusive of 30 June 2023, the most recently ended period of four consecutive fiscal quarters of Holdings ended on or prior to such time in respect of which Financial Statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01; provided that, prior to the first date that Financial Statements have been or are required to be delivered pursuant to Section 6.01, the Test Period in effect shall be the period of four consecutive fiscal quarters of Holdings ended 31 March 2023.

“Thermal Coal Asset” means any mining company or business where:

(a)            thermal coal related revenues of that company or business are ≥10% of total revenues for that company or business; or

(b)            annual thermal coal production for that company or business is >5Mt; or

(c)            thermal coal, as a by-product from the extraction of metallurgical coal for that company or business is >15% of total production volumes for that company or business.

“Threshold Amount” means $10,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.

“Total Tangible Assets” means the total assets shown as such in the most recent consolidated Financial Statements delivered to the Administrative Agent under Section 6.01 after deducting intangible assets and deferred tax assets.

“Transaction Costs” means, collectively, the costs, fees and expenses payable by Holdings or any of its Subsidiaries in connection with the Facility and the Transactions.

“Transactions” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents to which they are a party, (b) the Closing Date Refinancing and (c) the payment of the Transaction Costs.

“Treasury Transaction” means any interest rate swap, foreign exchange transaction, equity or equity index option, bond option, commodity swap, commodity option, cap transaction, currency swap transaction, cross-currency swap rate transaction or any other hedge or derivative transaction or product entered into in connection with protection against, or benefit from, fluctuation in any rate, currency, commodity or price.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or BBSY Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, or if the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the Uniform Commercial Code as in effect from time to time in such other jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Unbilled US Account” means, on any date of determination, each Account of the Loan Parties for the sale of Coal Inventory sourced from a Loan Party’s U.S. mine site which (a) the sale represented by such Account was made not more than 30 days prior to such date and (b) an invoice has not yet been sent to the applicable Account Debtor with respect to such Account (other than in the case of an Account where the Account Debtor is Pacific Minerals Limited in which case an Account in the form of a provisional invoice may have been sent).

“Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.06(e)(i).

“Unrestricted Cash Amount” means, as of any date of determination, the aggregate amount of cash or Cash Equivalents of the Loan Parties that

(a)            would not appear as “restricted” on a consolidated balance sheet of Holdings and its Subsidiaries or

(b)            would appear as “restricted” on a consolidated balance sheet of Holdings and its Subsidiaries, but solely in the case of this clause (b) to the extent such cash and Cash Equivalents are restricted in favor of the Administrative Agent or any Lender, in each case of clauses (a) and (b), determined in accordance with GAAP.

“Unrestricted Subsidiary” means any Subsidiary of Holdings designated by the Borrowers as an Unrestricted Subsidiary pursuant to Section 6.16(h).

“URDG” means the Uniform Rules for Demand Guarantees, ICC Publication No.758 (URDG 758).

“U.S. Guarantor” means each Guarantor listed on Schedule 1.01(a) incorporated in Delaware or West Virginia, and each of the existing and future, direct or indirect, Domestic Subsidiaries (other than any Excluded Subsidiary) that guarantees the Obligations pursuant to Section 6.16.

“U.S. Loan Parties” means, collectively, the CCC and each U.S. Guarantor.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Withholding Agent” means any Loan Party and Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank, investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.            Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise,

(i)            any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document),

(ii)            any reference herein to any Person shall be construed to include such Person’s successors and assigns,

(iii)            the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof,

(iv)            all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear,

(v)            any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and

(vi)            the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)            For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) or any creation of, or allocation or transfer of assets, rights, obligations or liabilities to, a series under Delaware law (or any comparable Person under a different jurisdiction’s laws):

(i)            if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and

(ii)            if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.03.           Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)            Changes in GAAP. If at any time any Accounting Change or any other change as permitted by Section 6.02 would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made; provided, that until so amended, all financial covenants, standards, and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.

Section 1.04.          Times of Day Unless otherwise specified, all references herein to times of day shall be references to Sydney time.

Section 1.05.          Timing of Payment or Performance. In the event that any payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day that is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06.          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07.          [Reserved]

Section 1.08.          [Reserved]

Section 1.09.          Australian Terms

In this Agreement, where it relates to a person or entity incorporated or established under the laws of Australia and including, for the avoidance of doubt, the Australian Loan Parties, a reference to:

(a)            a person being “unable to pay its debts” includes such person being insolvent within the meaning of section 95A of the Australian Corporations Act; and

(b)            a lien or security interest includes any “security interest” as defined in sections 12(1) or (2) of the Australian PPS Act.

Section 1.10.          Australian PPS Act Provisions

(a)            Where the Administrative Agent or the Australian Security Trustee has a “security interest” (as defined in section 12(1) and 12(2) the Australian PPS Act) under any Loan Document, to the extent the law permits:

(i)            for the purposes of sections 115(1) and 115(7) of the Australian PPS Act:

(A)            the Administrative Agent or the Australian Security Trustee with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPS Act; and

(B)            sections 142 and 143 of the Australian PPS Act are excluded;

(ii)            for the purposes of section 115(7) of the Australian PPS Act, the Administrative Agent or the Australian Security Trustee with the benefit of the security interest need not comply with sections 132 and 137(3);

(iii)            each party to this Agreement waives its right to receive from the Administrative Agent or the Australian Security Trustee any notice required under the Australian PPS Act (including a notice of a verification statement); and

(iv)            if the Administrative Agent or the Australian Security Trustee with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPS Act unless the Administrative Agent or the Australian Security Trustee states otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the Australian PPS Act.

(b)            This does not affect any rights a person has or would have other than by reason of the Australian PPS Act and applies despite any other clause in any Loan Document.

Section 1.11.          Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit and Alternate Currency Loans. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. For purposes of Article 2 hereof, the outstanding amount of any Borrowing or Letter of Credit in an Alternate Currency shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein (including for purposes of Article 7 and the Threshold Amount), the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article 6 or the Threshold Amount being exceeded solely as a result of changes in currency exchange rates.

(b)            Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit or a Loan or Borrowing, an amount, including a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c)         (i)          The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in any Alternate Currency as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such Alternate Currency Letter of Credit and or any other Revaluation Date, using the exchange rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.11(c)(i).

(ii)            The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in any Alternate Currency as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Borrowing of such Alternate Currency Loans in such Alternate Currency and on any other Revaluation Date, using the exchange rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.11(c)(ii).

(iii)            The Dollar Equivalent of any L/C Obligation made by any L/C Issuer in any Alternate Currency and not reimbursed by the applicable Borrower shall be determined as set forth in paragraphs (d) or (e) of Section 2.06, as applicable.

Section 1.12.          “Repaying” or “Prepaying” a Letter of Credit

(a)            A Borrower "repaying" or "prepaying" a Letter of Credit means:

(i)            that Borrower providing cash cover for that Letter of Credit;

(ii)            that Borrower making a payment, either with its own funds or with the proceeds of Loans under the Facility (or being deemed to have incurred an L/C Borrowing) under Section 2.06(d) in respect of the Letter of Credit, or a Borrower otherwise reimbursing an amount paid by the L/C Issuer under the Letter of Credit under Section 2.06;

(iii)            the maximum amount payable under the Letter of Credit being reduced or cancelled in accordance with its terms;

(iv)            the L/C Issuer being satisfied that it has no further liability under that Letter of Credit; or

(v)            if the L/C Issuer has given its prior consent, providing a back-to-back bank guarantee, bank guarantee or similar from a bank which, along with the terms (including fees and identity of the issuer) of such bank guarantee, bank guarantee or similar instrument, must be acceptable to the L/C Issuer in its absolute discretion, and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (i), (ii), (iii) and (v) above is the amount of the relevant cash cover, payment, back to back obligation, reimbursement, reduction or cancellation.

(b)            When under this Agreement a Borrower is obliged to repay or prepay a Letter of Credit, it must:

(i)            provide cash cover for the outstanding amount of the Letter of Credit (less the total amount paid by the L/C Issuer under the Letter of Credit); and

(ii)            pay (either with its own funds or with the proceeds of Loans under the Facility) under Section 2.06 an amount equal to the total amount paid by the L/C Issuer under the Letter of Credit, except to the extent that the amount of the Letter of Credit has been repaid or prepaid by another means.

Article 2.
The Commitments and Credit Extensions

Section 2.01.          The Facility. Subject to the terms of this Agreement, each Lender severally agrees to make available to the Borrowers the Facility, for Loans drawable in Dollars and Australian Dollars, provided, however, that after giving effect to any Borrowing:

(a)            the Total Outstandings shall not exceed the Availability; and

(b)            the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment; and

(c)            the aggregate Outstanding Amount of the Loans shall not exceed the RCF Sublimit of a Lender or of all Lenders taken as a whole.

The obligations of each Lender under this Agreement are several. Failure by a Lender to perform its obligations under this Agreement does not affect the obligations of any other Party under this Agreement. No Lender is responsible for the obligations of any other Lender under this Agreement.

The rights of each Lender under or in connection with this Agreement are separate and independent rights and any debt arising under this Agreement to a Lender from a Loan Party is a separate and independent debt in respect of which a Lender shall be entitled to enforce its rights in accordance with this Agreement. The rights of each Lender include any debt owing to that Lender under this Agreement and for the avoidance of doubt, any part of a Utilisation or any other amount owed by a Loan Party which relates to a Lender’s participation in a Facility is a debt owing to that Lender by that Loan Party.

A Lender may, except as specifically provided in the Loan Documents, separately enforce its rights under or in connection with this Agreement.

Section 2.02.          Utilisation - Loans.

(a)            A Borrower may utilize the Facility by delivery to the Administrative Agent of a duly completed Borrowing Notice by no later than 11:00 a.m. (Sydney time) three (3) Business Days prior to the proposed Utilisation Date.

(b)            Each Borrowing Notice for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)             it identifies the applicable Borrower requesting the proposed Loan;

(ii)            [not used];

(iii)           the proposed Utilisation Date is a Business Day within the Availability Period;

(iv)           the currency and amount of the Utilisation comply with Section 2.03; and

(v)            the proposed Interest Period complies with Section 2.12.

(c)            Only one Loan may be requested in each Borrowing Notice.

Section 2.03.          Currency and amount

(a)            The currency specified in a Borrowing Notice must be Dollars or the Alternate Currency.

(b)            The amount of the proposed Loan must be an amount which would not cause a breach of the proviso in Section 2.01 and must be a minimum of $1,000,000 (or like amount in the relevant currency).

Section 2.04.          Lenders’ participations

(a)            Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Loan. In the case of any Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (Sydney time) on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of the applicable Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date a Borrowing Notice with respect to a Borrowing is given by a Borrower, there are L/C Advances outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any Unreimbursed Amounts in respect thereof, and second, shall be made available to the applicable Borrower as provided above.

(b)            [Not used]

(c)            The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Loans upon determination of such interest rate.

(d)            After giving effect to all Borrowings of Loans, there shall not be more than five (5) Interest Periods in effect under the Facility.

Section 2.05.          [Reserved]

Section 2.06.          Utilisation – Letters of Credit.

(a)            The Letter of Credit Commitment. Subject to the terms of this Agreement;

(i)            each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.06,

(A)            from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or any Alternate Currency for the account of the Borrowers or any other Loan Party, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.06(c), and

(B)            to honor drawings under the Letters of Credit; and

(ii)            the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or any other Loan Party and any drawings thereunder; provided, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit,

(A)            the L/C Obligations outstanding with respect to such L/C Issuer shall not exceed the L/C Sublimit of such L/C Issuer,

(B)            the aggregate amount of L/C Obligations shall not exceed the L/C Sublimit of all L/C Issuers taken as a whole,

(C)            the Total Outstandings shall not exceed the Availability, and

(D)            the Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment.

Each Borrower hereby agrees to use commercially reasonable efforts to allocate the aggregate face amount of each Letter of Credit issued hereunder ratably among the L/C Issuers in accordance with their respective individual L/C Sublimit. Each request by the Borrowers or any other Loan Party for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the applicable Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b)           (i)            No L/C Issuer shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the applicable L/C Issuer in its sole discretion and all the Lenders, have approved such expiry date.

(ii)           No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit or bank guarantees generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)            the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit or bank guarantees generally;

(C)            except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)           such Letter of Credit is to be denominated in a currency other than Dollars or an Alternate Currency;

(E)            such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)            a default of any Lender’s obligations to fund under Section 2.06(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the applicable L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.

(iii)            No L/C Issuer shall be under any obligation to amend any Letter of Credit if

(A)            such L/C Issuer would not have any obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or

(B)            the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)            Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities

(A)            provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included such L/C Issuer with respect to such acts or omissions, and

(B)            as additionally provided herein with respect to such L/C Issuer.

(v)            No L/C Issuer shall be required to issue documentary or “trade” Letters of Credit (as opposed to “standby” Letters of Credit).

(c)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. (Sydney time) at least four (4) Business Days (or, in each case, such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and substance reasonably satisfactory to the applicable L/C Issuer:

(A)            the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(B)            the amount thereof and the currency thereof (which shall be Dollars or an Alternate Currency);

(C)            the expiry date thereof;

(D)            the name and address of the beneficiary thereof;

(E)            the documents to be presented by such beneficiary in case of any drawing thereunder;

(F)            the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and

(G)            such other matters as the applicable L/C Issuer may reasonably require.

In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and substance reasonably satisfactory to the applicable L/C Issuer

(1)            the Letter of Credit to be amended;

(2)            the proposed date of amendment thereof (which shall be a Business Day);

(3)            the nature of the proposed amendment; and

(4)            such other matters as the applicable L/C Issuer may reasonably require.

Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)            Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. For the avoidance or doubt, the Administrative Agent shall provide a copy of the Letter or Credit Application to any Lender that has not already received it. Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)            If a Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (as described in paragraph (b) of that definition); provided, however, that the applicable L/C Issuer shall not permit any such extension if:

(A)            the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.06(b))

(B)            it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension, or

(C)            the L/C Issuer is under no obligation to extend such Letter of Credit.

(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower a true and complete copy of such Letter of Credit or amendment.

(d)            Drawings and Reimbursements; Funding of Participations.

(i)         (A)         Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall, within the period stipulated by terms and conditions of Letter of Credit, examine drawing documents. After such examination and provided drawing document(s) are compliant, L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. The applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent, either with its own funds or with the proceeds of Loans under the Facility, in an amount equal to the amount of and in the same currency as (or, to the extent funded with the proceeds of Loans, in Dollars and to the extent such Letter of Credit is denominated in an Alternate Currency, in an amount equal to the Dollar Equivalent, calculated using the applicable Spot Rate on the date such drawing of the applicable Letter of Credit is made) such drawing within one (1) Business Day following the date on which such Borrower receives notice of any payment by such L/C Issuer under a Letter of Credit, provided that the Borrowers receive notice by 1:00 p.m., Sydney time on such date, or on the second Business Day if notice is not received by such time (each such date, an “Honor Date”). If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternate Currency would subject the Administrative Agent, the applicable L/C Issuer or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant L/C Issuer or Lender or (y) reimburse each unreimbursed Letter of Credit drawing made in such Alternate Currency in Dollars, in an amount equal to the Dollar Equivalent, calculated using the applicable Spot Rate on the date such drawing is made, of such unreimbursed Letter of Credit drawing.

(B)            If such Borrower fails to so reimburse such L/C Issuer by the time set forth in the preceding paragraph,

(1)            if such payment relates to an Alternate Currency Letter of Credit, automatically and with no further action required, such Borrower’s obligation to reimburse the applicable drawing shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Spot Rates on the date when such payment was due, of such Letter of Credit drawing and

(2)            the applicable L/C Issuer shall promptly notify the Administrative Agent of the Honor Date and the amount of the unreimbursed drawing (the “Unreimbursed Amount”).

(C)            The Administrative Agent shall, in the case of a payment under a Letter of Credit, promptly notify each Lender thereof and of the amount of such Lender’s Applicable Percentage thereof. Any notice given by such L/C Issuer or the Administrative Agent pursuant to this paragraph may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Lender shall upon any notice pursuant to Section 2.06(d)(i)(C) make funds available to the Administrative Agent as the applicable Letter of Credit for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 12:00 p.m. (Sydney time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.06(d)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)            With respect to any Unreimbursed Amount for a payment under a Letter of Credit that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at

(A)            the rate applicable to Loans that are Base Rate Loans (or in the case of Letters of Credit denominated in an Alternate Currency, prior to conversion to Dollars, at the rate applicable to Loans that are BBSY Loans) from the Honor Date to the date reimbursement is required pursuant to Section 2.06(d)(i) and

(B)            thereafter, the Default Rate.

Each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.06(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.06.

(iv)            Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.06(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)            Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.06(d), shall be absolute and unconditional and shall not be affected by any circumstance, including

(A)            any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrowers or any other Person for any reason whatsoever;

(B)            the occurrence or continuance of a Default or Event of Default, or

(C)            any other occurrence, event or condition, whether or not similar to any of the foregoing (it being understood and agreed that each Lender’s obligation to make Loans pursuant to this Section 2.06(d) shall not be subject to the conditions set forth in Section 4.02).

No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)            If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.06(d) by the time specified in Section 2.06(d)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.06(d)(vi) shall be conclusive absent manifest error.

(e)            Repayment of Participations.

(i)            At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.06(d), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent (or if such reimbursement payment was refunded in an Alternate Currency, the Dollar Equivalent thereof using the Spot Rate in effect on the date of such refund).

(ii)            If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.06(d) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)            Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each Unreimbursed Amount shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that such Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any Lender, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except to the extent caused by the applicable L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment;

(iv)            any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, so long as the L/C Issuer shall have determined in the absence of gross negligence or willful misconduct, in good faith, that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit;

(v)            any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, Controller or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vi)            any other action taken or omitted to be taken by the applicable L/C Issuer under or in connection with any Letter of Credit or the related drafts or documents, whether or not similar to any of the foregoing, that might, but for this Section 2.06(f)(vi) constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, such Borrower will promptly notify the applicable L/C Issuer. Such Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(g)            Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Notwithstanding anything to the contrary herein the Borrowers may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the applicable Borrower proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final, non-appealable judgment. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h)           Cash Collateral.

(i)            Upon the request of the Administrative Agent, (A) if, as of the Letter of Credit Expiration Date or the Termination Date, any L/C Obligation for any reason remains outstanding or (B) if an Event of Default has occurred and is continuing, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of such L/C Obligation.

(ii)            Section 2.06 and 8.02(a)(iii) set forth certain additional requirements to deliver cash collateral hereunder.

(iii)            “Cash Collateralize” means

(A)            to pledge to the Administrative Agent and deposit in a L/C Cash Collateral Account, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 100% of the L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer (which documents are hereby consented to by the Lenders), or

(B)            to deliver to the applicable L/C Issuer a backstop letter of credit or bank guarantee (in form and substance reasonably satisfactory to the L/C Issuer and the Administrative Agent, and issued by a bank or other financial institution acceptable to each of such L/C Issuer and the Administrative Agent, in their commercially reasonable discretion).

Derivatives of such term have corresponding meanings.

(iv)            The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.

(v)            Cash collateral shall be maintained in the L/C Cash Collateral Account. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited in the L/C Cash Collateral Account, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.

(vi)            Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer for the amount of such drawing.

(i)            Applicability of ISP or URDG (as applicable). Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued:

(i)            the rules of the ISP shall apply to each Letter of Credit; issued in the form of a standby letter of credit;

(ii)            the rules of the URDG shall apply to each Letter of Credit issued in the form of a bank guarantee in favour of a beneficiary which is not located, resident or incorporated in Australia; and

(iii)            the rules of the URDG or local law shall apply to each Letter of Credit issued in the form of a bank guarantee in favour of a beneficiary which is located, resident or incorporated in Australia.

(j)             Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any Subsidiary of any of the Borrowers inures to the benefit of the Borrowers, and that each Borrower’s business derives substantial benefits from the businesses of each such Subsidiary.

(l)             Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 8.02 or otherwise, all amounts:

(i)            that a Borrower is at the time or thereafter may become required to reimburse or otherwise pay to the Administrative Agent in respect of any drawing under a Letter of Credit made under any Alternate Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited Cash Collateral pursuant to paragraph (h), if such Cash Collateral was deposited in the applicable Alternate Currency to the extent so deposited or applied),

(ii)            that the Lenders are at the time or thereafter may become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter may become required to distribute to the applicable L/C Issuer pursuant to paragraph (d) of this Section in respect of unreimbursed Letter of Credit drawing made under any Alternate Currency Letter of Credit and

(iii)            of each Lender’s participation in any Alternate Currency Letter of Credit under which a Letter of Credit drawing has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the Spot Rates on such date, of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable L/C Issuer or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

Section 2.07.          Voluntary pay-out. The L/C Issuer may cancel a Letter of Credit at anytime by paying to the beneficiary of the relevant Letter of Credit without having received any notice of drawing pursuant to Section 2.06(d)(i) the outstanding amount of the Letter of Credit or any lesser amount specified by the beneficiary and the relevant provisions of Section 2.06 will apply to that Letter of Credit as though the L/C Issuer had received a drawing pursuant to Section 2.06(d)(i) for that amount.

Section 2.08.          Prepayments.

(a)            Optional. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided, that:

(i)            such notice must be received by the Administrative Agent not later than 11:00 a.m. (Sydney time) prior to the date of the proposed prepayment;

(ii)            any prepayment of BBSY Loans shall be in a principal amount of A$1,000,000 or a whole multiple of A$500,000 in excess thereof; and

(iii)            any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

(b)            Mandatory.

(i)            If, at any time (including as determined on delivery of a Borrowing Base Certificate), the Total Outstandings at such time exceed the Maximum Revolving Credit, then, within three (3) Business Day of the occurrence of such event or of receipt of a notice from the Administrative Agent, the Borrowers shall prepay the outstanding Loans and/or the Cash Collateralize the outstanding L/C Obligations (including by depositing funds in the L/C Cash Collateral Account pursuant to Section 2.06(h)(i)) in an aggregate amount sufficient to reduce the amount of Total Outstandings as of such date of payment to an amount less than or equal to the Maximum Revolving Credit; provided, however, that, subject to the provisions of Section 2.06(h)(ii), the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.08(b)(i) unless after the prepayment in full of the Loans the Total Outstandings exceed the Maximum Revolving Credit above at such time.

(ii)            [reserved].

(iii)           Prepayments of the Facilities made pursuant to this Section 2.08(b), shall be applied, first, to the L/C Borrowings, second, ratably to the outstanding Loans and third, to Cash Collateralize the remaining L/C Obligations.

(iv)           In the case of prepayments of the Facilities required pursuant to clause (i) of this Section 2.08(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans, outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of their business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held in the L/C Cash Collateral Account shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

(c)          Mandatory – Clean down.

The Borrowers must make prepayment of RCF Loans (and not deliver Borrowing Notices) to the extent necessary to ensure that no RCF Loans are outstanding for at least 3 consecutive Business Days in each fiscal quarter.

At the option of the Administrative Agent, fees, expenses and other sums due and payable in respect of the Loans may be paid from the proceeds of Loans. Each Borrower hereby authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Loans and to distribute the proceeds of such Loans to pay such amounts. The Borrower agrees that all such Loans so made shall be deemed to have been requested by it and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.09.          Termination or Reduction of Commitments.

(a)            The Borrowers may, upon notice to the Administrative Agent, terminate, or from time to time permanently reduce, the Commitments; provided, that

(i)            any such notice shall be received by the Administrative Agent not later than 11:00 a.m. (Sydney time) three (3) Business Days prior to the date of termination or reduction,

(ii)            any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and

(iii)           the Borrowers shall not terminate or reduce the aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Availability.

The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the aggregate Commitments. Any reduction of the aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.

(b)            Payment of Fees. All fees in respect of the Facility accrued until the effective date of any termination of the Facility shall be paid on the effective date of such termination.

Section 2.10.          Restrictions

(a)            Any notice of cancellation, prepayment, authorization or other election given by any Party under Section 2.08 or Section 2.09 shall be irrevocable and, unless a contrary indication appears in this agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)            Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Section 3.07, without premium or penalty.

(c)            Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)            The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)            No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

(f)            If the Administrative Agent receives a notice under Section 2.08 or Section 2.09 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate

Section 2.11.          Repayment of Loans.

Loans. The Borrowers shall, on a joint and several basis in accordance with Section 11.19:

(a)            repay each Loan on the last day of its Interest Period; provided that, without prejudice to the Borrowers’ obligations under this paragraph (a):

(i)            if one or more Loans are to be made available to a Borrower:

(A)            on the same day that a maturing Loan is due to be repaid by that Borrower;

(B)            in the same currency as the maturing Loan; and

(C)            in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)            the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Lender to the contrary in the relevant Borrowing Notice, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)            if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)            the relevant Borrower will only be required to make a payment under this Agreement in an amount in the relevant currency equal to that excess; and

(2)            the Lender’s participation in funding the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment in respect of its participation in the new Loan; and

(B)            if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loan:

(1)            the relevant Borrower will not be required to make a payment under this agreement; and

(2)            each Lender will be required to make a payment in respect of the new Loan in respect of its participation in the new Loan only to the extent that its participation in the new Loan exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loan shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan; and

(b)            repay to the Lenders on the Termination Date the aggregate principal amount of all Loans outstanding on such date.

Section 2.12.          Interest.

(a)            Subject to the provisions of Section 2.12(b), each Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to:

(i)            Applicable Rate; and

(ii)            Term Reference Rate.

(b)            While any Event of Default exists, if any principal of or interest on any Loan or any fee or any other amount payable by the Borrowers hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, by acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to the Default Rate; provided that no amount shall accrue pursuant to this Section 2.12(b) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

Section 2.13.          Fees.

(a)            Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to 0.98% times the actual daily amount by which the aggregate Commitments of all Lenders exceed the sum of (A) the Outstanding Amount of Loans and (B) the Outstanding Amount of L/C Obligations, determined as of the date of this Agreement and daily thereafter. The Commitment Fee shall accrue at all times from the date of this Agreement, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears five (5) Business Days after the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Termination Date.

(b)            Fees. The Borrowers shall pay to the Administrative Agent, for the account of each Lender, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)            Administrative Agent Fees. The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d)            Collateral Agent Fees. The Borrowers shall pay to the Collateral Agent for its own account fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(e)            Fees payable in respect of Letters of Credit.

(i)            Each Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with their Applicable Percentage a Letter of Credit fee (Letter of Credit Fee), computed at:

(A)            for a Letter of Credit that is a performance guarantee, a rate equal to 1.96% per annum, being 70% of the Applicable Rate (where “performance guarantee” means an instrument under which the obligation to pay is triggered by the relevant Borrower’s failure to perform an obligation in favour of a third party other than a payment obligation);

(B)            for a Letter of Credit that is a financial guarantee, a rate equal to the Applicable Rate applicable to a Loan (where “financial guarantee” means an instrument under which the obligation to pay is triggered by the relevant Loan Party’s failure to perform a payment obligation in favour of a third party). A Letter of Credit lodged in lieu of cash or other liquid financial instruments is to be categorised as a “financial guarantee” for these purposes, on the outstanding amount of each requested Letter of Credit and in the currency of that Letter of Credit, for the period from the issue of that Letter of Credit until its expiry date or if the Letter of Credit does not have an expiry date, until the Letter of Credit is repaid in one of the ways set out in Section 1.12(a)(ii) to Section 1.12(a)(iv).

(ii)            The accrued Letter of Credit fee on a Letter of Credit shall be payable on the last day of each Quarter.

(f)            Documentary and processing charges payable to L/C Issuer. The Borrowers shall also pay directly to the L/C Issuer for its own account the customary issuance, presentation, negotiation, acceptance, transfer, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit and bank guarantees as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(g)            Defaulting Lender Fees. Notwithstanding anything herein to the contrary, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clause (a) or clause (d) above (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided, that:

(i)            to the extent that a Ratable Portion of the L/C Obligations of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.19(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and

(ii)            to the extent that all or any portion of such L/C Obligations cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable L/C Issuer.

Section 2.14.      Computation of Interest and Fees.

(a)            All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.16(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            For purposes of computing the Outstanding Amount of Loans and Outstanding Amount of L/C Obligations for a period under Section 2.13(a), such amounts shall be calculated for such period by multiplying (i) the average daily balance of each Alternate Currency Letter of Credit and Loan (expressed in the currency in which such Alternate Currency Letter of Credit or Loan is denominated) by (ii) the Spot Rate for the Alternate Currency in which such Letter of Credit or Loan is denominated in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.

Section 2.15.      Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and, as part of the Register, by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)            In addition to the accounts and records referred to in Section 2.15(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.16.      Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrowers or the other Loan Parties shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers or the other Loan Parties hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars (or in the case of Alternate Currency Loans or Alternate Currency Letters of Credit, in the applicable Alternate Currency) and in immediately available funds not later than 2:00 p.m. (Sydney time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (Sydney time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Notwithstanding anything to the contrary, to the extent the Administrative Agent receives a payment or other amount after the date such payment or other amount is due, the Administrative Agent, in its sole discretion, may distribute such payment or other amount to the relevant Lender of record (or other Person of record entitled to such payment) as of the date such payment or other amount is received by the Administrative Agent.

(b)          (i)      Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of BBSY Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that such Borrowers will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

Notwithstanding Section 2.16(a) and the foregoing paragraphs in this Section 2.16(b), where a sum is to be paid by a party to this Agreement to the Administrative Agent under the Loan Documents for another party to this Agreement, the Administrative Agent is not obliged to pay that sum to that other party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.16(b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrowers as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of:

(i)            the Lenders hereunder to make Loans and to fund participations in Letters of Credit and

(ii)            all Lenders hereunder to make payments pursuant to Section 2.06(c) are several and not joint.

The failure of (x) any Lender to make any Loan or to fund any such participation or (y) any Lender to make payment under Section 2.06(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so.

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Notwithstanding anything to the contrary, to the extent the Administrative Agent receives a payment or other amount after the date such payment or other amount is due, the Administrative Agent, in its sole discretion, may distribute such payment or other amount to the relevant Lender of record (or other Person of record entitled to such payment) as of the date such payment or other amount is received by the Administrative Agent.

Section 2.17.      Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of

(a)            Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all Lenders at such time, or

(b)            Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and/or, if applicable, subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided, that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.17 shall not be construed to apply to

(A)            any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement,

(B)            any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 2.17 shall apply), or

(C)            any payments pursuant to the Fee Letter.

The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

Section 2.18.      Disruption to payment systems. If either the Administrative Agent determines (in its discretion) that a Disruption Event has occurred or the Administrative Agent is notified by a Borrower that a Disruption Event has occurred:

(a)            the Administrative Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Administrative Agent may deem necessary in the circumstances;

(b)            the Administrative Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)            the Administrative Agent may consult with the Secured Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)            any such changes agreed upon by the Administrative Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon all parties to this Agreement as an amendment to (or, as the case may be, waiver of) the terms of the Loan Documents notwithstanding the provisions of Section 11.01;

(e)            the Administrative Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Administrative Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Section 2.18; and

(f)            the Administrative Agent shall notify the Secured Parties of all changes agreed pursuant to paragraph (d) above.

Section 2.19.      Defaulting Lender.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders; and

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder;

third, if so determined by the L/C Issuer hereunder, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any L/C Obligation;

fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement;

sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to clause (iii) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of any Non-Defaulting Lender’s Loans and L/C Obligations to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)            Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.19(a)(ii).

(b)            Defaulting Lender Cure. If the Borrowers, the Administrative Agent, each L/C Issuer agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.19(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            New Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Article 3.

Taxes, Yield Protection and Illegality

Section 3.01.      Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax then the applicable Loan Party shall pay an additional amount as is necessary so that after such deductions or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b)            Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)            Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or such L/C Issuer, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(d).

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Each Lender shall deliver to the Administrative Agent, upon reasonable prior request by Administrative Agent, duly completed copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8IMY, W-EXP or W-9, as may be applicable, together with any required attachments, if required to establish that such Lender is exempt from United States backup withholding taxes (unless such Lender is not subject to United States backup withholding requirements). Without prejudice to any Recipient’s right to additional amount or indemnification under this Section 3.01, the Borrowers, each Lender and the Agents agree to treat interest and fees with respect to the Facility as foreign-source income for U.S. federal income tax purposes, unless otherwise required by a Change in Law after the Closing Date or a determination within the meaning of Section 1313(a) of the Code. The Borrowers shall timely and accurately make any reporting or disclosures required under the Code relating to the position in the preceding sentence (including reporting on behalf of any Lender to the extent reporting by such Lender would be required and may be made by the Borrowers under Section 6114 of the Code and the regulations thereunder).

(iii)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion and good faith judgment, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnified payments made under this Section with respect to the Taxes giving rise to such refund) net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Australian Withholding Tax -     Lenders’ representations and warranties. Each Lender warrants to the Australian Borrowers that, where the Lender’s Lending Office as at the date of this Agreement is in Australia, the Lender receives all payments of interest in respect of this Agreement as a non-resident of Australia in the course of carrying on a business at or through a permanent establishment in Australia, unless:

(i)            there has been a transfer or an assignment by that Lender; or

(ii)            such Lender designates a new Lending Office,

in accordance with this Agreement.

(i)            Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligation under any Loan Document.

(j)            Defined Terms. For purpose of this Section 3.01, any term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

Section 3.02.      Illegality.

(a)            If any Lender determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Loans, any BBSY Loans or any Base Rate Loans, or to determine or charge interest rates based upon the BBSY or Term SOFR, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue the relevant Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all such Loans of such Lender, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment, the Borrowers shall also pay accrued interest on the amount so prepaid.

(b)            If any L/C Issuer determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any L/C Issuer to issue or leave outstanding any Letter of Credit, then:

(i)            the L/C Issuer shall promptly notify the Administrative Agent upon becoming aware of that event;

(ii)            upon the Administrative Agent notifying the Borrowers, the L/C Issuer shall not be obliged to issue any Letter of Credit;

(iii)           the Borrowers shall procure that each Loan Party shall use its best endeavours to procure the release and return of each Letter of Credit issued by the L/C Issuer and outstanding at such time on or before the date specified by the L/C Issuer in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(iv)           unless any other Lender is or has become a L/C Issuer pursuant to the terms of this Agreement, the Facility shall cease to be available for the issue of Letters of Credit.

Section 3.03.      Changes to calculation of interest

(a)            Unavailability of Screen Rate (BBSY):

(i)             Interpolated Screen Rate: If no Screen Rate is available for BBSY, the applicable BBSY shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(ii)            Reference Bank Rate: If no Screen Rate is available for BBSY for:

(A)            the currency of a Loan; or

(B)            the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable BBSY shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(iii)            Cost of funds: If paragraph (ii) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no BBSY for that Loan and Section 3.03(e) shall apply to that Loan for that Interest Period.

(b)            Calculation of Reference Bank Rate (BBSY):

(i)            Subject to paragraph (ii) below, if BBSY is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(ii)            If at about noon on the Quotation Date, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for that Interest Period.

(c)            Unavailability of Term SOFR:

(i)            Interpolated Term SOFR: If Term SOFR is not available for the Interest Period of a Loan, the applicable rate of interest for such Interest Period shall be Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.

(ii)            Historic Term SOFR: If paragraph (i) above applies but Interpolated Term SOFR is not available for the Interest Period of the relevant Loan, the applicable rate of interest for such Interest Period shall be Historic Term SOFR for a period equal in length to the Interest Period of that Loan.

(iii)            Interpolated Historic Term SOFR: If paragraph (ii) above applies but Historic Term SOFR is not available for the Interest Period of the relevant Loan, the applicable rate of interest for such Interest Period shall be Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Loan.

(iv)            Cost of funds: If paragraph (iii) applies but it is not possible to calculate the Interpolated Historic Term SOFR then the applicable rate of interest for such Interest Period shall be determined in accordance with Section 3.03(e).

(d)            Market disruption: If before 5pm (Sydney time) on the Business Day after the Quotation Date for the relevant Interest Period the Administrative Agent receives notifications from Lender or Lenders (whose participations in a Loan exceed 35 per cent of that Loan) that as a result of market circumstances not limited to it (whether or not those circumstances, or their effect on the Lender’s cost of funds, subsist on the date it becomes a Lender), the cost to it of funding its participation in that Loan (from whatever source it may reasonably select) would be in excess of BBSY or the aggregate of Term SOFR and the applicable Credit Adjustment Spread (as the case may be) (in which case an "Affected Lender" will be a Lender which gives such a notification), then Section 3.03(e) shall apply to the participation in the Loan of each Affected Lender for the relevant Interest Period.

(e)            Cost of funds: If this paragraph (e) applies:

(i)            the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(A)            the Applicable Rate; and

(B)            in the circumstances described in Section 3.03(d), the rate notified to the Administrative Agent by the relevant Affected Lender; and

(C)            in the circumstances described in Section 3.03(a) or Section 3.03(c), the rate of interest notified to the Administrative Agent by the Lender,

to be that which expresses as a percentage rate per annum, the cost to the Lender of funding its participation in that Loan from whatever source it may reasonably select. That rate is to be notified as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period;

(ii)            and the Administrative Agent or a Borrower so requires, the Administrative Agent and a Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest; and

(iii)            any alternative basis agreed pursuant to paragraph (i) shall, with the prior consent of all the Lenders and a Borrower, be binding on all parties.

(f)            Role of Reference Banks:

(i)            No Reference Bank is under any obligation to provide a quotation or any other information to the Administrative Agent.

(ii)            No Reference Bank will be liable for any action taken by it under or in connection with this Agreement, or for any Reference Bank quotation, unless directly caused by its gross negligence or wilful misconduct.

(iii)            No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it may have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to this Agreement, or to any Reference Bank Quotation.

(iv)            Any officer, employee or agent of each Reference Bank may rely on this paragraph. The Reference Bank holds the benefit of this paragraph on trust for any such officer, employee or agent.

(g)            Third party Reference Banks: This Agreement constitutes an irrevocable offer by each Party to each Reference Bank, which accepts the offer by consenting to be a Reference Bank and providing a Reference Bank quotation. It may rely on paragraph (f).

Section 3.04.      Increased Costs

(a)            Subject to Section 3.06 below, a Borrower shall, within 3 Business Days of a demand by the Administrative Agent, pay for the account of a Lender the amount of any Increased Costs incurred by that Lender or any of its Affiliates as a result of:

(i)            the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)            compliance with any law or regulation,

made after the Closing Date. This includes any law or regulation with regard to capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)            In this agreement "Increased Costs" means:

(i)             a reduction in the rate of return from a Facility or on a Lender’s (or its Affiliate’s) overall capital (including as a result of any Tax on capital or reduction in the rate of return on capital as more capital is required to be allocated);

(ii)            an additional or increased cost; or

(iii)            a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Lender or any of its Affiliates to the extent that it is attributable to that Lender having entered into its Commitment or funding or performing its obligations under any Loan Document.

(c)            In this agreement "Basel III" means:

(i)            the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)          the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)            any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

Section 3.05.      Increased cost claims

(a)            A Lender intending to make a claim pursuant to Section 3.04 shall notify the Administrative Agent of the event giving rise to the claim, following which the Administrative Agent shall promptly notify a Borrower.

(b)            Each Lender shall, as soon as practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Increased Costs.

Section 3.06.      Exceptions

Section 3.04 does not apply to the extent any Increased Cost is:

(a)            attributable to a Tax Deduction required by law to be made by a Loan Party;

(b)            attributable to a FATCA Deduction required to be made by a Party;

(c)            compensated for by Section 3.01 (or would have been compensated for under Section 3.01 (but was not so compensated solely because any of the exclusions in Section 3.01 applied)); or

(d)            attributable to the wilful breach by the relevant Lender or its Affiliates of any law or regulation; or

(e)           attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Closing Date (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Lender or any of its Affiliates).

Section 3.07.      Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any conversion, payment or prepayment of any Loan, on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, or continue any Loan on the date or in the amount notified by the Borrowers; or

(c)            any assignment of a Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.14;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Amounts payable under this clause will be calculated to include the amount (if any) by which:

(d)            the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan to the last day of the current Interest Period in respect of that Loan, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(e)            the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the relevant market or acquiring a bill of exchange accepted by a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

It is an amount payable in lieu of interest which would otherwise have been paid.

Section 3.08.      Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender, the Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.08(a), or if any Lender gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then the Borrowers may replace such Lender in accordance with Section 11.14.

Section 3.09.      Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the aggregate Commitments and repayment of all other Obligations hereunder.

Article 4.
Conditions Precedent to Credit Extensions

Section 4.01.      Conditions of Closing Date. Each Lender’s Commitments and obligations hereunder shall become effective, on the terms and subject to the other conditions set forth herein, upon the satisfaction (or waiver) of the following conditions precedent:

(a)            Subject to the ABL Intercreditor Agreement, the Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed, at the request of the Administrative Agent, promptly by originals) unless otherwise specified, each duly executed by the parties thereto, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)            executed counterparts of

(A)            this Agreement executed by the Administrative Agent, each Lender and each Loan Party, and

(B)            other Loan Documents required to be executed on the Closing Date shall been duly executed and delivered by each party thereto;

(ii)            the DORA executed by all parties to it and discharges of mortgages executed and in registrable form releasing all mortgages granted by a Loan Party as security for obligations under the Existing Syndicated Facility Agreement;

(iii)            the Blocked Account Agreements (or amendments satisfactory to the Lenders to existing Blocked Account Agreements) executed by all parties to them and in respect of the accounts referred to in the definition of “Blocked Account Agreement”;

(iv)            a copy of all notices required to be sent under the Collateral Documents and Australian Collateral Documents executed by relevant Loan Parties;

(v)            all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Loan Party in blank in relation to the assets subject to or expressed to be subject to the Australian Collateral Documents and other documents of title to be provided under the Australian Collateral Documents;

(vi)            all certificates, if any, representing the Pledged Stock of the Loan Parties and their Subsidiaries that constitute Collateral, in each case, (A) to the extent the issuer of such certificate is a corporation or has “opted into” Article 8 of the UCC and (B) accompanied by undated stock powers executed in blank and evidence that all other actions required under the terms of the Security Agreement to perfect the security interests created by the Security Agreement have been taken;

(vii)            a certificate of each Loan Party, dated as of the Closing Date and executed by a secretary, assistant secretary or other senior officer (in respect of the U.S. Loan Parties) or a director (in respect of the Australian Loan Parties) thereof, which shall

(A)

(1)            in respect of the U.S. Loan Parties, certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, partners, managers, members, board of directors, board of managers or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, and

(2)            in respect of the Australian Loan Parties, certify that the extracts of the minutes of a meeting of the board of directors of the relevant Australian Loan Party attached to the certificate that (x) approve the terms of and the transactions contemplated by the Loan Documents; (y) authorize the execution and delivery of each Loan Document to which the relevant Australian Loan Party is party; and (z) authorize a signatory to sign and deliver all Loan Documents on behalf of the relevant Australian Loan Party, are true and complete and have not been modified, rescinded or amended and are in full force and effect,

(B)            identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on or before the Closing Date, and

(C)            certify

(1)            that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement, and

(2)            that such documents or agreements have not been amended, restated, amended and restated, supplemented or otherwise modified (except as otherwise attached to such certificate and certified therein as being the only amendments, restatements, amendments and restatements, supplements or modifications thereto as of such date);

(viii)            a good standing (or equivalent) certificate as of a recent date for each U.S. Loan Party

(A)            from its jurisdiction of organization, and

(B)            in each jurisdiction in which it is qualified to engage in business where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except, in the case of this clause (B), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(ix)            a certificate of a duly authorized officer of each Loan Party stating that:

(A)            either

(1)            all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party have been received and are in full force and effect, or

(2)            no such consents, licenses or approvals are so required in connection with the consummation by such Loan Party of the Transactions; and

(B)            where any factoring arrangement which constitutes a Permitted Factoring Arrangement has been entered into by a Loan Party, no such Permitted Factoring Arrangement has been drawn down or utilized in any way including whereby the Loan Party has assigned and sold, or granted security over or factored its right, title and interest in any of its Accounts or receivables;

(x)            a certificate signed by a Responsible Officer of Holdings certifying that the conditions set forth in Section 4.01(e) and (j)have been satisfied as of such date;

(xi)            a solvency certificate, substantially in the form of Exhibit L from a Responsible Officer of Holdings (or, at the option of Holdings, a customary third-party opinion as to the solvency of Holdings and its Subsidiaries, on a consolidated basis);

(xii)          a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of the Borrower Representative on behalf of the U.S. Loan Parties, together with all attachments contemplated thereby;

(xiii)          a Borrowing Base Certificate covering the Borrowing Base as of 31 March 2023 or such later date agreed by the Administrative Agent acting on the instructions of the Lenders, with customary supporting documentation;

(xiv)         certificates of insurance evidencing that the Administrative Agent, for the benefit of the Secured Parties, shall be named as an additional insured, assignee, mortgagee and/or loss payee, as appropriate, with respect to all applicable insurance coverage and policies of the Loan Parties; and

(xv)      (A)      the executed opinion of the following counsel to the Loan Parties, addressed to the Administrative Agent, the Lenders and the L/C Issuer, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request:

(1)            Jones Day

(2)            Dinsmore & Shohl LLP

(B)            the executed opinions of King & Wood Mallesons and Latham & Watkins LLP, counsel to and addressed to the Administrative Agent, Collateral Agent, the Lenders and the L/C Issuer, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request.

(b)            Such consents, authorizations or approvals (including ministerial consents and consents from caveators counterparties to material contracts) as the Lenders may require to ensure that each security interest granted under the Collateral Documents is valid and enforceable in respect of such assets subject to or expressed to be subject to the Collateral Documents.

(c)            (i)      Any fees required to be paid on or before the Closing Date pursuant to the Fee Letters shall have been paid and

(ii)            any costs and expenses required to be paid on or before the Closing Date to the Administrative Agent, Collateral Agent, Australian Security Trustee or the Lenders to the extent invoices have been received by Holdings at least two (2) Business Days prior to the Closing Date (or such later date as reasonably agreed by Holdings) shall have been paid.

(d)            Each Lender has confirmed in writing to the Administrative Agent that it is satisfied as to the progress of the field examinations and inventory appraisals being conducted by appraisers or field examiners appointed by the Administrative Agent or the Lenders in connection with the Borrowers’ computation of the Borrowing Base.

(e)            (i)      evidence satisfactory to the Administrative Agent that arrangements satisfactory to the Administrative Agent have been made for the Indebtedness under the existing credit facilities of the Loan Parties shall be terminated and all amounts thereunder repaid in full or otherwise discharged or satisfied and

(ii)            evidence that arrangements satisfactory to the Administrative Agent shall have been made for the termination and release (or assignment to the Collateral Agent and the Australian Security Trustee) of guarantees, Liens and security interests granted in connection therewith in a form reasonably satisfactory to the Administrative Agent.

Neither Holdings nor any of its Subsidiaries shall have any material Indebtedness for borrowed money (other than Letters of Credit notified to the Administrative Agent and agreed by the parties may remain outstanding after the Closing Date) and other Indebtedness permitted pursuant to Section 7.02.

(f)            The results of a recent Lien, tax Lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties (or would have been made at any time during the five years immediately preceding the Closing Date to evidence or perfect Liens on any assets of the Loan Parties), and such search shall reveal no Liens or judgments on any of the assets of the Loan Parties, except for the Liens permitted pursuant to Section 7.01 or Liens and judgments to be terminated upon the closing of the Transactions pursuant to documentation satisfactory to the Administrative Agent.

(g)            A current structure chart of Holdings group showing the ownership structure with the ownership percentages.

(h)            Establishment of the Australian Collateral Account, the Collateral Account and the L/C Cash Collateral Account.

(i)            [reserved]

(j)            (i)      The representations and warranties of each Loan Party and its Subsidiaries contained in this Agreement and each other Loan Document, shall be true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(ii)            No Default or Event of Default shall have occurred and be continuing, or would result from, the consummation of the Transactions (including any Credit Extension to be made on the Closing Date and the application of the proceeds thereof).

(k)            The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested by the Administrative Agent or any Lender at least 10 Business Days prior to the Closing Date.

(l)            Rights of Entry in connection with Acceptable Storage Locations that are not operated and owned by a Loan Party for the following locations:

(i)            Wiggins Island Coal Export Terminal in Callemondah, Queensland 4680; and

(ii)            RG Tanna Coal Terminal on Bryan Jordan Drive, Callemondah QLD 4680.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under any Loan Document to be consented to or approved by or acceptable or satisfactory to such Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02.      Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)            The representations and warranties of each Loan Party and its Subsidiaries contained in this Agreement and each other Loan Document, shall be true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)            No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)            After giving effect to any Credit Extension (or the incurrence of any L/C Obligations), the Total Outstandings shall not exceed the Availability.

(d)            The Administrative Agent and, if applicable, each applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article 5.
Representations and Warranties

The Borrowers and each Guarantor, on behalf of themselves and their respective Restricted Subsidiaries, represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01.      Existence, Qualification and Power.

(a)           (i)      Each Loan Party is duly incorporated, organized or formed and validly existing under the Laws of its jurisdiction of incorporation or organization and

(ii)            each U.S. Loan Party is in good standing under the Laws of the jurisdiction of its incorporation or organization, except, in the case of this clause (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)            Each Loan Party has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to

(i)            own or lease its assets and carry on its business,

(ii)            execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and

(iii)            is duly qualified and is licensed and, as applicable, in good standing, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license;

except, in the case of clauses (i) and (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.      Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document,

(a)            have been duly authorized by all necessary corporate or other organizational action, and

(b)            do not and will not

(i)            contravene the terms of any of such Person’s Organization Documents;

(ii)            conflict with or result in any breach or contravention of, or the creation of any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or

(iii)            violate any Law,

except, in the case of clauses (b)(ii) and (iii), as could not reasonably be expected to have a Material Adverse Effect.

Section 5.03.      Governmental Authorization; Other Consents.

(a)            No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, and

(b)            no material approval, consents (except consents required from a counterparty to a Real Property Lease), exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required in connection with

(i)            the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions,

(ii)            the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents (including the Australian Collateral Documents), or

(iii)            the perfection of the Liens created under the Collateral Documents (including the Australian Collateral Documents) (subject to the terms, conditions and priorities set forth in the ABL Intercreditor Agreement), except for (x) those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect, and (y) any filings or registrations (including the lodgment of any financing statement in accordance with the Australian PPS Act) required to perfect the Liens created under the Collateral Documents (including the Australian Collateral Documents).

Section 5.04.      Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

Section 5.05.      Financial Statements; No Material Adverse Effect.

(a)            The Financial Statements

(i)            of Holdings and its Subsidiaries (other than CCPL and Australian Parent) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or in the notes thereto;

(ii)            of CCPL and Australian Parent were prepared in accordance with A-IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or in the notes thereto; and

(iii)            give a true and fair view (in the case of audited financial statements) and fairly present (in respect of unaudited financial statements) in all material respects the financial condition and performance of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including in any notes thereto).

(b)            The Original Financial Statements of Holdings and its Subsidiaries, certified by a Responsible Officer of Holdings, copies of which have been furnished to the Administrative Agent, on or prior to the Closing Date, fairly present in all material respects the consolidated financial condition of Holdings and its Subsidiaries, on a consolidated basis, as at such date and the consolidated results of operations of Holdings and its Subsidiaries for the period ended on such date, in each case giving effect to the Transactions, all prepared in accordance with GAAP, except as otherwise noted therein.

(c)            Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06.      Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Borrowers, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Loan Document (including the legality or enforceability thereof) or the consummation of the Transactions or as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected to have a Material Adverse Effect.

Section 5.07.      No Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08.      Ownership of Property; Subsidiaries; Equity Interests.

(a)            Each of Holdings and each of its Restricted Subsidiaries, subject to Permitted Liens, has

(i)            good and marketable or valid leasehold Mining Title to the Material Owned Real Property and the Material Leased Real Property necessary for the ordinary conduct of the business and operations of each of the Loan Parties and each of their respective Subsidiaries as presently conducted on the Closing Date, and

(ii)            good record title to, or valid leasehold, easement or other real property interests in all other Real Property necessary for the ordinary conduct of the business and operations of the Loan Parties and their respective Subsidiaries as presently conducted, subject to such defects in title as could not reasonably be expected to materially interfere with the ordinary conduct of the business and operations of any Loan Party or any of its Subsidiaries.

(b)            Holdings and each of its Restricted Subsidiaries has good record title to, or valid leasehold, easement or other property interests in all personal property necessary for or used in the ordinary conduct of the business and operations of the Loan Parties and their respective Subsidiaries as presently conducted.

(c)            As of the Closing Date,

(i)            all Equity Interests held by Holdings or any of its Subsidiaries are set forth on Schedule 5.08(c),

(ii)            all of the outstanding Equity Interests in Holdings and its Subsidiaries have been validly issued, are fully paid and nonassessable (to the extent such concepts exist under applicable Law), and

(iii)            all Equity Interests owned by Holdings and its Subsidiaries are free and clear of all Liens except (x) those created under the Collateral Documents and Australian Collateral Documents and (y) any Permitted Liens.

(d)            To the knowledge of the Loan Parties on the Closing Date, all Material Owned Real Property and Material Leased Real Property of the Loan Parties that is being mined or operated as of the Closing Date is in physical condition that would permit mining or operations presently conducted.

Section 5.09.      Environmental Compliance. Except as disclosed on Schedule 5.09, or as otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            None of Holdings nor any of its Subsidiaries (including Unrestricted Subsidiaries) has received any notice of violation, alleged violation, non-compliance, liability or potential liability concerning or arising out of Environmental Laws or Hazardous Materials with regard to any of the Properties, any properties formerly owned or operated by Holdings or its Subsidiaries (including Unrestricted Subsidiaries), or the business operated by Holdings or any of its Restricted Subsidiaries (the “Business”).

(b)            Hazardous Materials have not been transported disposed of, released or threatened to be released, from the Properties or otherwise in connection with the Business, in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability of Holdings or any of its Subsidiaries (including Unrestricted Subsidiaries) under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored, released or threatened to be released, or disposed of at, on or under any of the Properties or otherwise in connection with the Business, in violation of, or in a manner that could reasonably be expected to give rise to liability of the Loan Parties or any of their Subsidiaries (including Unrestricted Subsidiaries) under, any applicable Environmental Law.

(c)            No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrowers, threatened under any Environmental Law to which Holdings or any of its Subsidiaries (including Unrestricted Subsidiaries) is or, to the knowledge of the Borrowers, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Loan Parties, any of their Subsidiaries (including Unrestricted Subsidiaries), the Properties or the Business.

(d)            [Reserved].

(e)            The Properties and all operations at the Properties and of the Business are and have been in compliance with all applicable Environmental Laws.

(f)            Holdings and each of its Restricted Subsidiaries

(i)            hold and have held all Environmental Permits required for any of their current operations or for the current ownership, operation or use of the Properties, including all Environmental Permits required for the coal mining-related operations of Holdings or any its Restricted Subsidiaries or, to the extent currently required, any pending construction or expansion related thereto. Each such Environmental Permit is in full force and effect and is not subject to appeal, except in such instances where the requirement to hold such Environmental Permit is being contested in good faith by Holdings or any of its Restricted Subsidiaries by appropriate proceedings diligently conducted;

(ii)            are, or have been, in compliance with all Environmental Permits, except in such instances where the requirement of an Environmental Permit is being contested in good faith by Holdings or any its Restricted Subsidiaries by appropriate proceedings diligently conducted; and

(iii)            have used commercially reasonable efforts to cause all contractors, lessees and other Persons occupying, operating or using the mines on the Properties to comply with all Environmental Laws and obtain all Environmental Permits required for the operation of the mines.

(g)            To the knowledge of the Borrowers, none of the Properties have any associated direct or indirect acid mine drainage which (i) constitutes or constituted a violation of, or (i) could reasonably be expected to give rise to liability under, any applicable Environmental Law.

Section 5.10.      Mining.

(a)            Holdings and each of its Restricted Subsidiaries has, in the amounts and forms required pursuant to Environmental Law, obtained all performance bonds and surety bonds, or otherwise provided any financial assurance required under Environmental Law for Reclamation or otherwise in the ordinary conduct of the business and operations of the Loan Parties (collectively, “Mining Financial Assurances”), except as could not reasonably be expected to result in a Material Adverse Effect.

(b)            There have been no accidents, explosions, implosions, collapses or flooding at or otherwise related to the Properties of the Business that have, directly or indirectly, resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(c)            Except as listed on Schedule 5.10, no mining tenement or interest in Real Property is necessary to enable the mining of the Buchanan Mine, the Greenbrier Mine, the Logan Mine or the Curragh Mine, as such operations are currently conducted and each such tenement or interest is subject to a Collateral Document or an Australian Collateral Document.

(d)            All Surface Facilities are located on the surface of Real Property that is owned (and not leased) by a Loan Party and is subject to a perfected mortgage or security interest under a Collateral Document, with the following exceptions:

(i)            all of the Surface Facilities servicing the Logan Mine are on leased land; and

(ii)            a small part of the Surface Facilities servicing the Buchanan Mine are on leased land,

(iii)           a small part of the Surface Facilities servicing the Greenbrier Mine are on leased land,

but in the case of clauses (i), (ii) and (iii) above the Loan Parties own the structures, infrastructure and equipment comprising the Surface Facilities.

Section 5.11.      Insurance. The properties of Holdings and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Subsidiary operates.

Section 5.12.      Taxes.

(a)            Holdings and its Restricted Subsidiaries have filed all material federal, state and other Tax returns and reports required to be filed, and have paid all material federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (other than those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP); and

(b)            so far as Holdings and each Restricted Subsidiary is aware, there is no proposed material Tax assessment against Holdings or any of its Restricted Subsidiaries.

Section 5.13.      ERISA Compliance.

(a)            Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect,

(i)            each Plan is in compliance with the applicable provisions of ERISA and the Code (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the Loan Parties), and

(ii)            with respect to each Plan, no failure to satisfy the minimum funding standards of Sections 412 or 430 of the Code has occurred, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made.

(b)            There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, there has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(i)            no ERISA Event has occurred or is reasonably expected to occur;

(ii)            no Pension Plan has any Unfunded Pension Liability;

(iii)            neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(iv)            neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur (except as may occur as a result of relief granted pursuant to section 1113 of the Bankruptcy Code), any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and

(v)            neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 5.14.      Existing Indebtedness Other than the Indebtedness incurred pursuant to the agreements, documents or instruments set out in Schedule 5.14, no Loan Party has incurred any other Indebtedness as at the date of this Agreement.

Section 5.15.      Margin Regulations; Investment Company Act.

(a)            The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrowers only or of the Borrowers and their Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrowers and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)            None of the Borrowers, any Person controlling the Borrowers (as determined under the Investment Company Act of 1940), or any Restricted Subsidiary is required to register as an “investment company” under the Investment Company Act of 1940.

Section 5.16.      Disclosure. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party or any of its Restricted Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as a whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided, that with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that the future developments addressed in such information can be realized).

Section 5.17.      Compliance with Laws. Holdings and each of its Restricted Subsidiaries are in compliance with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which

(a)            such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or

(b)            the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.18.      Intellectual Property; Licenses, Etc. Holdings and each of its Restricted Subsidiaries exclusively own, or possess the valid and continuing right to use, all of the Intellectual Property (as set forth on Schedule 5.18) necessary to the conduct of its business as presently conducted free and clear of all Liens (other than Permitted Liens), except where failure to have such Intellectual Property individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, the use of such Intellectual Property by Holdings or any Restricted Subsidiary does not infringe upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.19.      Solvency. As of the Closing Date and after giving effect to the Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement and the Transactions and at all times thereafter,

(a)            the sum of the debt (including contingent liabilities) of Holdings and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its Restricted Subsidiaries, on a consolidated basis;

(b)            the present fair saleable value of the assets of Holdings and its Restricted Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, as they become absolute and matured;

(c)            the capital of Holdings and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Holdings or its Restricted Subsidiaries, on a consolidated basis, contemplated as of the Closing Date;

(d)            Holdings and its Restricted Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business; and

(e)            Holdings and its Restricted Subsidiaries are not otherwise unable to pay its or their respective debts.

For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.20.      Casualty, Etc. Neither the businesses nor the properties of Holdings or any of its Restricted Subsidiaries have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.21.      Labor Matters. Except as specifically disclosed on Schedule 5.21, there are no collective bargaining agreements or Multiemployer Plans covering the employees of Holdings or any of its Restricted Subsidiaries as of the Closing Date. As of the Closing Date, neither Holdings nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years. Since the Closing Date, neither Holdings nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty that could reasonably be expected to result in a Material Adverse Effect.

Section 5.22.      Collateral Documents. The provisions of the Collateral Documents (including the Australian Collateral Documents), together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents or the Australian Collateral Documents, when executed and delivered (and at all times thereafter) are effective to create in favor of the Collateral Agent or the Australian Security Trustee (as applicable) for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the Collateral owned by the Loan Parties and described therein.

Section 5.23.      Use of Proceeds. The Borrowers will use the proceeds of the Loans solely as provided for in Section 6.15.

Section 5.24.      Coal Act; Black Lung Act.

(a)           (i)             Holdings, each of its Restricted Subsidiaries and each of their respective “related persons” (as defined in the Coal Act) are, and have been, in compliance in all material respects with the Coal Act and any regulations promulgated thereunder, and

(ii)            none of Holdings, its Restricted Subsidiaries or each of their respective “related persons” (as defined in the Coal Act) has any liability under the Coal Act, except, in the case of this clause (ii), as disclosed in Holdings’ Financial Statements (after deducting the minimum balance required by the United States Department of Labor to be maintained in the 501(c)(21) Trust) on or prior to the Closing Date (or as otherwise disclosed from time to time to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent) or which could not reasonably be expected to have a Material Adverse Effect, or with respect to premiums or other material payments required thereunder which have been paid when due.

(b)           (i)             Holdings and each of its Restricted Subsidiaries are, and have been, in compliance in all material respects with the Black Lung Act, and

(ii)            neither Holdings nor any of its Restricted Subsidiaries has either incurred any Black Lung Liability or assumed any other Black Lung Liability, or with respect to premiums, contributions or other material payments required thereunder which have been paid when due, except, in the case of this clause (ii), as disclosed in Holdings’ Financial Statements after deducting the minimum balance required by the United States Department of Labor to be maintained in the 501(c)(21) Trust on or prior to the Closing Date (or as otherwise disclosed from time to time to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent), or which could not reasonably be expected to have a Material Adverse Effect.

Section 5.25.      Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions.

(a)            None of the Loan Parties or any of their respective Restricted Subsidiaries, or any of their respective directors, officers, employees or, to the knowledge of any Loan Party, any of their respective agents, Affiliates or representatives is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the target of any Sanctions or (ii) located, organized or resident in a country or territory that is the target of comprehensive country-wide or territory-wide Sanctions (including but without limitation, currently, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria);

(b)            Each of the Loan Parties and their respective Restricted Subsidiaries and their respective directors, officers and employees, in each case acting in their capacity as such, is in compliance with, and has not taken any action directly or indirectly that would violate, Anti-Corruption Laws, Anti-Money Laundering Laws, Anti-Terrorism Laws and Sanctions, and each of the Loan Parties and their respective Restricted Subsidiaries have conducted their business in compliance with those laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with those laws and Sanctions.

Section 5.26.      Australian Representations.

(a)            Trustee. It is not the trustee of any trust or settlement.

(b)            Tax Consolidation: Each Australian Loan Party:

(i)            is a member of an Australian Tax Consolidated Group for which the Head Company is the Australian Parent; and

(ii)            has entered into an Australian TSA, being the Australian Tax Agreement, and an Australian TFA with each other member of that Australian Tax Consolidated Group.

Section 5.27.      Structure Chart

The most recent structure chart provided by Holdings to the Administrative Agent is a true and accurate chart setting out Holdings group showing all ownership percentages.

Section 5.28.      Pari Passu ranking

Each Loan Party’s payment obligations under this Agreement ranks at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 5.29.      Governing Law

The choice of law of Queensland as the governing law of this Agreement will be recognized and enforced in each Loan Party’s jurisdiction of incorporation and any judgement obtained against such Loan Party in relation to this Agreement will be recognized in its jurisdiction of incorporation.

Article 6.
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and expenses related thereto not then payable or in existence as of the later of the Termination Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall cause each of its respective Subsidiaries to:

Section 6.01.      Financial Statements.

Holdings shall supply to the Administrative Agent in sufficient copies for all the Lenders:

(a)            as soon as the same become available, but in any event within 90 days after the end of each of its financial years, its audited consolidated Financial Statements for that financial year; and

(b)            as soon as the same become available, but in any event within 45 days after the end of each quarter of its financial years, its consolidated Financial Statements for that quarter.

Section 6.02.      Requirements as to financial statements

(a)            Holdings shall procure that each set of annual Financial Statements delivered by Holdings pursuant to Section 6.01(a) shall be audited by the Auditors.

(b)            Each set of Financial Statements delivered by Holdings pursuant to Section 6.01 shall be certified by a Responsible Officer of Holdings that is the chief financial officer as giving a true and fair view of (in the case of annual Financial Statements for any financial year), or (in other cases) fairly representing its financial condition as at the date as at which those Financial Statements were drawn up.

(c)            Holdings shall procure that each set of Financial Statements delivered for a Loan Party pursuant to Section 6.01 is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Loan Party unless, in relation to any set of Financial Statements, it notifies the Administrative Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Loan Party) deliver to the Administrative Agent:

(i)            a description of any change necessary for those Financial Statements to reflect the GAAP, accounting practices and reference periods upon which that Loan Party’s Original Financial Statements were prepared; and

(ii)            sufficient information, in form and substance as may be reasonably required by the Administrative Agent, to enable the Lenders to determine whether Section 7.09 has been complied with and make an accurate comparison between the financial position indicated in those Financial Statements and that Loan Party’s Original Financial Statements.

(d)            Any reference in this Agreement to those Financial Statements shall be construed as a reference to those Financial Statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

Section 6.03.      Year-end

Holdings shall not change its financial year-end.

Section 6.04.      Information: miscellaneous

Holdings shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

(a)            all documents dispatched by Holdings to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched;

(b)            promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)            promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any member of the Group and which is reasonably likely to have a Material Adverse Effect;

(d)            promptly following a change in the structure of the Group, an updated group structure chart;

(e)            promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Lender (through the Administrative Agent) may reasonably request;

(f)            promptly, such information as the Administrative Agent may reasonably require about the Collateral and compliance of the Loan Parties with the terms of any Loan Documents;

(g)            promptly, notice of any change in authorised signatories of any Borrower signed by a director or secretary of the Borrower accompanied by specimen signatures of any new signatories, provided that no notice of change shall be effective until the Agent and the Lenders have conducted "know your customer" checks on each such new authorised signatory as required under Section 6.06 below; and

(h)            no less than on a monthly basis or on such other frequencies as the Administrative Agent may require from time to time, market prices for metallurgical coal provided or published by an independent third party source acceptable to the Administrative Agent.

Section 6.05.         Notification of Default

(a)            Each Loan Party shall notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Loan Party is aware that a notification has already been provided by another Loan Party).

(b)            Promptly upon a request by the Administrative Agent, Holdings shall supply to the Administrative Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

Section 6.06.         "Know your customer" checks

(a)            If:

(i)            the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this agreement;

(ii)           any change in the status of a Loan Party (or of a Holding Company of a Loan Party) after the date of this Agreement;

(iii)          any change in the authorised signatories of a Loan Party after the date of this Agreement; or

(iv)          a proposed assignment or transfer by a Lender of any of its rights and obligations under this agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or, in the case of paragraph (iv) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iv) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iv) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Section 6.07.         Certificates; Other Information. Deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (or, in the case of clause (g) below, participate in):

(a)            Concurrently with the delivery of the annual field examination delivered under Section 6.14, certification from an independent third party acceptable to the Administrative Agent (acting on the instruction of all Lenders) confirming:

(i)            whether any Permitted Factoring Arrangement has been drawn down or utilized in any way including such that the Loan Party has assigned and sold, or granted security over or factored its right, title and interest in any of its Accounts or receivables pursuant to the factoring arrangement (including whether such Accounts or receivables have been included in the Borrowing Base); and

(ii)           to the extent it can be determined, whether any Permitted Factoring Arrangement was drawn down or utilized in any way at any time in the prior 12 months;

(b)            concurrently with the delivery of the Financial Statements referred to in Sections 6.01(a) and Section 6.01(b) (commencing with the delivery of the Financial Statements for the fiscal quarter ending 30 June 2023), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings, which shall

(i)            include reasonably detailed computations of the financial covenants set forth in Section 7.09,

(ii)           state that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrowers propose to take with respect thereto, and

(iii)          either confirm that there has been no change in the information with respect to the Collateral owned by any Loan Party in the Perfection Certificate delivered on the Closing Date since the date of such Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section or if any such change has occurred, attaching a Perfection Certificate Supplement signed by the Loan Parties, identifying such changes;

(iv)          confirm compliance with the RCF Loan clean down requirements in Section 2.08(c) including particulars of relevant dates;

(v)          on and from the date that all of the Senior Secured Notes are redeemed (and not before), promptly and in any event within 10 Business Days provide notice of same and confirm compliance with Section 6.16 and include reasonably detailed computations of:

(A)           Total Tangible Assets and Consolidated EBITDA of the Group and the Loan Parties;

(B)           particulars of all Project Companies and Excluded Subsidiaries; and

(vi)         confirm compliance with Section 7.07(b) if a Restricted Payment has been made in the quarter in respect of which that Compliance Certificate relates;

(c)            unless otherwise required to be delivered to the Lenders hereunder, promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.07;

(d)            not later than 90 days after the end of each fiscal year of Holdings, a copy of summary projections by Holdings of the operating budget and cash flow budget of Holdings and its respective Restricted Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based on assumptions believed by the Borrowers to be reasonable;

(e)            a Borrowing Base Certificate substantially in the form of Exhibit G, as of the date required to be delivered or so requested, in each case with supporting documentation:

(i)            (A)           monthly (as of the last day of each month (or, if such day is not a Business Day, as of the Business Day immediately preceding such last day)), commencing with Borrowing Base Certificate for the month ended immediately prior to the date of this Agreement, on or before the twentieth day of each month (or if such twentieth day is not a Business Day, the next Business Day thereafter), or

(B)           while a Default or Event of Default is continuing, weekly, as applicable, on or before Wednesday of each week (or if Wednesday is not a Business Day, Thursday); provided, in the case of this clause (B),

(1)            Inventory reporting shall be updated on a bi-weekly basis, and

(2)            ineligibility in respect of the eligibility criteria set forth in the definitions of “Eligible Accounts” and “Eligible Inventory” shall be reported on a fortnightly basis,

in each case, which Borrowing Base Certificate shall reflect the Collateral contained in the Borrowing Base updated as of last day of each month or week, as applicable,

in each case, together with:

(3)            a roll-forward of accounts receivable with an ending balance equal to the beginning balance, plus gross billings, less cash receipts, less returns, allowances or credit memos, less prompt-payment discounts, less bad debt charge-offs, plus miscellaneous debit adjustments, less miscellaneous credit adjustments;

(4)            a trial balance showing Accounts outstanding aged from the statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s or week’s trial balance and supporting detail and documentation as shall be reasonably satisfactory to the Administrative Agent;

(5)            a summary of Inventory by location and type of each of the Loan Parties, accompanied by such supporting detail and documentation as shall be reasonably satisfactory to the Administrative Agent; and

(6)            a reconciliation of the Accounts trial balance and Inventory reports of each of the Loan Parties to the general ledger of such Loan Party;

(ii)           at any other time when the Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate or when the Administrative Agent reasonably believes that there is a diminution in value of 10% or more in respect of the Borrowing Base Collateral, in each case, as soon as reasonably available after such request, in each case with supporting documentation as the Administrative Agent may reasonably request, such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Administrative Agent shall from time to time reasonably request;

(iii)          prior to the Disposition of assets of the type contained in the Borrowing Base outside the ordinary course of business as approved in writing by the Administrative Agent in excess of 5.0% of the Borrowing Base; and

(f)            promptly notice of (and in any event within three (3) Business Days) after any Loan Party has knowledge that

(i)            Accounts of the Loan Parties in an aggregate face amount of $2,500,000 or more cease to be Eligible Accounts, or

(ii)           Inventory with an Inventory Value of $2,500,000 or more ceases to be Eligible Inventory.

(g)            following the delivery of the Financial Statements referred to in Section 6.01(a), a conference call with the Lenders at a time to be mutually agreed between the Borrowers and the Administrative Agent.

(h)            promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent in connection with any outstanding letters of credit providing Acceptable Credit Support.

Documents required to be delivered pursuant to Section 6.01 or Section 6.07(a)(i) (to the extent any such documents are included in materials otherwise filed with the SEC or the ASX) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date:

(i)            on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 11.02 (or as the Borrowers may otherwise notify the Administrative Agent);

(ii)           on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or

(iii)          on which such documents are filed for public availability of the SEC’s Electronic Data Gathering and Retrieval system or on the ASX;

provided, that the Borrowers shall notify the Administrative Agent of the posting of any such documents.

(iv)          within 2 Business Days of the date on which the Senior Secured Notes are redeemed in full, a duly completed Compliance Certificate signed by a Responsible Officer of Holdings which shall confirm that Section 6.16 will continue to be complied with following full redemption of the Senior Secured Notes and include reasonably detailed computations of:

(A)           Total Tangible Assets and Consolidated EBITDA of the Group and the Loan Parties; and

(B)            particulars of all Project Companies and Excluded Subsidiaries,

in each case, reflecting the position post full redemption of the Senior Secured Notes.

Section 6.08.         Payment of Obligations. Pay and discharge as the same shall become due and payable

(a)            all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, or

(b)            all lawful claims which, if unpaid, would by law become a Lien upon any material portion of the Collateral, unless, in each of clause (a) or (b) above, such liabilities, assessments, governmental charges, levies or claims are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or any of its Subsidiaries.

Section 6.09.         Preservation of Existence, Etc. With respect to each of the Loan Parties and each of its respective Restricted Subsidiaries,

(a)            preserve, renew and maintain in full force and effect its (i) legal existence and (ii) good standing, in each case, under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 or Section 7.06;

(b)            take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary for the normal conduct of its business, except in connection with transactions permitted by Section 7.05 or Dispositions permitted by Section 7.06 to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)            preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.10.         Maintenance of Properties. With respect to Holdings and each of its Restricted Subsidiaries, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Law.

Section 6.11.         Maintenance of Insurance.

(a)            Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or Similar Business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies engaged in Similar Businesses and owning similar properties in localities where Holdings or its Restricted Subsidiaries operate. Without limiting the generality of the foregoing, each of Holdings and its Restricted Subsidiaries will maintain or cause to be maintained:

(i)            liability insurance,

(ii)           business interruption insurance,

(iii)          replacement value casualty insurance on the Collateral and Coal Inventory under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as would be carried or maintained under similar circumstances by Persons of established reputation engaged in Similar Businesses; and

(iv)          trade credit insurance in respect of Eligible Accounts of a Loan Party incorporated in Australia.

(b)            Each such policy of insurance shall

(i)            name the Collateral Agent, on behalf of Secured Parties, as an additional insured thereunder as its interests may appear,

(ii)           in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder, and

(iii)          in the case of the trade credit insurance in respect of Eligible Accounts of a Loan Party incorporated in Australia, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder, in each case, require that Holdings and its Restricted Subsidiaries use commercially reasonable efforts to provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy.

Section 6.12.         Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which

(a)            such requirement of Law or order, writ, injunction or decree is being contested in good faith by Holdings or any of its Subsidiaries by appropriate proceedings diligently conducted, or

(b)            the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.13.         Books and Records.

(a)            Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings and its Restricted Subsidiaries, as the case may be;

(b)            maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings or such Restricted Subsidiary, as the case may be; and

(c)            each Loan Party shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions.

Section 6.14.         Inspection Rights; Field Exams; Appraisals.

(a)            Provide such assistance to the Secured Parties and electronic copies of such corporate, financial and operating records as reasonably required by the Secured Parties (except to the extent (i) any the provision of any such information is restricted by a requirement of Law or (ii) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits Holdings or any its Subsidiaries from granting such access to the Secured Parties; provided, that with respect to such confidentiality restrictions affecting Holdings or any of its Subsidiaries, a Responsible Officer is made available to such Secured Party to discuss such confidential information to the extent permitted), and to discuss the business, finances and accounts with its officers at such reasonable times during normal business hours, so as to facilitate the conduct of a desktop validation by the Secured Parties (or representatives or independent contractors of the Secured Parties) in respect of the Collateral.

(b)            At any reasonable time and from time to time during regular business hours, upon reasonable notice, permit

(i)            any appraisers or field examiners, in each case as appointed or approved by the Administrative Agent (acting on the instructions of the Required Lenders), to visit the properties of the Loan Parties to, at the Borrowers’ expense, conduct field examinations and inventory appraisals in connection with the Borrowers’ computation of the Borrowing Base, and

(ii)           any representatives or independent contractors of the Administrative Agent or any of the Lenders to visit the properties of the Loan Parties to, at the Lenders’ expense, conduct evaluations and ongoing maintenance and monitoring of the assets and properties of the Loan Parties or their Restricted Subsidiaries constituting Non-ABL Priority Collateral as the Administrative Agent may reasonably require (acting on the instructions of the Required Lenders);

provided that, so long as a Default or Event of Default is not continuing not more than one (1) field examination and inventory appraisal may be conducted at the Borrowers’ expense per twelve-month period (for the avoidance of doubt, where no Default or Event of Default is continuing and the Administrative Agent (acting on the instructions of the Required Lenders) requires more than one (1) field examination and inventory appraisal per twelve-month period, such field examination(s) and inventory appraisal(s) will be at the Lenders’ expense).

Notwithstanding the foregoing, following the occurrence and during the continuation of a Default or an Event of Default, such field examinations and inventory appraisals may be conducted at the Borrowers’ expense as many times as the Administrative Agent shall consider reasonably necessary (acting on the instructions of the Required Lenders). In addition, the Borrowers shall have the right (but not the obligation), at the Borrowers’ expense, at any time and from time to time (but not more than once per twelve-month period) to provide the Administrative Agent with additional field examinations and additional inventory appraisals of any or all of the Collateral, prepared in a form and on a basis reasonably satisfactory to the Administrative Agent (acting on the instructions of the Required Lenders), in which case such field examination or such inventory appraisal shall be used in connection with the calculation of the Borrowing Base hereunder. Each inventory appraisal after the Closing Date shall be performed by any appraiser appointed or approved by the Administrative Agent (acting on the instructions of the Required Lenders). Each field examination after the Closing Date shall be performed by any field examiner appointed or approved by the Administrative Agent (acting on the instructions of the Required Lenders). With respect to each field examination or inventory appraisal made after the Closing Date, the Administrative Agent and the Borrowers shall each be given at least five (5) Business Days to review and comment on the facts set forth in a draft form of such field examination or such inventory appraisal prior to its finalization and any adjustments to the Borrowing Base as a result of such field examination or such inventory appraisal shall become effective immediately following the finalization of such field examination or inventory appraisal; provided, pending the expiration of such five Business Day period, no Credit Extensions may be made if such Credit Extension would result in the Total Outstandings to exceed the Availability, calculated as if such proposed adjustments had been implemented.

(c)            At any reasonable time and from time to time during regular business hours, upon reasonable notice, permit any appraisers, field examiner or any representatives or independent contractors of the Administrative Agent to visit the Real Property of any of the Borrowers to conduct evaluations, appraisals, surveys and environmental assessments

(i)            at the Lenders’ expense, in connection with monitoring any Non-ABL Priority Collateral, and

(ii)           after the occurrence and during the continuance of a Default or an Event of Default, at the Borrowers’ expense, in order to market any Real Property for sale in connection with an exercise of remedies by the Administrative Agent under the applicable Collateral Documents, Australian Collateral Documents and applicable Laws.

Section 6.15.         Use of Proceeds.

(a)            Use the proceeds of the Credit Extensions solely after the Closing Date to fund working capital needs and other general corporate purposes of Holdings and its Subsidiaries, including the financing of capital expenditures, other permitted Investments and any other purpose not prohibited by the Loan Documents, but in each case, must be in connection with the mining, transportation, storage and sale of Eligible Inventory by any Loan Party or any of the Holdings’ Subsidiaries.

(b)            None of the Borrowers shall, directly or indirectly, (x) use the proceeds of any Credit Extension or (y) lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person (i) to fund, finance, or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding, is the target of Sanctions, or (ii) in any other manner that would result in the violation of Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws and Anti-Terrorism Laws, or (iii) to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or to refund Indebtedness originally incurred for such purpose, in each case, applicable to any party to this Agreement, whether as underwriter, advisor, investor or otherwise.

Section 6.16.         Composition of Loan Party group.

(a)            Subject to paragraphs (d) and (e), Holdings must ensure that, at all times during the term of the Facilities, the members of the Group which comprise the Loan Parties (Loan Party Group) together accounts for:

(i)            At least 95% of the Total Tangible Assets (on a consolidated basis) of the Group; and

(ii)           At least 95% of Consolidated EBITDA of the Group.

(b)            For the purposes of these tests, in calculating:

(i)            Total Tangible Assets of the Group, Total Tangible Assets will be adjusted to eliminate the direct contributions of Excluded Subsidiaries; and

(ii)           Consolidated EBITDA of the Group, Consolidated EBITDA will be adjusted to eliminate:

(A)           amounts otherwise included in Consolidated EBITDA which are attributable to Group members which are Excluded Subsidiaries, except if and to the extent that they have been received by a Loan Party as distributions that have been accounted for as cash or cash equivalents in the relevant accounting period; and

(B)           cash flows generated from assets subject to a Lien securing Limited Recourse Financial Indebtedness, except if and to the extent that they have been received by a Loan Party as distributions that have been accounted for as cash or cash equivalents in the relevant accounting period.

(c)            Upon a Project Company ceasing to have any Limited Recourse Financial Indebtedness it will cease to be a Project Company and will be taken into account for the purposes of calculating compliance with Section 6.16(a). If the relevant entity is required to be a Guarantor to comply with Section 6.16(a), Holdings must procure that it becomes a Guarantor within 3 Months of it ceasing to be a Project Company.

(d)            If required in order to ensure compliance with Section 6.16(a), Holdings must ensure that a Subsidiary (other than an Excluded Subsidiary) becomes party to this Agreement (and the Security Trust Deed and relevant Loan Documents) as a Borrower, a Guarantor or a Borrower and a Guarantor by executing and delivering to the Administrative Agent an Assumption Agreement in the form of Exhibit K hereto, any supplements to the Security Agreement or Intellectual Property Security Agreements, and any other security and pledge agreements (including any applicable Australian Collateral Documents), in all such cases, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, within 30 days of delivery of a Compliance Certificate or otherwise becoming aware that the tests in paragraph Section 6.16(a) may not be met.

(e)            For so long as the Senior Secured Notes remain outstanding, the members of the Loan Party Group will be the same as those entities which are “guarantors” and security providers (howsoever described) under the Senior Secured Notes Documents, provided that:

(i)            this clause of itself does not require a Secured Party to release an existing Loan Party; and

(ii)           upon all of the Senior Secured Notes being redeemed, the test provided for in paragraph 6.16(a)(i) and 6.16(a)(ii) shall be the sole test to determine the composition of the Loan Party Group.

(f)            Upon the acquisition of any Material Fixed Asset by any Loan Party (including, without limitation, any acquisition pursuant to a Delaware LLC Division), other than pursuant to any acquisition already covered by Section 6.16(d), the Borrowers shall, at the Borrowers’ expense:

(i)            within 45 days (or such longer period as the Administrative Agent may agree) after such acquisition, furnish to the Administrative Agent a description of the Material Fixed Assets (including if applicable any serial numbers) so acquired in detail reasonably satisfactory to the Administrative Agent; and

(ii)           (A)           with respect to Material Real Property, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent within 90 days after such acquisition (or such longer period as the Administrative Agent may agree), deeds of trust, trust deeds, deeds to secure debt and/or mortgages, in each case, in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations; and

(B)            in connection with the foregoing, upon the request of the Administrative Agent in its reasonable discretion, deliver to the Administrative Agent any legal opinions addressed to the Administrative Agent and the other Secured Parties, reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request; and

(iii)          within 45 days (or such longer period as the Administrative Agent may agree) after such request, cause the applicable Loan Party to provide the Administrative Agent with all reserve data, material existing mine maps, surveys, title insurance policies, title insurance, abstracts and other evidence of title, Coal reserve calculations or reports, mine plans, mining permit applications and supporting data, but only to the extent that each of the foregoing shall be (x) in the possession of such Loan Party and relating to or affecting the Real Property, including the Coal reserves, Coal ownership, Real Property Leases, mining conditions, mines, and mining plans of such Loan Party and (y) prepared and utilized by such Loan Party in its ordinary course of business.

(g)            Notwithstanding anything to the contrary in this Section 6.16 or in any other Loan Document

(i)            neither the Borrowers nor the Guarantors will be required to perfect security interests

(A)           in motor vehicles or other assets covered by a certificate of title, other than by the filing of UCC financing statements and Australian PPS Act financing statements,

(B)           in letter of credit rights or other supporting obligations with a value less than $250,000 individually or in the aggregate, and

(C)           in assets requiring perfection solely through control agreements (other than (A) control of Pledged Collateral to the extent required herein or under any other Loan Document and (B) Deposit Accounts, Securities Accounts and Commodities Accounts requiring perfection through Blocked Account Agreements to the extent required by Section 6.22 or any other Loan Document) and

(ii)           unless otherwise agreed by the Borrower, no security or pledge agreements or foreign intellectual property fillings will be required outside of the United States and Australia.

(h)            Any Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that

(i)            immediately before and after such designation, no Default (including no breach of a financial covenant) or Event of Default shall have occurred and be continuing,

(ii)           the financial covenants set forth in Section 7.09 as of the last day of the most recently ended Test Period have been complied with and a Responsible Officer of Holdings shall have delivered a certificate to the Administrative Agent demonstrating compliance with such requirement (including calculations in respect thereof in reasonable detail).

(iii)          Australian Parent shall not be an Unrestricted Subsidiary;

(iv)          as of the date of the designation thereof,

(A)           no Unrestricted Subsidiary shall own any Equity Interests in Holdings or its Subsidiaries (other than subsidiaries of such Unrestricted Subsidiary) or hold any Indebtedness of, or any Lien on any property of Holdings or its Subsidiaries (other than subsidiaries of such Unrestricted Subsidiary), and

(B)            no Unrestricted Subsidiary may be a direct or indirect parent of the Australian Borrower or CCC,

(v)           no holder of any Indebtedness of any Unrestricted Subsidiary shall have any recourse to Holdings or its Subsidiaries with respect to such Indebtedness, except as permitted pursuant to this Agreement, and

(vi)          the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings or its Subsidiaries therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to Holdings’ or such Subsidiary’s equity interest therein as reasonably estimated by Holdings or such Subsidiary (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.04).

The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence or making at the time of designation of any Investments, Indebtedness or Liens of such Subsidiary existing at such time; provided that upon a redesignation of such Unrestricted Subsidiary as a Subsidiary, the Borrowers shall be deemed to continue to have an Investment in a Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less (b) the portion of the fair market value of the net assets of such Subsidiary attributable to the Borrower’s equity therein at the time of such redesignation.

Section 6.17.         Compliance with Environmental Laws.

(a)            Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits and obtain, to the extent necessary, and renew all Environmental Permits for its operations and properties, except in such instances in which

(i)            the requirement of an Environmental Permit is being contested in good faith by the Borrowers or any of their respective Subsidiaries by appropriate proceedings diligently conducted, or

(ii)           the failure to so comply, obtain or renew, in addition to the risk thereof, has been disclosed on Schedule 5.09 or is unlikely to result in a material liability; and

(b)            undertake and perform any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except in such instances in which

(i)            the requirement to undertake or perform is being contested in good faith by the Borrowers or any of their respective Subsidiaries by appropriate proceedings diligently conducted, or

(ii)           the failure to so undertake or perform has been, in addition to the risk thereof, disclosed on Schedule 5.09 or is unlikely to result in a material liability.

Section 6.18.         Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent,

(a)            correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(b)            do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including Mortgages) as the Administrative Agent, the Collateral Agent (including, in its capacity as Australian Security Trustee) or any Lender through the Administrative Agent, may reasonably require from time to time in order to

(i)            carry out more effectively the purposes of the Loan Documents,

(ii)           to the fullest extent permitted by applicable law, subject each of the Loan Parties’ properties, assets, rights or interests (other than, in respect of any U.S. Loan Party, any Excluded Assets and, in respect of any Loan Party that is a Foreign Subsidiary, Foreign Excluded Assets) to the Liens now or hereafter intended to be covered by any of the Collateral Documents (including the Australian Collateral Documents), and

(iii)          perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents (including the Australian Collateral Documents) and any of the Liens intended to be created thereunder.

Section 6.19.         Certain Long Term Liabilities and Environmental Reserves. To the extent required by GAAP, maintain adequate reserves or other financial assurances for

(a)            future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment,

(b)            future costs associated with retiree and health care benefits,

(c)            future costs associated with Reclamation of disturbed acreage, removal of facilities and other closing costs in connection with its mining operations, and

(d)            future costs associated with other potential Environmental Liabilities.

Section 6.20.         Mining Financial Assurances. Maintain all material Mining Financial Assurances to the extent required pursuant to any Environmental Law.

Section 6.21.         Administration of Accounts.

(a)            If an Account of any Loan Party includes a charge for any taxes, the Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party if such Loan Party does not do so and to charge such Loan Party therefor; provided, however, that neither the Administrative Agent nor the Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

(b)            Whether or not any Default or Event of Default exists, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of any Loan Party by mail, telephone or otherwise. The Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

Section 6.22.         Cash Management System.

(a)            On and from the Closing Date, and at all times thereafter, each of the Loan Parties shall enter into and maintain a Blocked Account Agreement (it being acknowledged that this may constitute an amendment to any existing blocked account agreement in place prior to the Closing Date on terms acceptable to the Lenders (acting reasonably)), satisfactory in form and substance to the Administrative Agent in its reasonable discretion, with respect to each of its Deposit Accounts, Securities Accounts or Commodities Accounts (other than any Excluded Account) (each such Deposit Account, Securities Account or Commodities Account, a “Control Account”). Each such Blocked Account Agreement shall permit the Administrative Agent, if a Default or Event of Default is continuing, upon written notice thereof from the Administrative Agent to Holdings, to instruct the applicable depository to transfer (whether by ACH, wire transfer or otherwise as the Administrative Agent may direct) by the end of each Business Day all ledger or available, as applicable, cash receipts held in such Control Accounts to the Collateral Account or Australian Collateral Account, as directed by the Administrative Agent. No Loan Party shall direct any Account Debtor, or any customer, to make payments on Accounts to any Deposit Account other than the Control Accounts, the Collateral Account and the Australian Collateral Account.

(b)            Each Loan Party shall not establish or maintain any Securities Account, Commodities Account or Deposit Account that is not a Control Account, in each case, other than any Excluded Accounts. Each Loan Party shall instruct each Person that is obligated to make any payment to it, to make such payment or to continue to make payment, to the appropriate Control Account as required by this Section 6.22.

(c)            Each Loan Party hereby acknowledges and agrees that (i) if a Default or Event of Default is continuing, it shall have no right of withdrawal from the Control Accounts and (ii) the funds on deposit in the Control Accounts shall at all times continue to be collateral security for all of the Obligations.  In the event that, notwithstanding the provisions of this Section 6.22, a Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the appropriate Control Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(d)            Without limiting the foregoing, funds on deposit in any Deposit Account or Securities Account under the sole dominion and control of the Administrative Agent may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except if a Default or Event of Default is continuing, the Administrative Agent agrees with the Borrowers to issue entitlement orders for such investments in Cash Equivalents as reasonably requested by the Borrowers; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon.

(e)            Subject to clause (a) above, any amounts received in the Collateral Account, the Australian Collateral Account and each other Control Account (other than the L/C Cash Collateral Account) shall be applied, first to payment of all Loans then due,

second to the extent otherwise required by the Agreement, to Cash Collateralize all outstanding Letters of Credit, and then as directed by the Borrower;

provided that, if an Event of Default has occurred and is continuing, all amounts in Control Accounts shall be applied pursuant to Section 8.03.

Section 6.23.         Post-Closing Obligations. Perform the obligations set forth on Schedule 6.23, as and when set forth therein.

Section 6.24.         Australian Covenants.

(a)            Trustee. No Australian Loan Party shall become a trustee of any trust or settlement without the prior written consent of the Administrative Agent (acting reasonably) other than any trust which arises in the ordinary course of its ordinary trading activities.

(b)           Tax Consolidation. Each Australian Loan Party will:

(i)            comply with the Australian Tax Agreement and the Australian TFA and ensure that the Australian TSA and Australian TFA are maintained in full force and effect;

(ii)           not amend the Australian Tax Agreement where such variation or amendment may result in it not being a valid Australian TSA for the purposes of the ITAA 1997;

(iii)          not amend or vary the Australian Tax Agreement or the Australian TFA without the Administrative Agent’s consent where the amendment or variation would materially adversely affect an Australian Loan Party’s cash flows or financial condition or materially increase its present or prospective tax liabilities or liabilities under the Australian Tax Agreement or the Australian TFA;

(iv)          not cease to be a party to, or replace or terminate the Australian Tax Agreement or the Australian TFA without the Administrative Agent’s consent (such consent not to be unreasonably withheld or delayed); and

(v)           procure that any member that subsequently joins the Australian Tax Consolidated Group accede to the Australian Tax Agreement and the Australian TFA.

Section 6.25.         Lender Calls.

Receive any presentations prepared by management for investors and participate in annual and quarterly conference calls with the Administrative Agent and the Lenders, such calls to be held at such time as may be agreed to by the Borrowers and the Administrative Agent, but in any event not later than the date which is 10 Business Days after the annual or quarterly Financial Statements are to be delivered pursuant to Section 6.01, it being understood that this covenant may be satisfied by permitting the Lenders to participate in conference calls with the Borrower’s public shareholders.

Article 7.
Negative Covenants

Section 7.01.         Liens. Holdings and each other Borrower shall not, nor shall they permit any of their respective Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien upon, or exception to title to, any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrowers or any of their respective Restricted Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (“Permitted Liens”):

(a)            pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, indemnity, performance or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b)            Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c)            Liens for taxes, assessments and other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided, however, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(d)            Liens or deposits (including liens on cash deposited) to secure the performance of statutory or regulatory obligations or of surety, appeal, indemnity or performance bonds, warranty and contractual requirements, or to secure the performance of tenders, bills or contracts other obligations of a like nature or letters of credit or to secure reimbursement obligations with respect to letters of credit and bank guarantees issued pursuant to the request of and for the account of such Persons in the ordinary course of its business, including those outstanding on the Closing Date; provided, however, that such letters of credit and bank guarantees do not constitute Indebtedness;

(e)            minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others (including, without limitation, lessors and other surface owners and owners of other minerals) for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, mineral development, extraction and transportation, and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)            Liens securing Indebtedness incurred in accordance with Section 7.02 to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(g)            Liens on the Collateral securing

(i)            the Obligations;

(ii)           so long as such Liens are subject to the Stanwell Intercreditor Agreement and the ABL Intercreditor Agreement, (A) Indebtedness in respect of the Senior Secured Notes issued on 12 May 2021 (and any Refinancing Indebtedness in respect thereof) and (B) Indebtedness permitted to be incurred pursuant to Section 7.02(c)(ii);

(iii)          so long as such Liens are subject to the Stanwell Intercreditor Agreement and the ABL Intercreditor Agreement, Indebtedness permitted to be incurred pursuant to Section 7.02(c)(iii);

(iv)          so long such Liens are subject to the Stanwell Intercreditor Agreement, the Stanwell Obligations pursuant to the Stanwell Agreements as in effect on the Closing Date and as listed on Schedule 7.01 (or as subsequently amended);

(h)            Liens existing on the Closing Date and as listed on Schedule 7.01 (other than described in clause (g) above);

(i)             Liens on property or Equity Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created or incurred in connection with or in contemplation of such acquisition and that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(j)            Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created or incurred in connection with or in contemplation of such acquisition and that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(k)            Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or a Restricted Subsidiary of Holdings;

(l)             Liens securing Hedging Obligations incurred in the ordinary course of business (and not for speculative purposes);

(m)           leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

(n)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(o)           Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (h), (i) or (j); provided, however, that:

(i)            such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)           the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (h), (i) or (j) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(p)            Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to clients on or about the premises of which such equipment is located;

(q)            judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation that is being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(r)            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; provided that to the extent such Liens are on Inventory, such Inventory shall not be deemed Eligible Inventory;

(s)            Liens granted to Senior Secured Notes Trustee to secure its compensation and indemnities pursuant to the Senior Secured Notes Indenture; provided, to the extent such Liens are on ABL Priority Collateral, such Liens shall be junior to the Liens securing the Obligations and shall be subject to the ABL Intercreditor Agreement;

(t)            any cross charge between members of a joint venture over joint venture assets securing obligations to contribute to that joint venture or repay other joint venturers who contribute to the joint venture in default of the charger doing so;

(u)            Liens encumbering customary initial deposits in the ordinary course of business;

(v)            Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(w)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(x)            Liens (i) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(y)            any interest or title of a lessor in the property subject to any operating lease (other than any property that is subject of a Sale/Leaseback Transaction);

(z)            Liens on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Agreement;

(aa)          Liens in respect of Permitted Securitization Financings that extend only to the assets subject thereto and Liens on the Equity Interests of Special Purpose Securitization Subsidiaries;

(bb)         Liens in respect of any Permitted Factoring Arrangement that extend only to the Receivables Assets subject thereto;

(cc)          Liens on the assets subject to a Sale/Leaseback Transaction in respect of the Curragh Transaction; and

(dd)         Liens securing obligations the outstanding principal amount of which does not, taken together with the outstanding principal amount of all other obligations secured by Liens incurred under this clause (dd) that are at that time outstanding, exceed the greater of $25,000,000 (or equivalent thereof) and 1.25% of Consolidated Tangible Assets.

Section 7.02.         Indebtedness. Holdings and each Borrower may, and may permit any of their respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, but only if:

(a)            there is no Default or Event of Default subsisting at the time such Indebtedness is incurred, (and no such Default or Event of Default would result therefrom);

(b)            without limiting paragraph (a) above, no financial covenant under Section 7.09 will be breached as a result of such Indebtedness; and

(c)            such Indebtedness is not in connection with any factoring arrangement other than a Permitted Factoring Arrangement,

it being acknowledged (without limiting the above provisions of this Section 7.02) that Holdings or any Borrower may incur Indebtedness in respect of:

(i)            any Refinancing Indebtedness incurred in respect of the Senior Secured Notes Documents; or

(ii)           any Notes Obligations under Future Notes Priority Lien Indebtedness; or

(iii)          any Notes Junior Lien Obligations,

provided that Section 7.02(a) and Section 7.02(b) are satisfied.

Section 7.03.         Financial Accommodation. No Loan Party or any of their respective Restricted Subsidiaries may:

(a)            advance money or make available financial accommodation to or for the benefit of; or

(b)            give a Guarantee in connection with an obligation or liability of,

any Person who is not also a Loan Party or any of their respective Restricted Subsidiaries, unless it is a Permitted Financial Accommodation.

Section 7.04.         Permitted Factoring Arrangements.

Each of Holdings and the Loan Parties must not draw down or utilize in any way any Permitted Factoring Arrangements without prior written consent from the Administrative Agent (acting on the instructions of all Lenders).

Section 7.05.         Fundamental Changes. Each of Holdings and the Loan Parties must not enter into any amalgamation, demerger, merger or corporate reconstruction other than for the purposes of a solvent reconstruction, merger or amalgamation.

Section 7.06.         Dispositions. Holdings and each Borrower may make, and may permit any of their respective Restricted Subsidiaries to make, a Disposition or enter into any agreement to make a Disposition, but only if:

(a)            there is no Default or Event of Default subsisting at the time such Disposition is made, (and no such Default or Event of Default would result therefrom);

(b)            without limiting paragraph (a) above, no financial covenant under Section 7.09 will be breached as a result of such Disposition;

(c)            the Disposition is not of any interest in the Buchanan Mine or the Curragh Mine;

(d)            if the Disposition is of assets included within the Borrowing Base outside the ordinary course of business in excess of 5.0% of the Borrowing Base, the Administrative Agent has provided its prior written consent to such Disposition (such consent not to be unreasonably withheld);

(e)            if the Disposition is of assets or Equity Interests in any single transaction or series of related transactions with a Fair Market Value of $10,000,000 or more, the Administrative Agent has provided its prior written consent to such Disposition (such consent not to be unreasonably withheld), provided that the proceeds of such Disposition are used to:

(i)            redeem all or part of the Senior Secured Notes then outstanding; or

(ii)           applied to purchase replacement assets within 12 months of such Disposition being made,

provided that no such consent is required where the Disposition is made in connection with or as part of the Curragh Transaction, and Section 7.06(e)(i) and Section 7.06(e)(ii) do not apply to any such Disposition in connection with or as part of the Curragh Transaction; and

(f)            where the Disposition is in connection with a factoring or supply chain financing arranging, it is a Permitted Factoring Arrangement.

Section 7.07.         Restricted Payments. Holdings and each Borrower will not, and will not permit any of their respective Restricted Subsidiaries to declare or make, directly or indirectly, any Restricted Payment except in accordance with the law and only if:

(a)            a Default or Event of Default is not continuing and will not occur as a result of the Restricted Payment; and

(b)            immediately after such Restricted Payment has been made, the Liquidity is at least $100,000,000.

Notwithstanding the foregoing, no Restricted Payment may be made directly or indirectly from proceeds of a Loan.

Section 7.08.         Change in Nature of Business. Holdings and each Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, engage in any business other than a Similar Business.

Section 7.09.         Financial covenants Holdings and each Borrower shall not:

(a)            during the term of this Agreement, permit the Leverage Ratio for the preceding 12 month period to be more than 3.00 times, commencing with the Test Period ended on 30 June 2023; and

(b)            during the term of this Agreement, permit the Interest Coverage Ratio for the preceding 12 month period to be less than 3.00 times, commencing with the Test Period ended on 30 June 2023.

Section 7.10.         Thermal coal. On and from the date of this Agreement, Holdings and each Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries, acquire any Thermal Coal Assets.

Section 7.11.         Port and rent charges. The Loan Parties must ensure that at all times all amounts payable by a member of the Group to a counterparty that is a port authority, vendor providing sampling and/or loading services, landlord, warehouseman, processor, repairman, mechanic, shipper, or freight forwarder are paid when due and are not in arrears.

Section 7.12.         Payroll taxes. The Loan Parties must ensure that at all times all amounts payable by a member of the Group in connection with US payroll taxes are provisioned for in segregated bank accounts.

Article 8.
Events of Default and Remedies

Section 8.01.         Events of Default. Any of the following shall constitute an Event of Default:

(a)            Non-Payment. Any Borrower or any other Loan Party fails to pay:

(i)            when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or

(ii)           within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. Holdings or the Borrowers fail to comply with the financial covenants at Section 7.09; or

(c)            Other Defaults. Holdings or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 10 Business Days in each case, after the earlier of (x) receipt by any Borrower of written notice thereof from the Administrative Agent and (y) knowledge of any Loan Party of such default or failure to perform or observe; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings or any of its Restricted Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, provided that no Event of Default under this paragraph (d) will occur in relation to such representation, warranty, certification or statement of fact (each a Representation) made or deemed made being incorrect or misleading if the facts and circumstances which caused the Representation to be incorrect or misleading are capable of remedy and are remedied within 10 Business Days of (x) receipt by any Borrower of written notice thereof from the Administrative Agent and (y) knowledge of any Loan Party of such default or failure to perform or observe, whichever earlier; or

(e)            Cross-Default.

(i)            Holdings or any of its Restricted Subsidiaries fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts or Guarantees of the Obligations), in each case having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit agreement) of more than the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created; or

(ii)           Holdings or any of its Restricted Subsidiaries fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; or

(iii)          there occurs under any Swap Contract an Early Termination Date (as defined under such Swap Contract) resulting from

(A)           any event of default under such Swap Contract as to which Holdings or any of its Restricted Subsidiaries is the Defaulting Party (as defined in such Swap Contract), or

(B)           any Termination Event (as so defined) under such Swap Contract as to which Holdings or any of its Restricted Subsidiaries is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Holdings or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.

(i)            Holdings or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law or any Insolvency Proceeding, or

(ii)           makes an assignment for the benefit of creditors; or

(iii)          applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, Controller or similar officer for it or for all or any substantial part of its property; or

(iv)          any receiver, trustee, custodian, conservator, liquidator, rehabilitator, Controller or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 10 Business Days; or

(v)           any proceeding under any Debtor Relief Law or any Insolvency Proceeding relating to any such Person or to all or any substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 10 Business Days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment.

(i)            Holdings or any of its Restricted Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or

(ii)           any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person and is not released, vacated or fully bonded within 10 Business Days after its issue or levy; or

(h)            Judgments. There is entered against Holdings or any of its Restricted Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance), and, such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 10 Business Days from the entry thereof; or

(i)            ERISA. The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect:

(i)            an ERISA Event with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or

(ii)           any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j)            Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Holdings, any of its Restricted Subsidiaries or any other Person contests in any manner the validity or enforceability of any Loan Document; or Holdings or any of its Restricted Subsidiaries denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)            Collateral Documents. Any Collateral Document (including the Australian Collateral Document) after delivery thereof pursuant to Section 4.01 or 6.16 shall for any reason (other than pursuant to the terms hereof or thereof, including as a result of a transaction permitted by Section 7.05) cease to create a valid and perfected Lien, with the priority required hereby or thereby (subject to Liens permitted by Section 7.01), on the Collateral purported to be covered thereby.

Section 8.02.         Remedies Upon Event of Default.

(a)            If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions, subject to the terms of the ABL Intercreditor Agreement:

(i)            declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 100%);

(iv)          exercise on behalf of itself, the Lenders and the applicable L/C Issuer all rights and remedies available to it, such Lenders and such L/C Issuer under the Loan Documents or applicable law (including in respect of the Collateral);

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)            Upon the occurrence of the Termination Date,

(i)            the Commitments of each Lender to make Loans and the Commitments of each Lender and L/C Issuer to issue or participate in Letters of Credit shall each automatically be terminated, and

(ii)           the Loans, all interest thereon and all other amounts and Obligations shall automatically become due and payable in cash, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers and the other Loan Parties.

Section 8.03.         Application of Funds. On the Termination Date and after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.19 hereof and the ABL Intercreditor Agreement, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and Collateral Agent and amounts payable under Article 3) payable to the Administrative Agent and the Collateral Agent in their respective capacity;

Second, to payment of that portion of the Obligations constituting Unreimbursed Amounts (including interest and fees thereon) payable to the Administrative Agent and L/C Issuers ratably among the Administrative Agent and the L/C Issuer in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and, to the extent a Reserve is established in respect thereof, amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks, as applicable, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements) payable to the Lenders and the L/C Issuer with respect to Letters of Credit (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer)) and amounts payable under Article 3, ratably among them in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to the payment of other Obligations, including, any amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the applicable Secured Parties, in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law or the ABL Intercreditor Agreement or the Stanwell Intercreditor Agreement.

Subject to Section 2.06(d), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Section 8.04.         Equity Cure Rights. In the event Holdings and the Borrowers fail to comply with any financial covenant set forth in Section 7.09, subject to the terms and conditions hereof, Holdings and the Borrowers shall have the right (the “Cure Right”) from the last day of the applicable fiscal quarter until the expiration of the 10th Business Day subsequent to the date the applicable Financial Statements are required to be delivered to Administrative Agent with respect thereto, to prepay any part or all of the outstanding RCF Loans and/or issue Permitted Cure Securities for cash or otherwise receive, as additional paid in capital, cash contributions from its equity holders, in either case in an aggregate net amount equal to, but not greater than, the amount necessary to cure the relevant financial covenants (hereinafter, the “Cure Amount”), and upon the receipt by Holdings and the Borrowers of the cash proceeds thereof, the relevant financial covenants shall then be recalculated giving effect to the following adjustments:

(a)            Consolidated EBITDA shall be increased for the applicable fiscal quarter and for the subsequent three (3) consecutive fiscal quarters, solely for the purpose of measuring compliance with the relevant financial covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount paid over to Administrative Agent for application to the Loans in accordance with Section 2.08(b) hereof;

(b)            any prepayment of the Loans made with respect to such Cure Amount shall not serve as a reduction to Indebtedness for purposes of calculating the relevant financial covenants for the applicable measurement period for which the Cure Right is exercised (but shall for any subsequent measurement period); and

(c)            if, after giving effect to the foregoing recalculations, Holdings and the Borrowers shall then be in compliance with the requirements of the relevant financial covenants, Holdings and the Borrowers shall be deemed to have been in compliance with such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default of such financial covenants that had occurred shall be deemed not to have occurred for this purpose of the Agreement.

Notwithstanding anything herein to the contrary, in no event shall Holdings and the Borrowers be permitted to exercise the Cure Right hereunder (x) more than three (3) times in the aggregate during the term of this Agreement or (y) more than two (2) times in any 4 consecutive fiscal quarters.

Section 8.05.         Review Events. If a Review Event occurs:

(a)            during the Review Period commencing after the Administrative Agent requests, the Borrowers must promptly meet and consult in good faith with the Administrative Agent and the Lenders to agree a strategy to address the Review Event, including but not limited to a restructure of the terms of the Facility to the satisfaction of the Lenders;

(b)            if at the end of that Review Period, the Lenders are not satisfied with the result of their discussion or meeting with the Borrowers or the Lenders do not wish to continue to provide their Commitments, then the Administrative Agent may by written notice to the Borrowers declare that:

(i)            the Commitment of each lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated;

(ii)           unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(iii)          require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 100% of the face amount thereof),

on the date stipulated in the notice (such date to be no earlier than the end of the Prepayment Period), in which case, the Commitments shall be automatically cancelled on that date, all amounts referred to at (ii) shall become immediately due and payable on that date and the Borrowers are to Cash Collateralize the L/C Obligations by that date,

(c)            For the purpose of this section:

(i)            “Review Period” means 20 Business Days; and

(ii)           “Prepayment Period” means 40 Business Days from the date of the notice referred to at paragraph (b) above.

For the avoidance of doubt, any failure to pay all amounts referred to in paragraph (b)(ii) by the required date or to Cash Collateralize the L/C Obligations by the required date will constitute an Event of Default.

Article 9.
Administrative Agent

Section 9.01.         Appointment.

(a)            Each of the Lenders and the L/C Issuers hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are delegated to the Administrative Agent and/or the Collateral Agent by the terms and provisions hereof and of the other Loan Documents, together with such power as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, L/C Issuer or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the Administrative Agent’s and the Collateral Agent’s duties under the Loan Documents are solely mechanical and administrative in nature, neither the Administrative Agent nor the Collateral Agent is required to account to any other Secured Party for any sum or profit received by it for its own account, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article 9 (other than Sections 9.10 and 9.12) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any such provisions.

(b)            Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit or bank guarantees pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 9 and in the definition of “Agent Affiliate” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer. The Collateral Agent shall have all of the benefits and immunities provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by the Collateral Agent hereunder.

(c)            The Collateral Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and L/C Issuer hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents (including the Australian Collateral Documents) for and on behalf of) such Lender, L/C Issuer and its Affiliates for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents (including the Australian Collateral Documents), or for exercising any rights and remedies thereunder at the direction of the Collateral Agent (or Required Lenders)), shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders and L/C Issuers hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents (including the Australian Collateral Documents) and acknowledge and agree that any such action by the Collateral Agent shall bind the Lenders and L/C Issuers.

Section 9.02.         Delegation of Duties.

The Administrative Agent and the Collateral Agent may execute any of their duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents (including the Australian Collateral Documents) or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact (including for the purpose of any Borrowing or payment in Alternate Currencies) as shall be deemed necessary by the Administrative Agent or the Collateral Agent and shall be entitled to engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts or professional advisers concerning all matters pertaining to such duties. Without limiting the generality of the foregoing sentence, each Agent may at any time engage and pay for the services of any lawyers to act as its independent counsel (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary. Each such sub-agent and the Affiliates of the Administrative Agent and the Collateral Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 9, Section 11.05(a) and Section 11.05(b) (as though such sub-agents were the “Administrative Agent” or the “Collateral Agent” (as applicable) under the Loan Documents) as if set forth in full herein with respect thereto. Neither the Administrative Agent nor the Collateral Agent shall not be responsible or liable for any damages, costs or losses to any person for the actions, negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects or engages in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 9.03.         Liability of Agents.

(a)            No Agent Affiliate shall

(i)            be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or

(ii)            be responsible in any manner to any Lender, L/C Issuer or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the execution, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents (including, the Australian Collateral Documents), or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.

(b)            No Agent Affiliate shall be under any obligation to any Lender, any L/C Issuer or participant to ascertain or to inquire into

(i)            any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document,

(ii)           the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith,

(iii)          the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default,

(iv)          the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents (including the Australian Collateral Documents),

(v)           the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of documentary items expressly required to be delivered to the Administrative Agent, or

(vi)          to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(c)            No Agent Affiliate shall have any duties or obligations to any Lender, any L/C Issuer or participant except those expressly set forth herein and in the other Loan Documents, and without limiting the generality of the foregoing, the Agent Affiliates:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Person is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Person shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law; and

(iii)          shall not be required to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender or any L/C Issuer and each Lender and each L/C Issuer confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Affiliates.

(d)            No Agent Affiliate shall be liable

(i)            to any participant or Secured Party or their Affiliates for any failure, delay in performance, breach by, or as a result of information provided by, any other party to any Loan Document or action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or such Person shall believe in good faith shall be necessary under the circumstances) or

(ii)           in the absence of its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(e)            For the avoidance of doubt, no Agent Affiliate shall be obligated to calculate or confirm the calculations of any financial covenants set forth herein or the other Loan Documents or in any of the Financial Statements of the Loan Parties. No Agent Affiliate shall be liable to the Lenders for any apportionment or distribution of payments made by it to such Lenders in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover pro rata from the other Lenders any payment equal to the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

(f)            In no event shall any Agent Affiliate be liable for any failure or delay in the performance of their respective obligations under this Agreement or any related documents because of circumstances beyond such Agent Affiliate’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond such Agent Affiliate’s control whether or not of the same class or kind as specified above.

(g)            Nothing in this Agreement or any other Loan Document shall require any Agent Affiliate to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

(h)            Without limiting anything contained herein, each Agent Affiliate shall have no obligation for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby; (ii) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (iii) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

(i)             No Agent Affiliate shall be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the Administrative Agent if the Agent Affiliate has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Administrative Agent for that purpose.

(j)             No party to this Agreement (other than an Agent) may take any proceedings against any Agent’s officer, employee, agent, director, advisor, attorney or representative (“Agent Representative”) in respect of any claim it might have against that Agent Representative or in respect of any act or omission of any kind by that Agent Representative in relation to any Loan Document and any Agent Representative may rely on this Section 9.03.

Section 9.04.         Reliance by Agents.

(a)            The Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, instrument, document, communication, signature, resolution, representation, notice, consent, certificate (including Borrowing Base Certificates), affidavit, letter, electronic mail message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and/or upon advice and statements of any lawyers, accountants, surveyors or other experts or professional advisers engaged by the Administrative Agent.

(b)            The Agents shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders and L/C Issuers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take (or declining to take or continuing to decline to take) any such action, which indemnification may be joint and several.

(c)           The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request, consent of or ratification by the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and L/C Issuers; provided that no Agent shall be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law.

(d)           Any notice, consent, request, direction, instruction or ratification by the Required Lenders shall be executed by the Lenders of record providing such consent, request, direction, instruction or ratification.

(e)            Each Agent may assume that any instructions received by it from the Required Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Loan Documents and unless it has received notice of revocation, it may assume that those instructions have not been revoked.

(f)            Each Agent may assume (unless it has received notice to the contrary in its capacity as Administrative Agent or Collateral Agent (as applicable)) that:

(i)            any right, power, authority or discretion vested in any party to this Agreement or any group of Lenders has not been exercised; and

(ii)           any notice or request made by any Borrower (other than a Borrowing Notice) is made on behalf of and with the consent and knowledge of all the Loan Parties.

Section 9.05.            Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent shall have received written notice from Required Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” or “notice of an event of default” as applicable. The Administrative Agent will notify the Lenders and the L/C Issuers of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders and the L/C Issuers.

Section 9.06.            Credit Decision; Disclosure of Information by Agents. Each Lender and each L/C Issuer acknowledges that no Agent Affiliate has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent Affiliate to any Lender or L/C Issuer as to any matter, including whether Agent Affiliates have disclosed material information in their possession. Each Lender and each L/C Issuer represents to the Administrative Agent that it has, independently and without reliance upon any Agent Affiliate and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender and each L/C Issuer also represents that it will, independently and without reliance upon any Agent Affiliate and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders or the L/C Issuers by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent Affiliate.

Section 9.07.            Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders and L/C Issuers shall indemnify upon demand the Agents and each other Agent Affiliate, pro rata, and hold harmless the Agents and each other Agent Affiliate from and against any and all Indemnified Liabilities incurred by it (whether based on contract, tort or any other theory, whether brought by or against a third party or by or against the Lenders or the L/C Issuers, and regardless of whether any Indemnitee is a party thereto); provided that no Lender or L/C Issuer shall be liable for the payment to any Agent Affiliate of any portion of such Indemnified Liabilities resulting from such Agent Affiliate’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by or against any Lender, any L/C Issuer or any other Person (or whether any Agent or an Agent Affiliate is a party to any such Proceeding).

Without limitation of the foregoing, each Lender and each L/C Issuer shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including all reasonable fees, expenses and disbursements of any law firm or other external legal counsel and compensation of agents and employees paid for services rendered on behalf of the Lenders or the L/C Issuer) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders or by the L/C Issuers shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto.

Each Lender hereby authorizes the Administrative Agent and Collateral Agent (including in its capacity as Australian Security Trustee) to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable or distributable by the Administrative Agent or the Collateral Agent (including in its capacity as Australian Security Trustee) to such Lender from any source against any amount due to the Administrative Agent or the Collateral Agent under Section 2.16 and this Section 9.07.

The undertaking in this Section 9.07 shall survive termination of the Commitments of all Lenders and all L/C Issuers, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent.

Section 9.08.            Withholding Tax. If any Governmental Authority of the United States, Australia or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender or any L/C Issuer for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or such L/C Issuer failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender or such L/C Issuer shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party and without limiting or expanding the obligation of the applicable Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, including any interest, additions to tax or penalties thereto, together with all reasonable expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or any L/C Issuer by the Administrative Agent shall be conclusive absent manifest error.

Section 9.09.            Agents in Their Individual Capacity.

(a)            Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Each Agent and its Affiliates may make loans to, issue letters of credit and bank guarantees for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though the Agent were not the an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders and L/C Issuer acknowledge that, pursuant to such activities, the Agent or their Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents shall not be under any obligation to provide such information to them. With respect to its Loans, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, an L/C Issuer, and the terms “Lender” and “Lenders” include the Agents, each in its individual capacity.

(b)            Each Lender and each L/C Issuer understands that each Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.09 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Holdings, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender and each L/C Issuer understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders or any of the L/C Issuers that are not members of the Agent’s Group. No Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or any L/C Issuer or use on behalf of the Lenders or on behalf of the L/C Issuers, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agents shall deliver or otherwise make available to each Lender and each L/C Issuer such documents as are expressly required by any Loan Document to be transmitted by the Agents to the Lenders or the L/C Issuers.

(c)            Each Lender and each L/C Issuer further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders or L/C Issuers (including the interests of the Lenders or L/C Issuers hereunder and under the other Loan Documents). Each Lender and each L/C Issuer agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as an Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender or any L/C Issuer. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by any Agent or any member of the Agent’s Group to any Lender or any L/C Issuer including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 9.10.            Resignation by the Agents.

(a)            Any Agent may resign as Agent upon 30 days’ prior notice to the Lenders, the L/C Issuers and the Borrowers. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (or such other Person reasonably acceptable to Holdings), which successor agent shall be consented to by Holdings at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of Holdings shall not be unreasonably withheld or delayed). The resigning Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor agent may reasonably request for the purposes of performing its functions as Agent under the Loan Documents. The Borrowers shall within 3 Business Days of demand, reimburse the resigning Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(b)            If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and Holdings, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent and/or supplemental agent, as the case may be, and the retiring Agent’s appointment, powers and duties as the Administrative Agent or the Collateral Agent, as applicable, shall be terminated. After the retiring Agent’s resignation hereunder as Agent, the provisions of this Article 9, Section 11.05(a) and Section 11.05(b) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

(c)            If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent, as applicable, by the date which is 30 days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders and L/C Issuers shall perform all of the duties of the applicable Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(d)            Upon the acceptance of any appointment as the Administrative Agent or the Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the requirements of Section 6.16 are (or continue to be) satisfied, the successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.10).

(e)            After the retiring Agent’s resignation hereunder as the Agent, the provisions of this Article 9, Section 11.05(a) and Section 11.05(b) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

(f)            Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 11.01) may by notice to the Borrower Representative and such Person remove such Person as Administrative Agent and, with the consent of Holdings (not to be unreasonably withheld), appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the date a replacement Administrative Agent is appointed.

Section 9.11.            Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.13 and Section 11.05(b)) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)            and any custodian, receiver, interim receiver, receiver and manager, assignee, trustee, liquidator, sequestrator, Controller or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.13 and Section 11.05(b).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

Section 9.12.            Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably agree:

(a)            that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (including, in its capacity as Australian Security Trustee) under any Loan Document shall be automatically released

(i)            upon termination of the Commitments of all the Lenders and the L/C Issuer and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit in which the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized or, if satisfactory to the L/C Issuer in its sole discretion, for which a backstop letter of credit or bank guarantee is in place),

(ii)           at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document, other than any transfer to a Loan Party; and

(iii)          subject to Section 11.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders;

(b)            to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(f);

(c)            that any Guarantor (other than the Borrowers) shall be automatically released from its obligations under the Guarantee in Article 10 if in the case of any Guarantor, such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder; and

(d)            if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer) and Holdings notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its Obligations hereunder or its obligations under the Guarantee in Article 10 hereto such Subsidiary shall be automatically released from its Obligations hereunder or its obligations under its Guarantee.

Notwithstanding the foregoing, a release of Collateral that is ABL Priority Collateral outside of the ordinary course of business, a subordination of the Lien securing the Obligations and a release of any Guarantor, in each case, shall be subject to Holdings delivering updated Borrowing Base Certificate demonstrating, after giving effect to such release (including any prepayment or repayment of the Loans), the Total Outstandings does not exceed the Availability.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the applicable Agent will promptly (and each Lender and each L/C Issuer irrevocably authorizes such Agent to), at Holding’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents (including the Australian Collateral Documents), or to evidence the release of such Loan Party from its obligations under any of the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

Section 9.13.            No requirement to enquire authority

No party to this Agreement needs to enquire whether any instructions from all or a percentage of Lenders or the Required Lenders have been given to the Administrative Agent or as to the terms of those instructions. As between a Loan Party on the one hand and the Administrative Agent and Lenders on the other, everything done by the Administrative Agent under or in relation to the Loan Documents will be taken to be authorised.

Section 9.14.            Appointment of Supplemental Collateral Agents.

(a)            It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Collateral Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b)            In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral,

(i)            each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and

(ii)           the provisions of this Article 9 and of Section 11.05(a) and Section 11.05(b) that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

(c)            Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by Law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

Section 9.15.            Reports and Financial Statements. By signing this Agreement, each Lender and each L/C Issuer:

(a)            is deemed to have requested that the Administrative Agent furnish such Lender or such L/C Issuer, as applicable, promptly after they become available, copies of all Financial Statements required to be delivered by Holdings hereunder and all field examinations, audits and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(b)            expressly agrees and acknowledges that the Administrative Agent (i) makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(c)            expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d)            agrees to keep all Reports confidential in accordance with the provisions of Section 11.08 (other than clause (g) thereof); and

(e)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees:

(i)            to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or Letters of Credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrowers; and

(ii)           to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in each case, including, in connection with, or as a result of any actual or prospective claim, actions, suits, inquiries, litigation, investigation or proceeding relating to any of the foregoing or the preparation of any defense in connection therewith, whether based on contract, tort or any other theory, whether brought by or against such Lender or L/C Issuer, a third party or by the Borrowers or any other Loan Party, and regardless of whether the Administrative Agent ( or such preparing Lender) is a party thereto.

Section 9.16.            Posting of Approved Electronic Communications.

(a)            Each of the Lenders and L/C Issuers and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the L/C Issuers by posting such Approved Electronic Communications on Debt Domain, IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the L/C Issuer and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the L/C Issuer and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)           The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent, the Collateral Agent (including in its capacity as the Australian Security Trustee) nor any of their respective Affiliates or any of their respective officers, directors, employees, agents, advisors, attorneys or representatives (the Administrative Agent, the Collateral Agent (including in its capacity as the Australian Security Trustee) and each of the foregoing, each, an “Agent Affiliate”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.

(d)           Each of the Lenders, the L/C Issuers and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 9.17.            Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.17(b).

(c)            Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or L/C Issuer at any time,

(i)            such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent,

(ii)            the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment,

(iii)          upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and

(iv)          the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.

The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (any such Obligations to which the Administrative Agent has become a subrogee, the “Erroneous Payment Subrogation Obligations”).

(e)           The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Neither the obligations of any party to this Agreement to the Administrative Agent nor the remedies of the Administrative Agent (whether arising under this Section 9.17 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (g), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Administrative Agent or any other party to this Agreement). All payments to be made by a party to this Agreement to the Administrative Agent (whether made pursuant to this Section 9.17 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(h)            Each party’s obligations, agreements and waivers under this Section 9.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article 10.
Guarantee

Section 10.01.         Guarantee.

(a)            Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably,

(i)            guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers and each other Loan Party when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

(ii)            undertakes to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns that:

(A)            whenever a Loan Party does not pay any amount when due under or in connection with any Loan Document (or anything which would have been due if the Loan Document or the amount was enforceable, valid and not illegal), immediately on demand by the Administrative Agent, the Guarantor shall pay that amount as if it was the principal obligor; and

(B)            if an Ipso Facto Event has occurred, then immediately on demand by the Administrative Agent, the Guarantor shall pay all amounts referred to in Section 8.02(a)(ii) and/or Cash Collateralize the L/C Obligations referred to in Section 8.02(a)(iii) (as applicable), in each case, as if it was the principal obligor.

Each of paragraph 10.01(a)(i), 10.01(a)(ii)(A) and 10.01(a)(ii)(B) is a separate obligation, None is limited by reference to the other.

(b)           Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under any applicable Law relating to fraudulent conveyances, fraudulent transfers, or the insolvency of debtors (after giving effect to the right of contribution established in Section 10.02).

(c)            Each Guarantor agrees that the Obligations may at any time and from time to time exceed the maximum amount of the liability of such Guarantor under Section 10.01(b) without impairing the guarantee contained in this Article 10 or affecting the rights and remedies of the Secured Parties hereunder.

(d)            The guarantee contained in this Article 10 shall remain in full force and effect until all the Obligations (other than any contingent indemnification obligations not then due) shall have been satisfied by payment in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Agreement the Borrowers may be free from any Borrower Obligations.

(e)            No payment made by the Borrowers, any of the Guarantors, any other Guarantor or any other Person or received or collected by any Secured Party from the Borrowers, any of the Guarantors, any other Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to reduce, release, modify or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations (other than any contingent indemnification obligations not then due) are paid in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments are terminated.

Section 10.02.          Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.03. The provisions of this Section 10.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Parties, and each Guarantor shall remain jointly and severally liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Section 10.03.          No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against the Borrowers or any Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrowers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Secured Parties by the Borrowers on account of the Obligations (other than any contingent indemnification obligations not then due) are paid in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations (other than any contingent indemnification obligations not then due) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

Section 10.04.          Amendments, etc. with Respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained herein or any property subject thereto.

Section 10.05.          Guarantee Absolute and Unconditional. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or a surety other than payment in full of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           The guarantee under this Article 10 is a guaranty of payment when due and not of collectability, and is a primary obligation of each Guarantor and not merely a contract of surety.

(b)           The Administrative Agent may enforce the guarantee under this Article 10 upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrowers and any Beneficiary with respect to the existence of such Event of Default.

(c)            Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Article 10 or acceptance of the guarantee contained in this Article 10.

(d)           The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 10 and all dealings between the Borrowers and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 10.

(e)           To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the Guarantors with respect to the Obligations.

(f)            Each Guarantor understands and agrees that the guarantee contained in this Article 10 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to

(i)            the validity or enforceability of the Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party,

(ii)           any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrowers or any other Person against any Secured Party,

(iii)          any acts of any legislative body or Governmental Authority affecting the Borrowers, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrowers’ property, or by economic, political, regulatory or other events in the countries where the Borrowers are located, or

(iv)            any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of such Guarantor under the guarantee contained in this, in bankruptcy or in any other instance.

(g)           When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrowers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers, any other Guarantor or any other Person or any such collateral security or guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Parties against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 10.06.          Waiver by Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties:

(a)            any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to

(i)            proceed against Borrowers, any other Guarantor of the Obligations or any other Person,

(ii)           proceed against or exhaust any security held from Borrowers, any such other Guarantor or any other Person,

(iii)          proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of Borrowers or any other Person, or

(iv)          pursue any other remedy in the power of any Secured Party whatsoever;

(b)            any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrowers or any other Guarantor from any cause other than payment in full of the Obligations;

(c)            any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d)            any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith;

(e)            (i)            any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder,

(ii)           the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof,

(iii)          any rights of set offs, recoupments and counterclaims, and

(iv)          promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(f)            notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including the acceptance hereof, notices of default hereunder, the Secured Hedge Agreements or any agreement or instrument related thereto, the Secured Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of extension of credit to Borrowers;

(g)           any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate Guarantors or sureties, or which may conflict with the terms hereof;

(h)           any defenses arising from the amendment of waiver of any term of the Loan Documents;

(i)            any defenses arising from failure to perfect any security granted over the Collateral or any release of security over the Collateral;

(j)            any law or regulation of any jurisdiction or any other event affecting any term of the Loan Documents or the Obligations; and

(k)            any other circumstances that might constitute a defense to the Guarantor.

Section 10.07.         Releases.

(a)            At such time as the Obligations shall have been paid in full (other than any contingent indemnification obligations not then due), the Commitments have been terminated and no Letters of Credit shall be outstanding (except to the extent that the Letters of Credit that have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), all obligations (other than those expressly stated to survive such termination) of each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Guarantor following any such termination, the Administrative Agent shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

(b)           A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall automatically be released

(i)            upon the consummation of any transaction or related series of transaction permitted hereunder if as a result thereof such Guarantor shall cease to be a Subsidiary (or becomes an Excluded Subsidiary); provided, that a Guarantor shall not be released until Holdings delivers an updated Borrowing Base Certificate demonstrating, after giving effect to such release (including any prepayment or repayment of the Loans), the Total Outstandings does not exceed the Availability or

(ii)            upon the repayment in full in cash of all of the Obligations (other than any contingent indemnification obligations not then due), the termination of the Commitments and if no Letters of Credit is then outstanding (except to the extent that the Letters of Credit that have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent).

In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.07(b) shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 10.08.         Subordination of Other Obligations. Any Indebtedness of the Borrowers or any Guarantor held as of the Closing Date or thereafter by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 10.09.         Authority of Guarantors or Borrowers. It shall not be necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrowers or the officers, directors or agents acting or purporting to act on behalf of any of them.

Section 10.10.         Financial Condition of Borrowers. Any Credit Extension may be made to the Borrowers or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers known as of the Closing Date or thereafter known by any Beneficiary.

Section 10.11.         Taxes and Payments. The provisions of Section 3.01(a)-(e) shall apply mutatis mutandis to the Guarantors and payments thereby.

Section 10.12.         Assignments. Each Guarantor acknowledges that the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it) and such assignee, transferee or participant shall thereupon become vested with all the benefits in respect thereof granted to such party herein or otherwise, in each case as and to the extent provided in Section 11.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein except in accordance with Section 11.07.

Section 10.13.         Reinstatement. Each Guarantor agrees that if (a) any payment made by the Borrowers or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or (b) the proceeds of Collateral are required to be returned by any Beneficiary to the Borrowers or its estate, trustee, receiver or any other Party including any Guarantor or its estate, trustee, or receiver under any requirement of Law, then, to the extent of such payment or repayment, any such Guarantors liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, the guarantee under this Article 10 shall have been cancelled or surrendered (and, if any Lien or other Collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), the guarantee under this Article 10 (and such Lien or other Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Guarantor in respect of the amount of such payment (or any lien or other Collateral securing such obligation).

Section 10.14.         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Contracts (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.14, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.14 shall remain in full force and effect until the Obligations have been paid in full and the Commitments and all Letters of Credit have been terminated. Each Qualified ECP Guarantor intends that this Section 10.14 constitute, and this Section 10.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article 11.
Miscellaneous

Section 11.01.          Amendments and waivers

(a)            Required consents:

(i)            Subject to Section 11.01(b) (All Lender matters) and Section 11.02 (Replacement of Screen Rate), any term of the Loan Documents may be amended or waived only with the consent of the Required Lenders and the Borrowers and any such amendment or waiver will be binding on all parties.

(ii)           The Administrative Agent may effect, on behalf of any Loan Party, any amendment or waiver permitted by this Section 11.01.

(b)            All-Lender matters: Subject to Section 11.01(c) (Other exceptions) and Section 11.02 (Replacement of Screen Rate), an amendment or waiver of any term of any Loan Document that has the effect of changing or which relates to:

(i)            the definition of “Required Lenders”;

(ii)           a waiver of any of the conditions precedent under Article 4;

(iii)          an extension to the date of payment of any amount under the Loan Documents;

(iv)          a reduction in the Applicable Rate or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(v)           an increase in any Commitment, an extension of the Availability Period, a change to a sublimit, or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(vi)          a change to the Loan Parties other than in accordance with the terms of this Agreement;

(vii)         a change to the Borrowing Base or the Borrowing Base Collateral;

(viii)        any provision which expressly requires the consent of all the Lenders;

(ix)           Section 2.02 (Utilisation – Loans), Section 3.02 (Illegality), Section 8.03 (Application of Funds), Section 8.05 (Review Event), this Section 11.01 (Amendments and waivers) and Section 11.15 (Governing Law; Jurisdiction; Etc);

(x)            (other than as expressly permitted by the provisions of this Agreement or the Security Trust Deed):

(A)            the nature or scope of the Collateral Documents or the nature or scope of the guarantee and indemnity granted under Article 10 (Guarantee); or

(B)            the Collateral; or

(C)            the manner in which the proceeds of enforcement of the Collateral Documents are distributed; or

(xi)            the release of any guarantee and indemnity granted under Article 10 (Guarantee) or of any Collateral Documents unless permitted under this Agreement or the Security Trust Deed or relating to a disposal of an asset which is the subject of the Collateral Document, or of the grantor of the guarantee and indemnity or Collateral Document or of the grantor’s Holding Company, where such disposal is permitted under this Agreement or the Security Trust Deed or relating to a disposal of an asset which is the subject of the Collateral Document, or of the grantor of the guarantee and indemnity or Collateral Document or of the grantor’s Holding Company, where such disposal is permitted under this Agreement, shall not be made without the prior consent of all the Lenders.

(c)            Other exceptions:

(i)            No amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any document relating to any Letter of Credit issued or to be issued by it.

(ii)            An amendment or waiver which relates to the rights or obligations of the Administrative Agent or the Collateral Agent (each in their capacity as such) may not be effected without the consent of the Administrative Agent or, as the case may be, the Collateral Agent.

(iii)          Any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(iv)          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(v)           Notwithstanding anything to the contrary contained in this Section 11.01, guarantees, collateral security documents and related documents executed by Loan Parties or any Subsidiaries of Holdings in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent at the request of Holdings without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure any typographical ambiguity, error, defect or inconsistency or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Document but, for the avoidance of doubt, this provision shall not authorize any amendment, supplement or waiver which releases Collateral or Guarantors unless amended in accordance with this Section 11.01. The Administrative Agent shall be entitled to extend any deadline or requirement in connection with compliance with guarantee and security provisions in the Loan Documents without the consent of any other Lender.

(vi)          If the Administrative Agent and Holdings shall have jointly identified an obvious error, mistake or ambiguity or any error or omission of a technical or administrative nature in any Loan Document, then the Administrative Agent and Holdings shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) business days following receipt of notice thereof.

(vii)            Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement, the Stanwell Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any other Indebtedness and Liens permitted hereunder to be secured by a Lien on Collateral, as expressly contemplated by the terms of such ABL Intercreditor Agreement, the Stanwell Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing).

Section 11.02.         Replacement of Screen Rate

(a)            Subject to Section 11.01(c) (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan or to any Published Rate (as applicable), any amendment or waiver which relates to:

(i)            providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate or Published Rate; and

(ii)

(A)              aligning any provision of any Loan Document to the use of that Replacement Benchmark;

(B)              enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)               implementing market conventions applicable to that Replacement Benchmark;

(D)              providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)               adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Administrative Agent (acting on the instructions of the Required Lenders) and the Borrowers.

(b)            If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) within 15 Business Days (or such longer time period in relation to any request which the Borrowers and the Administrative Agent may agree) of that request being made, its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

Section 11.03.          Notices; Effectiveness; Electronic Communications.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrowers, the Administrative Agent or L/C Issuer, to the address, electronic mail address or telephone number specified for such Person on Schedule 11.02 (or such other address or number as the Borrowers, the Administrative Agent or any L/C Issuer may from time to time notify to each other party); and

(ii)            if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article 2 if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes,

(i)            notices and other communications sent to the Lenders and the L/C Issuers to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and

(ii)           notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Approved Electronic Platform. THE APPROVED ELECTRONIC PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE APPROVED ELECTRONIC PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence or willful misconduct of such Agent Party as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that in no event shall the Agent Party have any liability to the Borrowers, any Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc. Each of the Borrowers, the Administrative Agent and each L/C Issuer may change its address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.04.         No Waiver; Cumulative Remedies. None of the Secured Parties shall by any act (except by a written instrument pursuant to Section 11.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure by any Lender, L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.05.         Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrowers shall pay within 3 Business Days of demand:

(i)            all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lenders as of the Closing Date, and their Affiliates (including the reasonable and documented fees, charges and disbursements of counsel, financial advisor and industry advisors for the Administrative Agent), in connection with the Facility, including, without limitation, internal per diem field examination costs, syndication of the Facility, closing and due diligence costs and costs in connection with the preparation, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),

(ii)           all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and

(iii)          all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer, including the reasonable and documented fees, charges and disbursements of any

(A)              one primary counsel, one local for counsel for each relevant jurisdiction (which may include a single counsel acting for multiple jurisdictions) and, to the extent necessary or appropriate, one specialist counsel for each applicable specialty for the Administrative Agent, any Lender or any L/C Issuer,

(B)               in the case of an actual or perceived conflict of interest, one additional primary counsel, one additional local counsel for all such Persons taken as a whole in each relevant jurisdiction (which may include a single counsel acting for multiple jurisdictions) and, to the extent necessary or appropriate, one additional specialist counsel for each applicable specialty, in each case, for the similarly affected Persons taken as a whole, and

(C)              one financial advisor, to the extent necessary and appropriate,

regardless of whether any of the transactions contemplated hereby is consummated or in connection with the enforcement or protection of its rights

(D)               in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.05, or

(E)               in connection with the Loans made or Letters of Credit issued hereunder, including all such all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

Each Guarantor agrees to pay or reimburse each Secured Party within 3 Business Days of demand for all its reasonable and documented out-of-pocket expenses incurred in collecting against such Guarantor under the guarantee contained in Article 10 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to each Secured Party and of counsel to the Administrative Agent.

(b)            Indemnification by the Loan Parties. The Borrowers and each Guarantor shall, within 3 Business Days of demand, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each of their Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee on a full indemnity basis), incurred by any Indemnitee or asserted by or against any Indemnitee by any third party or by or against the Borrowers or any other Loan Party arising out of, in connection with, or as a result of:

(i)            the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents,

(ii)           any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(iii)          any actual or alleged presence or release of Hazardous Materials at, on, under or from any property currently or formerly owned or operated by the Borrowers or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their respective Subsidiaries, or

(iv)          any actual or prospective claim, actions, suits, inquiries, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”) or the preparation of any defense in connection therewith, in each case, arising out of or in connection with or by reason of this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, or any actual or proposed use of the proceeds of the Facility, whether based on contract, tort or any other theory, whether brought by or against a third party or by or against the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all of the foregoing, collectively, the “Indemnified Liabilities”);

provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses

(v)          have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final, non-appealable judgment,

(vi)         other than in respect of the Administrative Agent or Collateral Agent (including, in its capacity as the Australian Security Trustee) in its capacity as such, have resulted from a material breach of such Indemnitee’s obligations under this Agreement or other Loan Documents as determined by a court of competent jurisdiction in a final, non-appealable judgment, or

(vii)        arises out of any Proceeding that does not involve an act or omission of the Loan Parties or any of its respective Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any Proceeding against the Collateral Agent or the Administrative Agent solely in their respective capacities or in fulfilling their respective roles as Collateral Agent, Administrative Agent or similar role under the Facility), provided further, that the Loan Parties shall not be required to reimburse the legal fees and expenses of more than

(viii)        one primary counsel, one local for counsel for each relevant jurisdiction (which may include a single counsel acting for multiple jurisdictions) and, to the extent necessary or appropriate, one specialist counsel for each applicable specialty for the Administrative Agent, any Lender or any L/C Issuer,

(ix)          in the case of an actual or perceived conflict of interest, one additional primary counsel, one additional local counsel in each relevant jurisdiction (which may include a single counsel acting for multiple jurisdictions) and, to the extent necessary or appropriate, one additional specialist counsel for each applicable specialty, in each case, for the similarly affected Persons taken as a whole, and

(x)           one financial advisor, to the extent necessary and appropriate.

In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such Proceeding is brought by or against any Borrower, any of its directors, security holders or creditors, an Indemnitee or any other person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Notwithstanding any other provision in this Agreement or any other Loan Document, no Indemnitee shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with its activities related to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby; provided that such waiver of special, indirect, consequential or punitive damages shall not limit the indemnification obligations of the Borrower under this Section 11.05(b).

No Loan Party shall, without the prior written consent of any affected Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee.

Each Borrower acknowledges that information and other materials relative to the Facility and the transactions contemplated hereby may be transmitted through the Approved Electronic Platform. No Indemnitee will be liable to any Borrower or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Approved Electronic Platform that are intercepted by such persons.

(c)            Reimbursement by Lenders.

Each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (based on the Loans and unused Commitments held by such Lender relative to the total Loans and unused Commitments then outstanding) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.16(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by the final nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section 11.05 shall be payable not later than 10 Business Days after demand therefor.

(f)            Administrative Agent’s management time. Any amount payable to the Administrative Agent under Section 9.07 and this Section 11.05 shall include the cost of utilising the Administrative Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Administrative Agent may notify to the Borrowers, the Lenders and the L/C Issuers, and is in addition to any fee paid or payable to the Administrative Agent under Section 2.13.

(g)            Survival. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent or any L/C Issuer, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.06.          Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then

(a)            to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and

(b)           each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.

The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.07.          Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except

(i)            to an Eligible Assignee in accordance with the provisions of Section 11.07(b),

(ii)           by way of participation in accordance with the provisions of Section 11.07(d), or

(iii)          by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(f).

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.

(i)            Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 11.07(b), participations in L/C Obligations) at the time owing to it), provided, that:

(A)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of such “Trade Date”, shall not be less than $5,000,000 (or the Alternate Currency Equivalent);

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D)            each party to an assignment appoints the Administrative Agent to act as its agent to execute an Australian Recognition Certificate on its behalf, ratifies that execution, and agrees it is therefore bound as set out in the Australian Recognition Certificate by the terms set out in the Australian Security Trust Deed; and

(E)            an assignment will only be effective on completion by the Administrative Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment and on receipt by the Administrative Agent of confirmation from the Australian Security Trustee that the Australian Security Trustee has performed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment (the receipt of which the Administrative Agent shall promptly notify to the parties to the assignment) and the new Lender has become bound by an Australian Recognition Certificate.

(ii)           The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (iii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.07 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(d).

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and the L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations.

(i)            Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, that

(A)            such Lender’s obligations under this Agreement shall remain unchanged,

(B)             such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and

(C)             the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(b) that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, Section 3.04 and 3.07 to the same extent as if it were a Lender and had acquired its interest by assignment; provided, further, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section (it being understood that the documentation required under Section 3.01 shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 11.14 with respect to any Participant.

(ii)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit, bank guarantees or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit, bank guarantee or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the U.S. Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Holding’s prior written consent or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)            Certain Pledges. Any Lender may at any time pledge or assign to any Person a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer after Assignment.

(i)            Notwithstanding anything to the contrary contained herein, an L/C Issuer may,

(A)           upon 30 days’ notice to the Borrowers, the other Lenders and other L/C Issuers, resign as L/C Issuer, or

(B)            upon 10 days’ notice to the Borrowers, the other Lenders and other L/C Issuers, appoint an Affiliate of such L/C Issuer as a successor L/C Issuer hereunder.

(ii)           In the event of any such resignation as L/C Issuer pursuant to clause (i)(A) of the preceding sentence, the Borrowers shall be entitled to appoint from among the Lenders and their Affiliates a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of such L/C Issuer.

(iii)          If a L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.06(d)).

(iv)          Upon the appointment of a successor L/C Issuer,

(A)           such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, as the case may be, and

(B)            the successor L/C Issuer shall issue letters of credit or bank guarantees, as applicable, in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

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Section 11.08.  Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a)           on a need-to-know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, counsel, independent auditors, professionals and other experts, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b)           to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c)           to the extent required by applicable Laws or regulations or by any subpoena, compulsory legal process or similar legal process,

(d)           to any other party hereto,

(e)           in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f)            subject to an agreement containing provisions substantially the same as those of this Section 11.08 to

(i)            any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 11.07 or

(ii)           any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations,

(g)           with the consent of Holdings,

(h)           to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.08,

(i)            to any rating agencies, or

(j)            any proxy relating to transactions contemplated hereby.

In addition, each of the Administrative Agent, the Lenders and the L/C Issuers may disclose the existence of this Agreement and the information about the Facility to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Lenders and the L/C Issuers in connection with the administration and management of the Facility.

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For purposes of this Section 11.08, “Information” means all information received from the Borrowers or any of their Subsidiary relating to the Borrowers or any of their Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary, provided, that in the case of information received from the Borrowers or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.08 shall be considered to have complied with its obligation to do so if such Person has exercised reasonable care to protect such Information, and in no event less than the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities laws.

In acting as agent for the Lenders and the L/C Issuers, the Administrative Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments. If information is received by another division or department of the Administrative Agent, it may be treated as confidential to that division or department and the Administrative Agent shall not be deemed to have notice of it.

Section 11.09.  Right of Setoff. A Secured Party may, but need not, set off any matured obligation due from a Loan Party under the Loan Documents (to the extent beneficially owned by that Secured Party) against any obligation owed by that Secured Party to that Loan Party (whether or not matured), regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Secured Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

Section 11.10.  Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.11.  Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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Section 11.12.  Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.13.  Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable,

(a)           the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and

(b)           the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.14.  Replacement of Lenders.

If

(a)           any Lender requests compensation under Section 3.03,

(b)           the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01,

(c)           any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02, or

(d)           any Lender becomes a Nonconsenting Lender (as hereinafter defined),

then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee selected by the Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

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(i)            the Administrative Agent shall have received the assignment fee specified in Section 11.07(b);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.07) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Laws; and

(v)           neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. In the event that:

(x)            the Borrowers or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and

(y)           the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Nonconsenting Lender”.

Any such replacement shall not be deemed a waiver of any rights that the Borrowers shall have against the replaced Lender.

Section 11.15.  Governing Law; Jurisdiction; Etc.

(a)           Governing law. This agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of Queensland, Australia.

(b)           Submission to jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of Queensland, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this agreement or any other loan document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Queensland court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. nothing in this agreement or in any other loan document shall affect any right to bring any action or proceeding relating to this agreement or any other loan document against the borrowers or any other loan party or its properties in the courts of any jurisdiction.

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(c)            Waiver of venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this agreement or any other loan document in any court referred to in paragraph (b) of this section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of process.

(e)           Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.03. Nothing in this agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(i)            Each Loan Party that is organized under the laws of a jurisdiction outside the United States of America hereby appoints Holdings, as its agent for service of process in the United States of America in any matter related to this Agreement or the other Loan Documents and shall provide written evidence of acceptance of such appointment by such agent on or before the Closing Date.

(ii)            Each Loan Party that is organized under the laws of a jurisdiction outside Australia hereby appoints Coronado Finance Pty Ltd (ACN 628 668 235) as its agent for service of process in Australia in any matter related to this Agreement or the other Loan Documents and shall provide written evidence of acceptance of such appointment by such agent on or before the Closing Date.

Section 11.16.  Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or any other loan document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other loan documents by, among other things, the mutual waivers and certifications in this section.

Section 11.17.  Designation of Secured Hedge Agreements.

(a)            The Borrowers and any Hedge Bank may from time to time designate a Swap Contract permitted hereunder as a Secured Hedge Agreement upon written notice (a “Designation Notice”) to the Administrative Agent from the Borrowers and such Hedge Bank, in form reasonably acceptable to the Administrative Agent, which Designation Notice shall include a description of such Secured Hedge Agreement and the maximum amount of obligations thereunder which are to constitute Obligations (each, a “Designated Amount”); provided that

(x)            no such Designated Amount with respect to any Secured Hedge Agreement shall constitute Obligations to the extent that, at the time of delivery of the applicable Designation Notice and after giving effect to such Designated Amount (including any Hedging Reserves to be established by the Administrative Agent in connection therewith), Availability would be less than zero, and

(y)           any such Designated Amount shall constitute Obligations only to the extent that such Designated Amount, together with all other Designated Amounts under Secured Hedge Agreements theretofore designated hereunder and constituting Obligations, does not exceed $60,000,000 at the time of delivery of the applicable Designation Notice.

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(b)            The Borrowers and any Hedge Bank may increase, decrease or terminate any Designated Amount in respect of such Secured Hedge Agreement upon written notice to the Administrative Agent; provided that any increase in a Designated Amount shall be deemed to be a new designation of a Designated Amount pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 11.17(a). No obligations under any Secured Hedge Agreement in excess of the applicable Designated Amount shall constitute Obligations hereunder or the other Loan Documents.

(c)           No Hedge Bank that obtains the benefits of Section 8.03, Article 10, or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document (including any Australian Collateral Document) shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

Section 11.18.  No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and the other Loan Parties acknowledge and agree that:

(a)            (i)            the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand,

(ii)           the Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent deemed appropriate by such Loan Parties, and

(iii)           the Borrowers and the other Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(b)            (i)           the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, the other Loan Parties, their respective Affiliates or any other Person, and

(ii)           the Administrative Agent has no obligation to the Borrowers, the other Loan Parties or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and

(c)           the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrowers or their Affiliates.

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To the fullest extent permitted by law, the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19.  Joint and Several Liability.

All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which the Administrative Agent, any Lender and/or any L/C Issuer accounts for such Loans or other Credit Extensions on its books and records. Each Borrower shall be liable for all amounts due to the Administrative Agent, any Lender and/or any L/C Issuer from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other Credit Extensions hereunder or the amount of such Loans and Credit Extensions received or the manner in which the Administrative Agent, such Lender and/or such L/C Issuer accounts for such Loans or other Credit Extensions on its books and records. Each Borrower’s Obligations with respect to Loans and other Credit Extensions made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the other Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Administrative Agent, each Lender and each L/C Issuer that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of Credit Extensions to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of:

(a)           the release of any other Borrower pursuant to Section 9.12 or the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower,

(b)           the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same,

(c)           the waiver, consent, extension, forbearance, release, or granting of any indulgence by the Administrative Agent, any Lender and/or any L/C Issuer with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent, any Lender and/or any L/C Issuer,

(d)           the failure by the Administrative Agent, any Lender and/or any L/C Issuer to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower,

(e)           the Administrative Agent’s, any Lender’s and/or any L/C Issuer’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code,

(f)            any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code,

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(g)           the disallowance of all or any portion of the Administrative Agent’s, any Lender’s and/or any L/C Issuer’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or

(h)           any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower.

With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other Credit Extensions made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent, any Lender and/or any L/C Issuer now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, any Lender and/or any L/C Issuer to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent, any Lender and/or any L/C Issuer. Upon any Event of Default, the Administrative Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Notwithstanding anything to the contrary in the foregoing, any Person released from its Obligations in accordance with Section 9.12 shall be simultaneously released from the foregoing provisions of this Section 11.19.

Section 11.20.  Contribution and Indemnification Among the Borrowers.

Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement.

Section 11.21.  Agency of the Administrative Borrower for Each Other Borrower. Each of the other Borrowers irrevocably appoints Holdings as its agent for all purposes relevant to this Agreement (in such capacity, the “Borrower Representative”), including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Administrative Agent of Borrowing Base Certificates and Borrowing Notices) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Borrower Representative, whether or not any of the other Borrowers join therein, and the Administrative Agent, the Lenders and the L/C Issuers shall have no duty or obligation to make further inquiry with respect to the authority of the Borrower Representative under this Section 11.21; provided that nothing in this Section 11.21 shall limit the effectiveness of, or the right of the Administrative Agent, the Lenders and the L/C Issuers to rely upon, any notice (including, without limitation, a Borrowing Notice), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.

Section 11.22.  USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

189

Section 11.23.  Time of the Essence. Time is of the essence of the Loan Documents.

Section 11.24.  Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, may be subject to Bail-In Action and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part in the principal amount or outstanding amount due (including any accrued but unpaid interest) in respect of such liability, or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with or necessary to give effect to any Bail-In Action in relation to any such liability.

Section 11.25.  Terms of Intercreditor Agreements. Each Lender understands, acknowledges and agrees that Liens shall be created on the Collateral pursuant to the Loan Documents, which Liens shall be subject to terms, conditions and priorities set forth in the Intercreditor Agreements. Pursuant to the terms of the ABL Intercreditor Agreement, in the event of any conflict between the terms of the ABL Intercreditor Agreement and any of the Loan Documents, the provisions of the ABL Intercreditor Agreement shall govern and control. Pursuant to the terms of the Stanwell Intercreditor Agreement, in the event of any conflict between the terms of the Stanwell Intercreditor Agreement and any of the Loan Documents, the provisions of the Stanwell Intercreditor Agreement shall govern and control. Each Lender authorizes and instructs the Administrative Agent and the Collateral Agent (including in its capacity as the Australian Security Trustee) to enter into the ABL Intercreditor Agreement and the Stanwell Intercreditor Agreement on behalf of the Lenders, and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of the ABL Intercreditor Agreement or the Stanwell Intercreditor Agreement.

Section 11.26.  Australian Code of Banking Practice. The parties acknowledge and agree that the Code of Banking Practice of the Australian Bankers’ Association (as updated from time to time) does not apply to the Loan Documents or the Transactions

190

Section 11.27.  Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(a)           such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c)           (i)            such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14),

(ii)           such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)          the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and

(iv)          to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

Section 11.28.  Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           As used in this Section 11.28, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)             a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.29.  Judgment Currency.

In respect of any judgment or order given or made for any amount due under this Agreement or any other Loan Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, the Loan Parties will indemnify Administrative Agent, any L/C Issuer and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which the Administrative Agent, such L/C Issuer or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by the Administrative Agent, such L/C Issuer or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Loan Parties and shall survive any termination of this Agreement and the other Loan Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

Section 11.30.  Anti-money laundering

(a)            A Secured Party may delay, block or refuse to process any payment or other transaction without incurring any liability if the Secured Party knows or reasonably suspects that the transaction or the application of its proceeds will:

(i)            breach, or cause a Secured Party to breach, any applicable laws or regulations of any jurisdiction (including any sanctions); or

(ii)           allow the imposition of any penalty on the Secured Party or its Affiliates under any such law or regulation,

including where the transaction or the application of its proceeds involves any entity or activity the subject of any applicable sanctions of any jurisdiction binding on the Secured Party or its Affiliate, or the direct or indirect proceeds of unlawful activity.

(b)           As soon as practicable after a Secured Party becomes aware that it will delay, block or refuse to process a transaction under paragraph (a), it will notify the Holdings and the Administrative Agent and consult in good faith but in each case only to the extent the Secured Party determines it is legally permitted to do so.  In making that determination the Secured Party shall act reasonably.

(c)           Holdings shall promptly advise the Administrative Agent if any Loan Party enters into any Loan Document in the capacity as agent and promptly supply, or procure the supply of, such information as may be reasonably requested by the Administrative Agent (for itself or on behalf of any Secured Party) from time to time in relation to any principal for which a Loan Party may be acting.

(d)           Each Loan Party undertakes to exercise its rights and perform its obligations under the Loan Documents in accordance with all applicable laws or regulations relating to anti-money laundering, counter-terrorism financing or sanctions.

(e)           Each party to this Agreement shall provide any information and documents reasonably required by any Agent to enable that Agent to comply with any applicable laws or regulations relating to anti-money laundering, counter-terrorism financing or sanctions.

Section 11.31.  Know your customer

Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Section 11.32.  Recognition of Hong Kong Stay Powers

(a)           Notwithstanding anything to the contrary in this Agreement or any other Loan Document or any other agreement, arrangement or understanding between the parties to this Agreement, each of the parties to this Agreement (other than any Excluded Counterparties) expressly agrees to be bound by any suspension of any termination right in relation to this Agreement imposed by the HK Resolution Authority in accordance with section 90(2) of the Financial Institutions (Resolution) Ordinance (Cap. 628) of Hong Kong, to the same extent as if this Agreement was governed by the laws of Hong Kong.

(b)           For the purpose of this Section 11.32:

(i)            “Excluded Counterparty” means any party which is (a) a financial market infrastructure; (b) the Hong Kong Monetary Authority; (c) the Government of the Hong Kong Special Administrative Region; (d) the government of a jurisdiction other than Hong Kong; or (e) the central bank of a jurisdiction other than Hong Kong; and

(ii)            “HK Resolution Authority” means the resolution authority in Hong Kong in relation to a banking sector entity from time to time, which is currently the Hong Kong Monetary Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS AND GUARANTORS:

EXECUTED by CORONADO
FINANCE PTY LTD
ACN 628 668 235 in accordance with
section 127(1) of the Corporations Act
2001 (Cth) by authority of its directors:

/s/ Gerhard Ziems

Signature of director

Gerhard Ziems

Name of director (block letters)

) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Susan Casey Signature of ~~director/~~company secretary* *delete whichever is not applicable Susan Casey Name of ~~director/~~company secretary* (block letters) *delete whichever is not applicable

EXECUTED by CORONADO
CURRAGH PTY LTD
ACN 009 362 565 in accordance with
section 127(1) of the Corporations Act
2001 (Cth) by authority of its directors:

/s/ Gerhard Ziems

Signature of director

Gerhard Ziems

Name of director (block letters)

) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Susan Casey Signature of ~~director/~~company secretary* *delete whichever is not applicable Susan Casey Name of ~~director/~~company secretary* (block letters) *delete whichever is not applicable

GUARANTORS:

EXECUTED by CORONADO
AUSTRALIA HOLDINGS PTY
LTD aCn 623 524 989 in accordance
with section 127(1) of the Corporations
Act 2001 (Cth) by authority of its
directors:

/s/ Gerhard Ziems

Signature of director

Gerhard Ziems

Name of director (block letters)

) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Susan Casey Signature of ~~director/~~company secretary* *delete whichever is not applicable Susan Casey Name of ~~director/~~company secretary* (block letters) *delete whichever is not applicable

EXECUTED by CURRAGH COAL
SALES CO PTY LTD
aCn 010 459 220 in accordance with
section 127(1) of the Corporations Act
2001 (Cth) by authority of its directors:

/s/ Gerhard Ziems

Signature of director

Gerhard Ziems

Name of director (block letters)

) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Susan Casey Signature of ~~director/~~company secretary* *delete whichever is not applicable Susan Casey Name of ~~director/~~company secretary* (block letters) *delete whichever is not applicable

EXECUTED by CURRAGH
QUEENSLAND MINING PTY LTD
ACN 095 450 418 in accordance with
section 127(1) of the Corporations Act
2001 (Cth) by authority of its directors:

/s/ Gerhard Ziems

Signature of director

Gerhard Ziems

Name of director (block letters)

) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Susan Casey Signature of ~~director/~~company secretary* *delete whichever is not applicable Susan Casey Name of ~~director/~~company secretary* (block letters) *delete whichever is not applicable

GUARANTORS:

CORONADO GLOBAL RESOURCES INC., as Holdings and Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

CORONADO COAL CORPORATION, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

CORONADO II LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

CORONADO COAL II LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

CORONADO COAL LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

MON VALLEY MINERALS LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

MIDLAND TRAIL RESOURCES, LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

GREENBRIER MINERALS, LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

GREENBRIER SMOKELESS COAL MINING, L.L.C., as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

MATOAKA LAND COMPANY, LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

POWHATAN MID-VOL COAL SALES, L.L.C., as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

JEP MINING, LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

CORONADO IV LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

BUCHANAN MINERALS, LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

BUCHANAN MINING COMPANY LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

CORONADO VA, LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

CORONADO CURRAGH LLC, as Guarantor

By:	/s/ Garold R. Spindler
Name:	Garold R. Spindler
Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:

SIGNED by

MATHEW O’DONOHUE

as attorney for GLOBAL LOAN
AGENCY SERVICES AUSTRALIA
PTY LTD ABN 68 608 829 303 under
power of attorney dated 2 February
 2022 in the presence of:

/s/ PETER IP

Signature of witness

PETER IP

Name of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ MATHEW O’DONOHUE By executing this document the attorney states that the attorney has received no notice of revocation of the power of attorney

COLLATERAL AGENT AND AUSTRALIAN SECURITY TRUSTEE:

SIGNED by

MATHEW O’DONOHUE

as attorney for GLOBAL LOAN
AGENCY SERVICES AUSTRALIA
NOMINEES PTY LTD ABN 39 608
945 008 under power of attorney dated

2 February 2022 in the presence of:

/s/ PETER IP

Signature of witness

PETER IP

Name of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ MATHEW O’DONOHUE By executing this document the attorney states that the attorney has received no notice of revocation of the power of attorney

LENDER AND L/C ISSUER:

SIGNED by ADRIAN LANE as attorney for THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SYDNEY BRANCH (ABN 65 117 925 970) under power of attorney dated 18 June 2020	) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ ADRIAN LANE By executing this document the attorney states that the attorney has received no notice of revocation of the power of attorney

LENDER AND L/C ISSUER:

SIGNED by

ATTICUS LING

as attorney for DBS BANK
LIMITED, AUSTRALIA BRANCH
(ARBN 601 105 373) under power of
attorney dated 26 September 2019 in
the presence of:

/s/ PHILIP WU

Signature of witness

PHILIP WU

Name of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ ATTICUS LING Signature of Attorney By executing this agreement the Attorney states that the Attorney has received no notice of revocation of the Power of Attorney

Schedule 1.01(a)

Guarantors

Guarantor	Jurisdiction
Coronado Global Resources Inc.	Delaware
Coronado Finance Pty Ltd	Australia
Coronado Coal Corporation	Delaware
CORONADO II LLC	Delaware
CORONADO COAL II LLC	Delaware
CORONADO COAL LLC	Delaware
Mon Valley Minerals LLC	Delaware
Midland Trail Resources, LLC	West Virginia
Greenbrier Minerals, LLC	Delaware
Greenbrier Smokeless Coal Mining, L.L.C.	Delaware
Matoaka Land Company, LLC	Delaware
POWHATAN MID-VOL COAL SALES, L.L.C.	Delaware
JEP Mining, LLC	Delaware
CORONADO IV LLC	Delaware
BUCHANAN MINERALS, LLC	Delaware
Buchanan Mining Company LLC	Delaware
CORONADO VA, LLC	Delaware
Coronado Australia Holdings Pty Ltd	Australia
Coronado Curragh LLC	Delaware
Coronado Curragh Pty Ltd	Australia
Curragh Coal Sales Co Pty Ltd	Australia
Curragh Queensland Mining Pty Ltd	Australia

Schedule 1.01(b)

Commitments, L/C Sublimit and RCF Sublimit

Lenders	Commitment	L/C Sublimit*	RCF Sublimit*
The Hongkong and Shanghai Banking Corporation Limited, Sydney branch	US$75.0 million	US$50.0 million	US$35.0 million
DBS Bank Limited, Australian branch	US$75.0 million	US$50.0 million	US$35.0 million
Total	US$150.0 million	US$100.0 million	US$70.0 million

* Subject always to:

(a)	the aggregate Sublimits for a Lender never exceeding the Commitment of that Lender; and
(b)	the total Sublimits never exceeding the total Commitments.

Schedule 1.01(c)

Acceptable Storage Locations

Storage	Location	Owned by Coronado- Specify name of entity	Operated by Coronado- Specify name of entity	RoE required (Yes/No)
Curragh Mine Blackwater Cooroorah Rd, Blackwater QLD 4717	AU	Yes Coronado Curragh Pty Ltd	Yes Coronado Curragh Pty Ltd	No
Buchanan Mine 4082 Page Drive Oakwood, VA 24631	US	Yes Coronado Coal IV, LLC	Yes Coronado Coal IV, LLC	No
Norfolk Southern Pier 6 Norfolk, VA 23507	US	No	No	No
Logan Mine Elk Lick LP Lorado, WV 25630	US	Yes Coronado Coal II, LLC	Yes Coronado Coal II, LLC	No
CSX Pier 9 Hamptons Road 1900 Harbor Road. Newport News, VA 2360	US	No	No	No
Quincy Dock Quincy Dock Rd West Virginia 25015	US	No	No	No

Schedule 5.08(c)

Subsidiaries

Loan Party	Record Owner	No. Shares/Interest
Coronado Coal Corporation	Coronado Global Resources Inc.	100 Common Shares
Coronado Coal Corporation	Coronado Global Resources Inc.	196,394 Common Shares
Coronado II LLC	Coronado Coal Corporation	100%
Coronado Coal II LLC	Coronado II LLC	100%
Coronado Coal LLC	Coronado Coal Corporation	99%
Coronado Coal LLC	Coronado Coal Corporation	1%
Mon Valley Minerals LLC	Coronado Coal LLC	100%
Midland Trail Resources, LLC	Coronado Coal LLC	100%
Greenbrier Minerals, LLC	Coronado Coal LLC	100%
Greenbrier Smokeless Coal Mining, L.L.C.	Greenbrier Minerals, LLC	100%
Matoaka Land Company, LLC	Greenbrier Minerals, LLC	100%
Powhatan Mid-Vol Coal Sales, LLC	Greenbrier Minerals, LLC	100%
JEP Mining, LLC	Greenbrier Minerals, LLC	100%
Buchanan Minerals, LLC	Coronado Coal LLC	100%
Coronado IV LLC	Coronado Coal Corporation	100%
Buchanan Mining Company LLC	Coronado IV LLC	100%
Coronado VA, LLC	Coronado IV LLC	100%
Coronado Australia Holdings Pty Ltd	Coronado Global Resources Inc. (f/k/a Coronado Group Holdco LLC)	0.01%
Coronado Australia Holdings Pty Ltd	Coronado Global Resources Inc. (f/k/a Coronado Group Holdco LLC)	99.99%
Coronado Curragh LLC	Coronado Australia Holdings Pty Ltd	100%
Coronado Finance Pty Ltd	Coronado Australia Holdings Pty Ltd	100%
Coronado Curragh Pty Ltd	Coronado Australia Holdings Pty Ltd	100%
Curragh Coal Sales Co Pty Ltd	Coronado Curragh Pty Ltd (f/k/a Wesfarmers Curragh Pty Ltd)	100%
Curragh Queensland Mining Pty Ltd	Coronado Curragh Pty Ltd (f/k/a Wesfarmers Curragh Pty Ltd)	100%

Schedule 5.09

Environmental Matters

None.

Schedule 5.10

Mining

1.	U.S. Loan Parties:

Schedule 5.08(a) and Schedule 5.08(b) are incorporated herein by reference.

2.	Australian Loan Parties:

Loan Party	Property Type	Title Reference / Tenement	Jurisdiction
Coronado Curragh Pty Ltd	Mining Lease	Mining Lease Numbers 1878, 1990, 80010, 80011, 80012, 80086, 80110, 80112, 80123, 80171, 700006, 700007, 700008, 700009	Queensland
Coronado Curragh Pty Ltd	Mineral Development Licence	Mineral Development Licence Numbers 162, 328, 329	Queensland

Schedule 5.14

Existing Indebtedness

1.	Royalty Deed, dated 31 August 2010 (as amended, supplemented, restated or otherwise modified from time to time), pursuant to which Winged Horse Pty Limited as trustee for the Pegasus Royalty Unit Trust and B. McDonald (No. 2) Pty Limited are entitled to a royalty with respect to any coal produced from any mine covering some or all of MDL 162.

2.	Obligations incurred under and in connection with the Stanwell Agreements, including obligations of Holdings or any Restricted Subsidiary assumed as the deferred purchase price relating to the Stanwell Reserved Area or Stanwell Rebate.

3.	Senior Secured Notes.

4.	Buchanan Mining Company, LLC and Coronado IV, LLC - Joy Global Underground Mining, LLC, Continuous Miner Life Cycle Management Agreement dated November 1, 2014.

5.	Buchanan Mining Company, LLC with Coronado IV, LLC as Guarantor – Joy Global Underground Mining, LLC, Shearer Life Cycle Management Agreement dated September 21, 2018.

6.	Coronado Coal II, LLC with Coronado Group, LLC as Guarantor - Joy Global Underground Mining, LLC, Continuous Miner Life Cycle Management Agreement dated October 25, 2016. Listed below are amendments to the original agreement. Listed below are amendments to the original agreement:

•	First Amendment dated Mary 2017

•	Second Amendment dated April 2017

•	Third Amendment dated May 2018

•	Fourth Amendment dated April 2020

•	Fifth Amendment dated August 2020

•	Six Amendment dated April 2021

7.	Coronado Group, LLC - Bank of America Merrill Lynch Commercial Card Agreement dated March 2, 2018.

8.	Coronado Finance Pty Ltd – American Express Corporate Account Agreement dated June 25 2021.

9.	Coronado Coal II, LLC and Coronado IV, LLC – Bank of America Merrill Lynch Draft Purchase Agreement dated August 19, 2015 and July 12, 2016, respectively.

10.	Coronado Coal, LLC – GSG Financial, LLC dated July 11, 2016, Xerox copiers/printers with an amendment dated October 27, 2016 for additional Xerox copier/printer.

11.	Limited Recourse Receivables Discounting Framework Agreement between Coronado Curragh Pty Ltd and The Hongkong and Shanghai Banking Corporation Limited dated 30 June 2020, and the transactions contemplated thereunder.

12.	Draft Purchase Agreement, dated as of August 19, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between Coronado II LLC and Bank of America, N.A. with respect to ArcelorMittal USA LLC receivables.

13.	Supplier Agreement, dated as of May 12, 2021, by and among Coronado Coal II LLC and Coronado IV LLC and LSQ Funding Group, L.C. with respect to United States Steel Corporation receivables.

14.	Coronado has bank guarantees to secure various obligations and commitments. As of December 31, 2022, the outstanding amount of such bank guarantees was approximately $44.1 million. These are provided under the following agreements:

•	Deed named “June 2021 Amending Deed – HSBC Bank Guarantee Facility”, dated as of June 23, 2021, by and between Coronado Finance Pty Ltd and The Hongkong and Shanghai Banking Corporation Limited, Sydney branch.

o	Deed named “Specific Security Deed (Deposits with The Hongkong and Shanghai Banking Corporation Limited)”, dated as of May 12, 2021, by and between Coronado Finance Pty Ltd and The Hongkong and Shanghai Banking Corporation Limited, Sydney branch, as amended by a deed of amendment dated as of June 23, 2021.

o	Bank Guarantee Facility Agreement, dated as of May 12, 2021, by and between Westpac Banking Corporation and Coronado Finance Pty Ltd.

o	Document entitled “Security over Murex Account Deposit”, dated on or about May 12, 2021, by and between Westpac Banking Corporation and Coronado Finance Pty Ltd.

15.	As of December 31, 2022, the Company had outstanding surety bonds of approximately $34.9 million.

16.	HSBC U.S. Self-Disclosure Letter Information Request – Swap Dealer and SBS Dealer De Minimis Counting Entities, dated as August 20, 2021, by Coronado Finance Pty Ltd.

17.	HSBC Evolve Post Trade Portal User Terms, dated as of August 20, 2021, by and between HSBC and Coronado Finance Pty Ltd.

18.	Obligations incurred under the Loan Agreement dated on or about 29 March 2018 between Coronado Australia Holdings Pty Limited, Coronado Curragh Pty Ltd and others.

19.	Obligations incurred under the Loan Agreement dated 25 January 2017, as amended on or about 8 February 2017, August 2017 and 22 December 2017, and as assigned to Coronado Group LLC pursuant to a deed of assignment and assumption between Wesfarmers Limited and Coronado Group LLC dated 29 March 2018, and as assigned to Coronado Global Resources Inc (formerly Coronado Group Holdco LLC) pursuant to a deed of assignment and assumption dated 13 August 2018 between Coronado Global Resources Inc (formerly Coronado Group Holdco LLC) and Coronado Group LLC, and as amended pursuant to a deed of amendment dated 31 August 2018.

20.	Obligations under financing arrangements with Macquarie Bank Limited comprising the following agreements:

•	Agreement named “Master Equipment Lease Agreement”, dated as of January 5, 2021, by and between Macquarie Bank Limited, Coronado Curragh Pty Ltd and Coronado Global Resources Inc.

•	Side Letter relating to Master Equipment Lease Agreement, dated as of January 5, 2021, by and between Macquarie Bank Limited, Coronado Curragh Pty Ltd and Coronado Global Resources Inc.

•	Various lease agreement schedules entered into in connection with the abovenamed Master Equipment Lease Agreement.

•	Bill of Sale, dated as of January 6, 2021, by and between Macquarie Bank Limited and Coronado Curragh Pty Ltd.

•	Equipment Sale and Purchase Agreement, dated as of January 5, 2021, by and between Macquarie Bank Limited and Coronado Curragh Pty Ltd.

Schedule 5.18

Intellectual Property Matters

United States Patents:

None.

Other Patents:

None.

United States Trademarks:

Owner	Jurisdiction	Mark	U.S. Serial Number	Filing Date
Coronado Global Resources Inc.	United States	CORONADO STEEL STARTS HERE (Stylized/Design)	88-142,683	October 4, 2018

Other Trademarks:

None.

Copyrights:

None.

Intellectual Property Licenses:

None.

Domain Names:

•	Coronadous.com
•	Coronadocoal.com
•	Curragh.com.au
•	Coronadoglobal.com
•	Coronadoglobal.com.au
•	Coronadoglobal.net
•	Coronado-global.com
•	Coronadogroup.net
•	Coronadoresourcesinc.com
•	Coronadoresourcesinc.info
•	Coronadoresourcesinc.net
•	Coronadoresourcesinc.org
•	Coronado.email
•	Coronadoresources.com.au
•	Coronadousa.biz
•	Coronadousa.info
•	Coronadousa.online

Schedule 11.02

Agents’ Offices, Certain Addresses for Notices

If to the Borrower:

Coronado Finance Pty Ltd

Level 33, Central Plaza One

345 Queen Street

Brisbane QLD 4000

Attention: Gerhard Ziems

Email:

Phone:

Australian Borrower Website: https://coronadoglobal.com.au/

with copies to (which shall not constitute notice):

Jones Day

Aurora Place

Level 41, 88 Phillip Street

Sydney NSW 2000

Australia

Attention: Katie E. Higgins

Email:

If to any U.S. Loan Party:

Coronado Coal Corporation

100 Bill Baker Way

Beckley, West Virginia 25801

Attention: Chris Meyering

Email:

Phone:

with copies to (which shall not constitute notice):

Jones Day

500 Grant Street, Suite 4500

Pittsburgh, PA 15219-2514

Attention: Brian D. Trudgen

Email:

If to any Australian Loan Party:

Coronado Finance Pty Ltd

Level 33, Central Plaza One

345 Queen Street

Brisbane QLD 4000

Attention: Gerhard Ziems

Email:

Phone:

with copies to (which shall not constitute notice):

Jones Day

Aurora Place

Level 41, 88 Phillip Street

Sydney NSW 2000

Australia

Attention: Katie E. Higgins

Email:

If to the Administrative Agent:

Global Loan Agency Services Australia Pty Ltd

Level 23, Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000

Attention: Transaction Management Group (Coronado)

Email:

Phone:

with copies to (which shall not constitute notice):

King and Wood Mallesons

Level 33, Waterfront Place

1 Eagle Street, Brisbane, Queensland 4000

Email:

Phone:

If to the L/C Issuers:

The Hongkong and Shanghai Banking Corporation Limited, Sydney Branch

Level 36, Tower 1, International Towers Sydney

100 Barangaroo Avenue

Sydney NSW 2000

Attention: Parag Apte and Thomas Lao

Transaction Risk Management

Global Trade and receivables finance

Email:

DBS Bank Limited, Australia Branch

Suite 1901, Level 19 Chifley Tower

2 Chifley Square

Sydney NSW 2000

Attention: DBS Bank Operations

Email:

Phone:

with copies to (which shall not constitute notice):

King and Wood Mallesons

Level 33, Waterfront Place

1 Eagle Street, Brisbane, Queensland 4000

Email:

Phone:

Exhibit A
to
Credit Agreement

Form of Borrowing Notice

_________ __, ____

Global Loan Agency Services Australia Pty Ltd (ABN 39 608 945 008)

as Administrative Agent under the
Credit Agreement referred to below

Level 23, Governor Phillip Tower, 1 Farrer Place

Sydney NSW 2000

Attention: Transaction Management Group (Coronado)

Re:	Borrowing Notice (this “Notice”) of Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), and Coronado Finance Pty Ltd (ACN 628 668 235) and Coronado Curragh Pty Ltd (ACN 009 362 565), each an Australian proprietary limited company (each an “Australian Borrower” and, together the “Borrowers”),

Reference is made to the Syndicated Facility Agreement, dated as of [●] 2023 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, the Borrowers, the Guarantors party thereto, each lender from time to time party thereto, Global Loan Agency Services Australia Pty Ltd (ABN 39 608 945 008) as administrative agent (the “Administrative Agent”), Global Loan Agency Services Australia Nominees Pty Ltd (ABN 39 608 945 008) as collateral agent, and The Hongkong and Shanghai Banking Corporation Limited, Sydney branch (ABN 65 117 925 970) and DBS Bank Limited, Australia branch (ARBN 65 117 925 970) as L/C Issuers.

Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

[The undersigned][Holdings, as Borrower Representative, on behalf of the Borrowers] hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing of Loans under the Credit Agreement and, in connection therewith, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

A.            Borrower: [●]

B.            The Business Day of the Proposed Borrowing is ________ __, ____ (the “Funding Date”).1

C.            [The amount of the Borrowing is [$][A$]           , which [ consists of a Base Rate Loan in Dollars having an initial Interest Period of [one] [three] [six] or [twelve]2 month[s] / [consists of BBSY Loans] in the Alternate Currency having an initial Interest Period of [one] [three] [six] or [twelve]3 month[s]].]4

The undersigned, being a Responsible Officer, hereby certifies, in its capacity as a Responsible Officer and not in his/her individual capacity, that the following statements are true and correct on the date hereof and will be true and correct on the Funding Date:

(i)	the representations and warranties of each Loan Party and its Restricted Subsidiaries contained in the Credit Agreement and each other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of each such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) as of such earlier date;

(ii)	the Borrowing Base calculation set out in the most recent Borrowing Base Certificate provided to the Administrative Agent does not include any Receivable Asset that has been assigned and sold, or factored pursuant to any Permitted Factoring Arrangements (or any other factoring arrangement);

(iii)	the Proposed Borrowing would not cause a breach of the proviso in Section 2.01 of the Credit Agreement; and

(iv)	no Default or Event of Default has occurred or is continuing, or would result from the Proposed Borrowing or from the application of the Proceeds thereof.

1 Pursuant to Section 2.02(a), the Borrowing Notices shall be delivered to the Administrative Agent no later than 11:00 a.m. (Sydney time): three (3) Business Days prior to the Funding Date.

2 An Interest Period of twelve (12) months requires consent of all Lenders pursuant to the definition of “Interest Period” in the Credit Agreement.

3 An Interest Period of twelve (12) months requires consent of all Lenders pursuant to the definition of “Interest Period” in the Credit Agreement.

4 Pursuant to Section 2.02(a)(iii), each Borrowing of (i) BBSY Loans shall be in a principal amount of $1,000,000 (or like amount in the relevant currency) or a whole multiple of $500,000 (or like amount in the relevant currency) in excess thereof and (ii) Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Notice to be executed and delivered by a duly authorized officer as of the date first written above.

[CORONADO GLOBAL RESOURCES INC.]
[CORONADO FINANCE PTY LTD]
[CORONADO CURRAGH PTY LTD]

By:
Name:
Title:

[Signature Page to Borrowing Notice]

Exhibit B
to
Credit Agreement

[not used]

B-1

Exhibit C
to
Credit Agreement

[not used]

C-1

Exhibit D
to
Credit Agreement

[not used]

D-1

Exhibit E
to
Credit Agreement

Form of Compliance Certificate
(this “Certificate”)

Financial Statement Date: ________, ____

To:     Global Loan Agency Services Australia Pty Ltd (ABN 39 608 945 008) as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Syndicated Facility Agreement, dated as of [●] 2023 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), and Coronado Finance Pty Ltd (ACN 628 668 235) and Coronado Curragh Pty Ltd (ACN 009 362 565), each an Australian proprietary limited company (each an “Australian Borrower” and, together the “Borrowers”), the Guarantors party thereto, each lender from time to time party thereto, Global Loan Agency Services Australia Pty Ltd (ABN 39 608 945 008) as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), Global Loan Agency Services Australia Nominees Pty Ltd (ABN 39 608 945 008) as collateral agent, and The Hongkong and Shanghai Banking Corporation Limited, Sydney branch (ABN 65 117 925 970) and DBS Bank Limited, Australia branch (ARBN 65 117 925 970) as L/C Issuers.

Capitalized terms used herein shall have the meanings given to them in the Credit Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [Chief Executive Officer/Chief Financial Officer/President/the Treasurer/Assistant Treasurer/Vice President or Financial Controller]5 of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Holdings, and that:

1.            [Holdings has delivered the audited consolidated financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of Holdings ended [●], 20[●].]

2.            [Holdings has delivered the unaudited consolidated financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Holdings ended as of [●], 20[●].] Such consolidated financial statements fairly present in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

5 Select as appropriate.

3.            The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the financial condition of Holdings and its Subsidiaries during the accounting period covered by such [audited]6 [unaudited]7 financial statements.

4.            A review of the activities of Holdings and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Holdings and its Subsidiaries performed and observed all their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period Holdings and its Subsidiaries performed and observed each covenant of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default, its nature and status and the action that Holdings and its Subsidiaries propose to take with respect thereto:]

5.            [[To the best knowledge of the undersigned, during such fiscal period, there has been no change in the information with respect to the Collateral owned by any Loan Party in the Perfection Certificate delivered on the Closing Date since the date of such Perfection Certificate or the date of the most recent Compliance Certificate][Attached to this Certificate as Schedule 2 is a Perfection Certificate Supplement, signed by the Loan Parties, identifying such changes to the Collateral since the Closing Date or the date of the most recent Compliance Certificate, as applicable].]

6.            Holdings and its Subsidiaries have complied with the RCF Loan clean down requirements as set out in Section 2.08(c) of the Credit Agreement during the accounting period covered by such [audited]8 [unaudited]9 financial statements. The 3 consecutive Business Days for compliance were as follows: [●].

6 Select if paragraph 1 is included.

7 Select if paragraph 2 is included.

8 Select if paragraph 1 is included.

9 Select if paragraph 2 is included.

7.            The financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

8.            [Holdings and its Subsidiaries have complied with Section 6.16 of the Credit Agreement during the accounting period covered by such [audited]10 [unaudited]11 financial statements and the computation of the following is set forth in Schedule 3 attached hereto and is true and correct on and as of the date of this Certificate:

(A)            Total Tangible Assets and Consolidated EBITDA of the Group and the Loan Parties; and

(B)            particulars of all Project Companies and Excluded Subsidiary.]12

9.            [Restricted Payment has been made by [●] during the accounting period covered by such [audited]13 [unaudited]14 financial statements and Section 7.07(b) has been complied with (ie. immediately after such Restricted Payment was made, the Liquidity was at least $100,000,000.]15

[SIGNATURE PAGES FOLLOW]

10 Select if paragraph 1 is included.

11 Select if paragraph 2 is included.

12 Select if all of the Senior Secured Notes were redeemed during the relevant period of time.

13 Select if paragraph 1 is included.

14 Select if paragraph 2 is included.

15 Select if paragraph 2 is included and Restricted Payment was made during the relevant period of time.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered by a duly authorized officer as of the date first written above.

CORONADO GLOBAL RESOURCES INC.

By:
Name:
Title:

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

SCHEDULE 1

For the fiscal [quarter][year] ended ___________________, ____ (“Statement Date”)

Leverage Ratio

The Leverage Ratio for the Test Period ended as of the Statement Date written above (“Measurement Period”) is set forth below and [is/is not] more than 3.00 times for the Measurement Period.

Leverage Ratio means, as of any date of determination, the ratio of:

A.	Aggregate outstanding principal amount of all Indebtedness (excluding, for the avoidance of doubt, the obligations relating to the deferred purchase price of the Stanwell Reserved Area and the Stanwell Rebate) of Holdings and its Subsidiaries on a consolidated basis as of the Statement Date (net of the Unrestricted Cash Amount as of the Statement Date) to	$__________
B.	Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period ending on the Statement Date for which Financial Statements have been, or were required to have been, delivered pursuant to Section 6.01 of the Credit Agreement)	$__________
C.	Leverage Ratio (A divided by B)	______ times

Interest Coverage Ratio

The Interest Coverage Ratio for the Test Period ended as of the Statement Date written above (“Measurement Period”) is set forth below and [is/is not] less than 3.00 times for the Measurement Period.

Interest Coverage Ratio is defined as follows, with respect to any period, the ratio of:

A.	Consolidated EBITDA for the Measurement Period to	$__________
B.	Consolidated Interest Expense during the Measurement Period	$__________
C.	Interest Coverage Ratio (A divided by B)	______ times

Exhibit A

Consolidated EBITDA

A	Consolidated Net Income for the Measurement Period and with respect to Holdings and the Restricted Subsidiaries for such period, being:		$_________
	1.	The consolidated net income (or loss) of Holdings and its Restricted Subsidiaries	$_________
Minus, without duplication:
	2.	The effect of any non-cash compensation expenses related to common stock and other equity securities issued to employees	$_________
	3.	Any gains or losses on discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations)	$_________
	4.	The effect of any extraordinary or non-recurring gains, losses or expenses (including fees)	$_________
	5.	Equity earnings or losses of Affiliates (other than earnings or losses of Holdings or the Restricted Subsidiaries)	$_________
	6.	Non-cash charges due to cumulative effects of changes in accounting principles	$_________
	7.	Non-cash unwind of the below market contract in the Stanwell Agreements	$_________
	8.	Non-cash impact of the unwind of the Stanwell Reserved Area / the Stanwell Rebate (as those terms are contemplated by the Stanwell Arrangements)	$_________
	9.	Non-cash gains/losses related to hedge book or interest rate swap revaluation	$_________
B	Plus, the sum of the following, without duplication and to the extent was deducted in calculating Consolidated Net Income for the Measurement Period:		$_________
	1.	Consolidated Interest Expense (net of interest income)
	2.	Income tax expense	$_________
	3.	Depreciation, depletion and amortization of property, plant, equipment and intangibles	$_________
	4.	Non-cash debt extinguishment costs	$_________
	5.	Non-cash impairment charges or asset write-offs and non-cash charges due to cumulative effects of changes in accounting principles	$_________
	6.	Non-cash foreign exchange gains/losses related to transactions between members of the Group	$_________
C	Plus, cash dividends or distributions received from Affiliates (other than received from Holdings or a Restricted Subsidiary to the extent not included in determining Consolidated Net Income).		$_________
Consolidated EBITDA (Lines A plus B plus C ):			$_________

Exhibit B

Consolidated Interest Expense

A	Consolidated Interest Expense for the Measurement Period means all interest and amounts in the nature of interest or of similar effect to interest (including amounts other than principal payable under the Loan Documents) paid or payable by Holdings and the Restricted Subsidiaries (determined on a consolidated basis) including:		$_________
	1	any dividend or distribution payable on any marketable security which is Indebtedness	$_________
	2	the interest component of rentals in respect of Capital Lease Obligations	$_________
	3	face amount of bills of exchange or other financial instruments drawn, issued, endorsed or accepted by Holdings or a Restricted Subsidiary less their net proceeds after discount or issue and payment of any acceptance, endorsement, underwriting or similar fee	$_________
	4	all line, facility, letter of credit, guarantee and similar fees and all fees and other amounts of a regular or recurring nature payable in relation to Indebtedness (excluding establishment, arrangement and other fees payable once only on the initial provision of financial accommodation)	$_________
B	Plus or minus any net payments by or to Holdings or a Restricted Subsidiary under any interest rate Treasury Transaction		$_________
C	Minus any Excluded Interest Expense, being the sum of the following:		$_________
	5	any capitalised interest of Holdings or a Restricted Subsidiary (if and for so long as that capitalised interest is subordinated in accordance with the terms of the Australian Subordination Deed)	$_________
	6	any non-cash unwinding of the effects of discounting on provisions or any other non-cash interest expense that is not associated with interest bearing liabilities which is shown as an interest expense in the Financial Statements of Holdings and the Restricted Subsidiaries for the relevant period	$_________
Consolidated Interest Expense (The sum of Lines A through A4 [plus/ minus] Line B, minus Line C):			$__________

Exhibit D

Indebtedness

Indebtedness means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

A.	The principal in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable	$_________
B.	any amount raised under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent	$_________
C.	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis)	$_________
D.	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing of money, which would, in accordance with US GAAP, be treated as a liability in the audited consolidated financial statements of that Person	$_________
E.	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person	$_________
F.	all obligations of such Person issued or assumed as the deferred purchase price of property (but excluding obligations relating to the deferred purchase price of the Stanwell Reserved Area and the Stanwell Rebate), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accrued expenses or accounts payable or other liability to trade creditors arising and paid in the ordinary course of business)	$_________
G.	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction	$_________
H.	to the extent not otherwise included in this definition, Hedging Obligations of such Person	$_________
I	the amount of any liability in respect of any guarantee or indemnity for any of the Lines A through H.	$_________
Indebtedness (The sum of Lines A through I):		$_________

Notwithstanding the foregoing, in connection with the purchase by Holdings or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments, earn-outs or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

Notwithstanding the foregoing, “Indebtedness” shall not include any Reclamation Obligations or Obligations under or in respect of Permitted Securitization Financings.

[SCHEDULE 2]16

[PERFECTION CERTIFICATE SUPPLEMENT]

[[See attached.]]

16 Pursuant to Section 6.02(b), to be included to the extent there has been any change in the information with respect to the Collateral owned by any Loan Party in the Perfection delivered on the Closing Date since the date of such Perfection Certificate or the date of the most recent certificate delivered, as applicable.

[SCHEDULE 3]17

For the fiscal [quarter][year] ended ___________________, ____ (“Statement Date”)

As at the Statement Date:

(i)	the Total Tangible Assets and Consolidated EBITDA of the Group and the Loan Parties is $_____________ ;

(ii)	the following are all of the Project Companies: [insert]

(iii)	the following are all of the Excluded Subsidiaries: [insert]

17 Pursuant to Section 6.07(b)(v), to be included if all of the Senior Secured Notes are deemed.

Exhibit F
to
Credit Agreement

Form of Assignment and Acceptance

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]18 Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement referenced below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Facility (including without limitation any letters of credit and guarantees included in the Facility), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	________________________________

2.	Assignee:	________________________________
Assignee is an [Affiliate][Approved Fund] of [identify Lender]

18 To include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrowers:	Coronado Finance Pty Ltd (ACN 628 668 235) and Coronado Curragh Pty Ltd (ACN 009 362 565), each an Australian proprietary limited company (“Australian Borrower” and, together, the “Borrowers”)

4.	Administrative Agent:	Global Loan Agency Services Australia Pty Ltd (ABN 39 608 945 008) in such capacity, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Syndicated Facility Agreement, dated as of [·] 2023 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Coronado Global Resources, Inc., a Delaware corporation, Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company, the Borrowers, the Guarantors party thereto, each lender from time to time party thereto, Global Loan Agency Services Australia Pty Ltd (ABN 39 608 945 008) as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), Global Loan Agency Services Australia Nominees Pty Ltd (ABN 39 608 945 008) as collateral agent, and The Hongkong and Shanghai Banking Corporation Limited, Sydney branch (ABN 65 117 925 970) and DBS Bank Limited, Australia branch (ARBN 65 117 925 970) as L/C Issuers.

6.	Assigned Interest:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans
			$	$		%
			$	$		%
			$	$		%

7.	Trade Date:	______________[19]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

19 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name: Title:

[Consented to and][20] Accepted:

GLOBAL LOAN AGENCY SERVICES AUSTRALIA PTY LTD
as Administrative Agent[

By:
Name: Title:

[Consented to and][21] Accepted:

[THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SYDNEY BRANCH as L/C Issuer]

By:
Name: Title:

20 To be added only if the consent of the Administrative Agent is required in the Credit Agreement by Section 11.07(b) or the definition of “Eligible Assignee.”

21 To be added only if the consent of each L/C Issuer is required in the Credit Agreement by Section 11.07(b) or the definition of “Eligible Assignee.”

[Consented to and] [22] Accepted:

[DBS BANK LIMITED, AUSTRALIA BRANCH as L/C Issuer]

By:
Name: Title:

[Consented to]:[23]

CORONADO GLOBAL RESOURCES INC., as the Borrower Representative

By:
Name: Title:

22 To be added only if the consent of each L/C Issuer is required in the Credit Agreement by Section 11.07(b) or the definition of “Eligible Assignee.”

23 To be added only if the consent of the Borrowers is required in the Credit Agreement by Section 11.07(b) or the definition of “Eligible Assignee.”

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

SYNDICATED FACILITY AGREEMENT DATED AS OF [·] 2023, BY AND AMONG HOLDINGS, THE AUSTRALIAN PARENT, THE BORROWERS, THE GUARANTORS, THE LENDERS PARTY THERETO FROM TIME TO TIME, GLOBAL LOAN AGENCY SERVICES AUSTRALIA PTY LTD AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, GLOBAL LOAN AGENCY SERVICES AUSTRALIA NOMINEES PTY LTD AS COLLATERAL AGENT, AND THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SYDNEY BRANCH (ABN 65 117 925 970) AND DBS BANK LIMITED, AUSTRALIA BRANCH (ARBN 65 117 925 970) AS L/C ISSUERS

STANDARD TERMS AND CONDITIONS

1.              Representations and Warranties.

1.1        Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.07 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

F-5

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of the principal amount outstanding, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.             General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, Queensland law.

F-6

Exhibit G
to
Credit Agreement

Form of
Borrowing Base Certificate

To:

GLOBAL LOAN AGENCY SERVICES AUSTRALIA PTY LTD as Administrative Agent,

From:

CORONADO GLOBAL RESOURCES INC., as Holdings,

CORONADO AUSTRALIA HOLDINGS PTY LTD, as Australian Parent

CORONADO FINANCE PTY LTD, as Australian Borrower

CORONADO CURRAGH PTY LTD as Australian Borrower

and

THE GUARANTORS PARTY TO THE AGREEMENT

Syndicated Facility Agreement dated [  ] (the "Agreement")

I refer to the Agreement. Words defined in this Certificate have the same meaning as in the “Agreement” unless the context otherwise requires. This is a Borrowing Base Certificate.

This Borrowing Base Certificate is delivered with respect to the [Last Day of the Month or the Week whichever is applicable] (“Reporting Date”).

Borrowing Base as on the Reporting Date is as follows:

Asset Type	Country	Valuation Basis	Valuation Amount (in USD)	Advance Rate	Borrowing Base Value in USD
Eligible Inventory	US	Lower of Inventory Value or Market Value		80%
Eligible Accounts	US	face value (exclusive of Taxes)		90%

G-1

Asset Type	Country	Valuation Basis	Valuation Amount (in USD)	Advance Rate	Borrowing Base Value in USD
Coal Inventory subject to Eligible Unbilled US Accounts	US	Lower of Inventory Value or Market Value, capped at 30% of the total Eligible Accounts		80%
Eligible Inventory	AU	Lower of Inventory Value or Market Value		80%
Eligible Accounts (excluding Australian Provisional Invoices)	AU	face value (exclusive of Taxes)		90%
Eligible Accounts (comprised of Accounts from Australian Provisional Invoices only)	AU	face value (exclusive of Taxes)		90%
Total
Reserves adjusted total (see paragraph (f) below)

Attached are copies of the following:

1	Eligible Inventory Storage Summary detailing the locations, aging, grade and commodities stored by the Loan Parties along with Inventory Value and Market Values (supported by relevant market index information).

2	Eligible Accounts Summary detailing debtors and amounts outstanding by age from original due date.

3	Eligible Unbilled US Accounts Summary detailing debtors and amounts outstanding by age from original due date.

G-2

4	Electronic file (Excel file) containing raw data together with relevant calculations to determine the Borrowing Base.

The Company represents and warrants to the Security Trustee/ Collateral Agent and the Lenders that:

(a)	the Borrowing Base Certificate is accurate in all material respects and not deficient, misleading or deceptive in any material respect (whether by its inclusion or by omission of other information), including whether or not an asset included towards calculation of the Borrowing Base constitutes an Eligible Inventory, Eligible Account and Eligible Unbilled US Account (as applicable);

(b)	all assets listed in the Borrowing Base Certificate are:

(i)	secured by a Collateral Document in favour of the Security Trustee; and

(ii)	legally and beneficially owned by a Loan Party; and

(iii)	free from any Lien (other than those created under the Collateral Documents); and

(iv)	are insured to the limits required by the Agreement and otherwise to the Administrative Agent's satisfaction (acting on the instructions of all Lenders); and

(c)	all insurance policies required to be maintained under Section 6.11 of the Agreement are in effect and current; and

(d)	[none of the Permitted Factoring Arrangements are currently being drawn down or utilized or have been drawn down or utilized since the date of the last Borrowing Base Certificate]

OR

[[Insert description of Permitted Factoring Arrangement] is currently being drawn down or utilized or has been drawn down or utilized since the date of the last Borrowing Base Certificate in respect of the following Accounts or receivables:

-	[insert description of relevant Accounts/receivables],

and these Accounts or receivables have not been included in any Borrowing Base calculations.]

(e)	We confirm that the cap on Coal Inventory subject to Eligible Unbilled US Accounts (being 30% of the face value (exclusive GST, VAT and other Taxes) of total Eligible Accounts) is USD$[•] and the Borrowing Base Value in USD for Coal Inventory subject to Eligible Unbilled US Accounts is equal to or less than this amount.

G-3

(f)	The Borrowing Base is reduced by any Reserves in effect as at the Reporting Date. The last “Reserves” figure notified to Holdings by the Administrative Agent is USD$[•].

(g)	Without limitation to any other requirement for an “Eligible Account”, no Accounts from any single Account Debtor and its Affiliates in aggregate exceeds 40% of the aggregate amount of all “Eligible Accounts” subject to this Certificate.

(h)	Without limitation to any other requirement for an “Eligible Inventory”, only Inventory consisting of metallurgical coal forms part of the “Eligible Inventory” and the “Borrowing Base” subject to this Certificate.

Dated [•]

Signed:

Chief Financial Officer

of Holdings (for itself and on behalf of each other Loan Party)

[SIGNATURE PAGES FOLLOW]

G-4

Exhibit H-1
to
Credit Agreement

[NOT USED]

H-1

Exhibit H-2
to
Credit Agreement

[NOT USED]

H-2

Exhibit I

to

Credit Agreement

Form of Perfection Certificate

I-1

Exhibit j
to
Credit Agreement

Form of Perfection Certificate Supplement

J-1

Exhibit K

Form of
Assumption Agreement
(this “Assumption Agreement”)

ASSUMPTION AGREEMENT, dated as of __________, 20___, made by __________________, a ________________ [corporation] [limited liability company] [limited partnership] (the “Additional Loan Party”), in favor of Global Loan Agency Services Australia Pty Ltd (ABN 39 608 945 008) as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

WITNESSETH:

WHEREAS, Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Finance Pty Ltd (ACN 628 668 235) and Coronado Curragh Pty Ltd (ACN 009 362 565), each an Australian proprietary limited company (“Australian Borrower” and, together, the “Borrowers”), the Guarantors party thereto, each lender from time to time party thereto, Global Loan Agency Services Australia Pty Ltd (ABN 39 608 945 008) as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), Global Loan Agency Services Australia Nominees Pty Ltd (ABN 39 608 945 008) as collateral agent, and The Hongkong and Shanghai Banking Corporation Limited, Sydney branch (ABN 65 117 925 970) and DBS Bank Limited, Australia branch (ARBN 65 117 925 970) as L/C Issuers, have entered into that certain Syndicated Facility Agreement, dated as of [●] 2023 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Credit Agreement provides for a guarantee by the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Loan Party to become a party to thereto as a loan party and guarantee the Obligations thereunder pursuant to Article 10 therefor; and

WHEREAS, the Additional Loan Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the Credit Agreement and the Security Agreement;

NOW, THEREFORE, IT IS AGREED:

1.             By executing and delivering this Assumption Agreement, the Additional Loan Party, as provided in Section 6.16 of the Credit Agreement, hereby becomes a party to the Credit Agreement as [both a Borrower and] a Guarantor thereunder with the same force and effect as if originally named therein as [a Borrower and] a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of [a Borrower and] a Guarantor thereunder.

K-1

2.             The Additional Loan Party hereby represents and warrants that (i) each of the representations and warranties, to the extent applicable to [a Borrower and] a Guarantor, contained in the Credit Agreement and in each other Loan Document, is true and correct in all material respects (or, if such representation or warranty is subject to materiality or Material Adverse Effect qualification, in all respects) on and as the date hereof as if made on and as of such date (after giving effect to this Assumption Agreement), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) at the time of and immediately after the date hereof, no Default or Event of Default has occurred or is continuing, or would result from such Person becoming [a Borrower and] a Guarantor under the Credit Agreement.

3.             The Additional Loan Party agrees that the guarantees of the Obligations contained in the Credit Agreement will apply to the Obligations of the Additional Loan Party, to the extent applicable in accordance with the terms thereof. Upon execution of this Assumption Agreement by each of the Existing Borrowers, the Additional Loan Party and the Administrative Agent, and the satisfaction of the conditions set forth in Section 6.16 of the Credit Agreement, the Additional Loan Party (i) shall be a party to the Credit Agreement and the other Loan Documents and shall constitute [a “Borrower” and] a “Guarantor” for all purposes thereof with the same force and effect as if originally named [a Borrower and] a Guarantor therein and (ii) agrees to be bound by all provisions of the Credit Agreement and the other Loan Documents and shall have all the rights and obligations of [a Borrower or] a Guarantor thereunder.

4.             The Additional Loan Party hereby ratifies and agrees to be bound by Section 11.19 (Joint and Several Liability) of the Credit Agreement and the appointment of the Borrower Representative under Section 11.21 of the Credit Agreement.

5.             Governing Law. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, QUEENSLAND LAW.

6.             Counterparts. This Assumption Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any document to be signed in connection with this Assumption Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

[SIGNATURE PAGES FOLLOW]

K-2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL LOAN PARTY]

By:
Name:
Title:

[Signature Page to Assumption Agreement]

Exhibit L
to
Credit Agreement

Form of Solvency Certificate

________________ 2023

This Solvency Certificate is being delivered pursuant to that certain Syndicated Facility Agreement, dated as of the date hereof (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”), by and among CORONADO GLOBAL RESOURCES INC., a Delaware corporation (“Holdings”), CORONADO AUSTRALIA HOLDINGS PTY LTD (ACN 623 524 989), an Australian proprietary limited company (the “Australian Parent”), CORONADO FINANCE PTY LTD (ACN 628 668 235), an Australian proprietary limited company ("Coronado Finance”), CORONADO CURRAGH PTY LTD (ACN 009 362 565), an Australian proprietary limited company ("Coronado Curragh”) (“Coronado Curragh”, and together with “Coronado Finance”, “Borrowers”), certain Subsidiaries of Holdings party thereto from time to time, as Guarantors, each lender from time to time party thereto, GLOBAL LOAN AGENCY SERVICES AUSTRALIA PTY LTD (ABN 68 608 829 303), as the Administrative Agent, GLOBAL LOAN AGENCY SERVICES AUSTRALIA NOMINEES PTY LTD (ABN 39 608 945 008), as collateral agent, and THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SYDNEY BRANCH (ABN 65 117 925 970) and DBS BANK LIMITED, AUSTRALIA BRANCH (ARBN 601 105 373), as L/C Issuers. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement.

The undersigned, being a Responsible Officer of Holdings, hereby certifies to the Administrative Agent, in his capacity as a Responsible Officer of Holdings, and not in any individual capacity, on behalf of Holdings and each other Loan Party, as follows:

(a)	I am generally familiar with the businesses and assets of Holdings and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of Holdings and its Subsidiaries pursuant to Section 4.01(a)(xi) the Credit Agreement. I have reviewed the Agreement and the other Loan Documents referred to therein and the contents of this Solvency Certificate and such other documents as I have deemed relevant and, in connection herewith, have made such investigation as I have deemed necessary therefor.

L-1

(b)	As of the Closing Date, and after giving effect to the Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with the Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its Subsidiaries on a consolidated basis, (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, as they become absolute and matured, (iii) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Holdings or its Subsidiaries, on a consolidated basis, contemplated as of the Closing Date, (iv) Holdings and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business, and (v) Holdings and its Subsidiaries are not otherwise unable to pay its or their respective debts. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

L-2

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the date first set forth above.

CORONADO GLOBAL RESOURCES INC.

By:

Name:
Title:

[Signature Page to Solvency Certificate]